Exhibit 10.9

This AMENDMENT NO. 3 to AMENDED AND RESTATED ABL CREDIT AGREEMENT, dated as of April 21, 2023 (this “Amendment”), among AHP HEALTH PARTNERS, INC., a Delaware corporation (the “Company”), AHS EAST TEXAS HEALTH SYSTEM, LLC, a Texas limited liability company (“AHS East Texas”), the Subsidiaries of the Company and AHS East Texas party to the ABL Credit Agreement as Borrowers (together with the Company and AHS East Texas, the “Borrowers”), the Lenders and L/C Issuers party hereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with its successors, the “Administrative Agent”), amends that certain Amended and Restated ABL Credit Agreement dated as of July 8, 2021 (as amended by Amendment No. 1, dated as of August 24, 2021, as amended by Amendment No. 2, dated as of June 16, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “ABL Credit Agreement”), entered into among the Borrowers, the Guarantors, the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Collateral Agent, and the L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, certain Loans under the ABL Credit Agreement incur or are permitted to incur interest, fees, commissions or other amounts based on the Eurodollar Rate in accordance with the terms of the ABL Credit Agreement;

WHEREAS, applicable parties under the ABL Credit Agreement have determined in accordance with the ABL Credit Agreement that the Eurodollar Rate should be replaced with a successor rate and that certain conforming changes are necessary or advisable;

WHEREAS, in order to effect the foregoing, the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers party hereto desire to amend the ABL Credit Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. Effective as of the Amendment No. 3 Effective Date (as defined below), the ABL Credit Agreement is hereby amended as follows:

(a) The ABL Credit Agreement is, effective as of the Amendment No. 3 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto (the ABL Credit Agreement as amended hereby, the “Amended Credit Agreement”).

(b) The exhibits to the ABL Credit Agreement are, effective as of the Amendment No. 3 Effective Date, hereby amended to amend and restate Exhibit D, the Form of Loan Notice, in the form attached as Exhibit B hereto.

(c) Notwithstanding the foregoing, (i) all outstanding Loans that are Eurodollar Rate Loans immediately prior to the effectiveness of this Amendment (the “Existing Eurodollar Rate Loans”) shall continue at the Eurodollar Rate applicable to each such Existing Eurodollar Rate Loan until the last day of the Interest Period applicable to each such Existing Eurodollar Rate Loan as of the date hereof, and thereafter, all interest rates and Interest Periods for outstanding Loans shall be selected in accordance with the Amended Credit Agreement and (ii) the terms of the ABL Credit Agreement (as in effect immediately prior to the effectiveness of this Amendment) in respect of the calculation, payment and administration of the Existing Eurodollar Rate Loans shall remain in effect from and after the date hereof, in each case, solely for purposes of making, and the administration of, fee and interest payments on the Existing Eurodollar Rate Loans, until, with respect to each Existing Eurodollar Rate Loan, the last day of the current applicable Interest Period therefor, after which day such terms of the ABL Credit Agreement in respect of such Existing Eurodollar Rate Loan shall be of no force and effect (but for the avoidance of doubt, shall remain in effect with respect to any other Existing Eurodollar Rate Loans for which the current applicable Interest Period therefor has not yet ended).

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the first date (such date being referred to as the “Amendment No. 3 Effective Date”, which date is April 21, 2023), when each of the following conditions shall have been satisfied:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by (A) the Borrowers, (B) the Administrative Agent and (C) each Lender, L/C Issuer and Swing Line Lender.

(b) Payment by the Administrative Borrower of all reasonable fees and expenses due to the Administrative Agent and Bank of America, N.A., including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent).

SECTION 3. Representations and Warranties: On and as of the Amendment No. 3 Effective Date, after giving effect to this Amendment, each Loan Party represents and warrants as follows:

(a) The execution, delivery and performance by each Loan Party of this Amendment has been duly authorized by all necessary corporate or other organizational action, and does not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) any material Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (iii) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); (iv) result in a limitation on any licenses, permits or other approvals applicable to the business, operations or properties of any Loan Party; or (v) materially and adversely affect the ability of any Loan Party to participate in any Medical Reimbursement Programs (except, in the cases of clauses (ii)(A), (iii) and (iv), as could not reasonably be expected to have a Material Adverse Effect).

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(b) This Amendment has been duly executed and delivered by each Loan Party that is party thereto. This Amendment constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

(c) The representations and warranties of the Borrowers and each other Loan Party contained in Article VI of the Amended Credit Agreement or any other Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 3 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(d) No Event of Default exists or would result from the effectiveness of this Amendment.

SECTION 4. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the ABL Credit Agreement or any other provision of the ABL Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. As of the Amendment No. 3 Effective Date, each reference in the ABL Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the ABL Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Amended Credit Agreement, and this Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument. This Amendment shall constitute a Loan Document.

SECTION 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Administrative Borrower and the Administrative Agent. This Amendment, any Loan Document and any Communication, including Communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below). Each of the Borrowers and the Administrative Agent agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or

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acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the L/C Issuers nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent, the L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Secured Party without further verification and (ii) upon the request of the Administrative Agent or any Secured Party, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 6. Acknowledgement and Affirmation. The Company, on behalf of itself and on behalf of each other Loan Party, hereby expressly acknowledges as of the Amendment No. 3 Effective Date, (i) all of the Loan Parties’ obligations under the Security Agreements and the other Collateral Documents to which each such Person is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) the grant of Liens and security interests pursuant to the Security Agreements and the other Collateral Documents are reaffirmed and remain in full force and effect after giving effect to this Amendment, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Loans (including, without limitation, the Revolving Credit Facilities) and (iv) except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of or be construed as, or be intended to be construed as, a novation of any of the Loan Documents or serve to effect a novation of the Obligations outstanding under the ABL Credit Agreement or instruments guaranteeing or securing the same, which instruments shall remain and continue in full force and effect. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the ABL Credit Agreement and the other Loan Documents.

SECTION 7. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

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SECTION 8. Headings Descriptive. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AHP HEALTH PARTNERS, INC.,
as Legacy Borrower

By:	/s/ Ashley M. Crabtree
Name: Ashley M. Crabtree
Title: Senior Vice President and Treasurer

AHS EAST TEXAS HEALTH SYSTEM, LLC, as ETMC Borrower

By:	/s/ Ashley M. Crabtree
Name: Ashley M. Crabtree
Title: Senior Vice President and Treasurer

[Ardent – Amendment No. 3]

AHS HILLCREST HEALTHCARE SYSTEM, LLC
AHS MANAGEMENT COMPANY, INC.
BSA HEALTH SYSTEM OF AMARILLO, LLC
LHS SERVICES, INC.
AHS OKLAHOMA HEART, LLC
AHS CUSHING HOSPITAL, LLC
AHS HENRYETTA HOSPITAL, LLC
BSA HEALTH SYSTEM MANAGEMENT, LLC
BSA PHYSICIANS GROUP, INC.
BSA HARRINGTON PHYSICIANS, INC.
BSA AMARILLO DIAGNOSTIC CLINIC, INC.
SOUTHWEST MEDICAL ASSOCIATES, LLC
LOVELACE HEALTH SYSTEM, LLC
AHS CLAREMORE REGIONAL HOSPITAL, LLC AHS OKLAHOMA PHYSICIAN GROUP, LLC
AHS HILLCREST MEDICAL CENTER, LLC
BAILEY MEDICAL CENTER, LLC
AHS SOUTHCREST HOSPITAL, LLC
BSA HOSPITAL, LLC
AHS MANAGEMENT SERVICES OF OKLAHOMA, LLC,
AHS PRYOR HOSPITAL, LLC
NEW MEXICO HEART INSTITUTE, LLC as Additional Legacy Borrowers

By:	/s/ Ashley M. Crabtree
Name: Ashley M. Crabtree
Title: Senior Vice President and Treasurer

[Ardent – Amendment No. 3]

ATHENS HOSPITAL, LLC

CARTHAGE HOSPITAL, LLC

HENDERSON HOSPITAL, LLC JACKSONVILLE HOSPITAL, LLC

PITTSBURG HOSPITAL, LLC

QUITMAN HOSPITAL, LLC

TYLER REGIONAL HOSPITAL, LLC

REHABILITATION HOSPITAL, LLC

SPECIALTY HOSPITAL, LLC

EAST TEXAS HOLDINGS, LLC

ETMC PHYSICIAN GROUP, INC.

EAST TEXAS AIR ONE, LLC,

as Additional ETMC Borrowers

By:	/s/ Ashley M. Crabtree
Name: Ashley M. Crabtree
Title: Senior Vice President and Treasurer

[Ardent – Amendment No. 3]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Steven L. Hipsman
Name: Steven L. Hipsman
Title: Senior Vice President

[Ardent – Amendment No. 3]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Steven L. Hipsman
Name: Steven L. Hipsman
Title: Senior Vice President

[Ardent – Amendment No. 3]

BANK OF AMERICA, N.A.,
as a L/C Issuer

By:	/s/ Steven L Hipsman
Name: Steven L. Hipsman
Title: Senior Vice President

[Ardent – Amendment No. 3]

BANK OF AMERICA, N.A.,
as Swing Line Lender

By:	/s/ Steven L. Hipsman
Name: Steven L. Hipsman
Title: Senior Vice President

[Ardent – Amendment No. 3]

Barclays Bank PLC,
as a Lender

By:	/s/ Koruthu Mathew
Name: Koruthu Mathew
Title: VP

[Ardent – Amendment No. 3]

Barclays Bank PLC,
as a L/C Issuer

By:	/s/ Koruthu Mathew
Name: Koruthu Mathew
Title: VP

[Ardent – Amendment No. 3]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Joon Hur
Name: Joon Hur
Title: Executive Director

[Ardent – Amendment No. 3]

JPMORGAN CHASE BANK, N.A.,
as a L/C Issuer

By:	/s/ Joon Hur
Name: Joon Hur
Title: Executive Director

[Ardent – Amendment No. 3]

Capital One, N.A.
as a Lender

By:	/s/ Jeffrey Thomas
Name: Jeffrey Thomas
Title: Duly Authorized Signatory

[Ardent – Amendment No. 3]

Siemens Financial Services, Inc.,
as a Lender

By:	/s/ Maria Levy
Name: Maria Levy
Title: Authorized Signer

By:	/s/ William Jentsch
Name: William Jentsch
Title: Authorized Signer

[Ardent – Amendment No. 3]

REGIONS BANK,
as a Lender

By:	/s/ James T. Coleman, III
Name: James T. Coleman, III
Title: Senior Vice President & Managing Director

[Ardent – Amendment No. 3]

BOKF, N.A. dba BOK Financial,
as a Lender

By:	/s/ Ky Chaffin
Name: Ky Chaffin
Title: Managing Director

[Ardent – Amendment No. 3]

Southside Bank,
as a Lender

By:	/s/ Pam Cunningham
Name: Pam Cunningham
Title: Exec. Vice Pres.

[Ardent – Amendment No. 3]

Exhibit A

Amended Credit Agreement

[See attached.]

EXHIBIT A

AMENDED AND RESTATED ABL CREDIT AGREEMENT

Dated as of July 8, 2021,

as amended by Amendment No. 1, dated as of August 24, 2021,

as amended by Amendment No. 2, dated as of June 16, 2022, and as further amended by Amendment No. 3, dated as of April 21, 2023 among

AHP HEALTH PARTNERS, INC.,

AHS EAST TEXAS HEALTH SYSTEM, LLC

and

CERTAIN OF THEIR RESPECTIVE SUBSIDIARIES,

as Borrowers,

ARDENT HEALTH PARTNERS, LLC,

as Parent,

and

CERTAIN OF ITS SUBSIDIARIES,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

The Other Lenders Party Hereto Arranged by:

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Book Runners

and

CAPITAL ONE, NATIONAL ASSOCIATION

and

SIEMENS FINANCIAL SERVICES, INC.,

as Documentation Agents

-i-

-ii-

-iii-

-iv-

-v-

-vi-

SCHEDULES

1.01(a)	Borrowers
1.01(b)	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
5.01	Specified SPVs
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.22	Labor Matters
6.24(a)	Accreditations
7.15	Deposit Accounts
7.18	Post Closing Items
8.01	Liens Existing on the Effective Date
8.02	Investments Existing on the Effective Date
8.03	Indebtedness Existing on the Effective Date
11.02	Certain Addresses for Notices; Taxpayer ID Number

EXHIBITS

A	Form of Borrowing Base Certificate
B-1	Form of Non-Tenant Subsidiary Pledge Agreement
B-2	Form of Tenant Subsidiary Pledge Agreement
C-1	Form of Non-Tenant Subsidiary Security Agreement
C-2	Form of Tenant Subsidiary Security Agreement
D	Form of Loan Notice
E	Form of Swing Line Loan Notice
F	Form of Additional ETMC Borrower Agreement
G	Form of Additional Legacy Borrower Agreement
H	Form of Revolving Credit Note
I	Form of Compliance Certificate
J-1	Form of Non-Tenant Joinder Agreement
J-2	Form of Tenant Joinder Agreement
K	Form of Intercompany Note
L	Form of Prepayment Notice
M	Form of Assignment and Assumption
N	[Reserved]
O	Form of United States Tax Compliance Certificate
P	Form of Intercreditor Agreement
Q	Form of Solvency Certificate
R	Form of Relative Rights Agreement

-vii-

AMENDED AND RESTATED ABL CREDIT AGREEMENT

This AMENDED AND RESTATED ABL CREDIT AGREEMENT is entered into as of June 28, 2018, as amended by Amendment No. 1, dated as of August 24, 2021, as amended by Amendment No. 2, dated as of June 16, 2022, and as further amended by Amendment No. 3, dated as of April 21, 2023, among AHP HEALTH PARTNERS, INC., a Delaware corporation (“Company”), AHS EAST TEXAS HEALTH SYSTEM, LLC, a Texas limited liability company (“AHS East Texas”), ARDENT HEALTH PARTNERS, LLC, a Delaware limited liability company (“Parent”), as Parent, the Subsidiaries of the Company and AHS East Texas from time to time party hereto as Borrowers, the Guarantors (defined herein), the Lenders (defined herein), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, and Collateral Agent, and the L/C Issuers (as defined herein).

The Borrowers, the Guarantors, the Lenders from time to time party thereto, the L/C Issuers party thereto and Barclays Bank PLC, as administrative agent and collateral agent entered into that certain ABL Credit Agreement, dated as of June 28, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”). This Agreement amends and restates the Existing Credit Agreement.

The Legacy Borrowers (as defined below) have, jointly and severally, requested that the Legacy Lenders (as defined below) provide $175,000,000 in revolving credit commitments (the “Legacy Credit Facility”) for the purposes set forth herein, and the Legacy Lenders are willing to do so on the terms and conditions set forth herein. In addition, the ETMC Borrowers (as defined below) have, jointly and severally, requested that the ETMC Lenders (as defined below) provide $50,000,000 in revolving credit commitments (the “ETMC Credit Facility”) for the purposes set forth herein, and the ETMC Lenders are willing to do so on the terms and conditions set forth herein. The credit facilities may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“2026 Notes” means $475.0 million in aggregate principal amount of the Company’s 9.75% senior notes due 2026 pursuant to the 2026 Notes Indenture on the Original Closing Date.

“2026 Notes Indenture” means the indenture among the Company, as issuer, Parent, the guarantors listed therein and the trustee referred to therein pursuant to which the 2026 Notes were issued, as such indenture may be amended or supplemented from time to time.

“2029 Notes” means $300.0 million in aggregate principal amount of the Company’s 5.750% senior notes due 2029 pursuant to the 2029 Notes Indenture on the Effective Date.

“2029 Notes Indenture” means the indenture among the Company, as issuer, Parent, the guarantors listed therein and the trustee referred to therein pursuant to which the 2029 Notes are issued, as such indenture may be amended or supplemented from time to time.

“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Acceptable Intercreditor Agreement” means an intercreditor agreement in form reasonably acceptable to the Administrative Agent, the Collateral Agent and the Borrowers, which intercreditor agreement may, if determined by the Collateral Agent, be posted to the Lenders not less than ten Business Days before execution thereof and, if the Required Lenders shall not have objected to such intercreditor agreement within ten Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Collateral Agent’s execution thereof.

“Account” means any right to payment for goods sold or leased or services rendered, including any credit card receivable, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance, including, without limitation, the right to payment of management fees.

“Account Debtor” means any Person obligated on any Account of a Loan Party, including without limitation, any Insurer and any Medicaid/Medicare Account Debtor.

“Acquired Entity or Business” means the acquisition of any Person, Property, Business or physical asset by any Borrower or any Restricted Subsidiary.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or any Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Conditions” means, as to any Permitted Acquisition or other action contemplated in Section 8.02(i) of this Agreement, (A) Availability is equal to or greater than the greater of (x) 17.5% of the Line Cap and (y) $30.0 million (i) for each of the 30 days immediately prior to making such acquisition on a Pro Forma Basis giving effect to such acquisition as if it were made on the first day of such 30-day period, and (ii) immediately after giving effect thereto and (B) if Availability is less than the greater of (x) 30.0% of the Line Cap and (y) $52.5 million (i) for each of the 30 days immediately prior to making such acquisition as if it were made on the first day of such 30-day period, and (ii) immediately after giving effect thereto, the Fixed Charge Coverage Ratio, calculated on a trailing four-fiscal quarter basis for the most recently ended fiscal quarter for which the relevant financial statements have been delivered to the Administrative Agent, is equal to or greater than 1.00 to 1.00 on a Pro Forma Basis giving effect to the acquisition as if such acquisition has been made on the first day of such measurement period.

“Act” has the meaning specified in Section 11.21.

“Additional Borrower” means an Additional ETMC Borrower or an Additional Legacy Borrower, as applicable.

“Additional Borrower Agreement” means an Additional Legacy Borrower Agreement or an Additional ETMC Borrower Agreement, as applicable.

“Additional ETMC Borrower” means any wholly-owned Domestic Subsidiary of AHS East Texas who shall from time to time become a party to this Agreement as a “Borrower” hereunder pursuant to Section 1.07 upon the execution and delivery of an Additional ETMC Borrower Agreement.

“Additional ETMC Borrower Agreement” means an Additional ETMC Borrower Agreement substantially in the form of Exhibit F hereto or another form which is reasonably satisfactory to the Administrative Agent.

“Additional Legacy Borrower” means any wholly-owned Domestic Subsidiary of the Company (other than AHS East Texas or any Subsidiary of AHS East Texas) who shall from time to time become a party to this Agreement as a “Borrower” hereunder pursuant to Section 1.07 upon the execution and delivery of an Additional Legacy Borrower Agreement.

“Additional Legacy Borrower Agreement” means an Additional Legacy Borrower Agreement substantially in the form of Exhibit G hereto or another form which is reasonably satisfactory to the Administrative Agent.

“Adjusted Earnings for the Ardent Facilities” shall have the meaning ascribed to such term in the ETMC JV Agreement as of February 26, 2018.

“Adjustment Date” has the meaning specified in the definition of “Applicable Rate.”

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account of which the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Borrower” means the Company or any other Borrower designated by the Borrowers to the Administrative Agent in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agency Transfer” has the meaning set forth in the Amendment and Restatement Agreement.

“Agent Parties” has the meaning set forth in Section 7.02.

“Agent-Related Persons” means the Administrative Agent, the Collateral Agent and the Joint Book Runners, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this ABL Credit Agreement, as amended, modified, supplemented and extended from time to time.

“AHS East Texas” has the meaning set forth in the preamble hereof.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of July 8, 2021, among the Borrowers, the Guarantors, the Lenders party thereto, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the Resigning Administrative Agent, the Resigning Collateral Agent, the Resigning Swing Line Lender and the L/C Issuers.

“Amendment and Restatement Transactions” means (i) the entry into the Amendment and Restatement Agreement and the issuance by the Company of the 2029 Notes, (ii) the redemption, repayment, retirement and discharge in full of the 2026 Notes, (iii) the consummation of the Agency Replacement, the Other Appointment and Resignation Documentation and (iv) the payment of related fees and expenses.

“Amendment No. 1” means that certain Amendment No. 1 to Amended and Restated ABL Credit Agreement, dated as of August 24, 2021, among the Borrowers, the Guarantors, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means August 24, 2021.

“Amendment No. 2” means that certain Amendment No. 2 to Amended and Restated ABL Credit Agreement, dated as of June 16, 2022, among the Borrowers and the Administrative Agent.

“Amendment No. 3” means that certain Amendment No. 3 to Amended and Restated ABL Credit Agreement, dated as of April 21, 2023, among the Borrowers, the Lenders and L/C Issuers party thereto and the Administrative Agent.

“Amendment No. 3 Effective Date” means April 21, 2023.

“Anti-Terrorism Laws” means any requirement of Law related to terrorism financing or money laundering including the Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), the International Emergency Economic Powers Act and Executive Orders and regulations issued thereunder.

“Applicable Assets” has the meaning set forth in the definition of “Permitted IRB Transaction”.

“Applicable Cash” has the meaning set forth in the definition of “Permitted IRB Transaction”.

“Applicable Guaranteed Obligations” means (i) as to each ETMC Borrower, all Obligations of each Legacy Borrower, (ii) as to each Legacy Borrower that is not a Tenant Subsidiary, all Obligations of each ETMC Borrower, and (iii) as to each Guarantor that is not a Borrower, the Obligations of each Borrower and each other Guarantor (other than, solely with respect to any Tenant Subsidiaries, Obligations of an ETMC Borrower or ETMC Loan Party).

“Applicable Pro Rata Share” means (x) in reference to the Legacy Credit Facility, the Legacy Commitments, the Legacy Lenders, Letters of Credit or Swing Line Loans or Protective Advances made to the Legacy Borrowers, the Legacy Pro Rata Share and (y) in reference to the ETMC Credit Facility, the ETMC Commitments, the ETMC Lenders or Swing Line Loans or Protective Advances made to the ETMC Borrowers, the ETMC Pro Rata Share.

“Applicable Rate” means (a) with respect to the Legacy Credit Facility, 1.50% per annum, in the case of ~~Eurodollar Rate~~Term SOFR Loans, and 0.50% per annum, in the case of Base Rate Loans and (b) with respect to the ETMC Credit Facility, 2.50% per annum, in the case of ~~Eurodollar Rate~~Term SOFR Loans, and 1.50% per annum, in the case of Base Rate Loans; provided that on and after the Amendment No. 3 Effective Date, the Applicable Rate will be the rate per annum as determined pursuant to the pricing grid below based upon the average daily Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date:

	Legacy Credit Facility		ETMC Credit Facility
Average Daily Availability (% of Line Cap)	~~Eurodollar Rate~~Term SOFR Loans and Letter of Credit Fees	Base Rate Loans	~~Eurodollar Rate~~Term SOFR Loans	Base Rate Loans
≥ 66%	1.50%	0.50%	2.50%	1.50%
< 66% but ≥ 33%	1.75%	0.75%	2.75%	1.75%
< 33%	2.00%	1.00%	3.00%	2.00%

Any change in the Applicable Rate resulting from changes in average daily Availability shall become effective on the first day of the fiscal quarter (the “Adjustment Date”) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Borrowing Base Certificate is not delivered on the due date specified therefor in Section 7.02(g) then commencing on the day after such due date, until the date on which such Borrowing Base Certificate is delivered, the highest rate set forth in each column of the above pricing grid shall apply.

In the event that at any time after the end of a fiscal quarter it is discovered that the average daily Availability for such fiscal quarter used for the determination of the Applicable Rate was less than the actual amount of the average daily Availability for such fiscal quarter, the Applicable Rate for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual average daily Availability for such fiscal quarter and any additional interest for the applicable period payable as a result of such recalculation shall be paid to Lenders on the next date on which interest is due and payable to the Lenders under Section 2.08.

“Applicable Securities” has the meaning set forth in the definition of “Permitted IRB Transaction”.

“Approved Bank” has the meaning set forth in the definition of “Cash Equivalents”.

“Approved Fund” has the meaning set forth in Section 11.07(g).

“Approved Hospital Swap” means any exchange of one or more healthcare facilities and related Property owned by any Loan Party for one or more healthcare facilities and related Property owned by one or more Persons other than a Loan Party; provided that (a) the Administrative Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in detail reasonably satisfactory to the Administrative Agent, demonstrating that, upon giving effect to any such exchange on a Pro Forma Basis, Consolidated EBITDA will be not less than 90% of Consolidated EBITDA prior to such exchange and (b) the aggregate book value of all assets disposed of by the Loan Parties pursuant to these exchanges subsequent to the Effective Date (determined as of the date of any such exchange, net of any liabilities of the Loan Parties assumed by the Person to which the relevant assets were transferred) shall not exceed 10% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis as of the Effective Date. Furthermore, if any transaction involves both an exchange and payment of consideration, such transaction shall be deemed to be an Approved Hospital Swap only to the extent that it involves such an exchange.

“Ardent” means Ardent Medical Services, Inc., a Delaware corporation.

“Ardent Acquisition Agreement” means that certain purchase and sale agreement, dated March 27, 2015, among Ardent, AHS Medical Holdings LLC, a Delaware limited liability company, and Ventas, as amended, restated, supplemented or otherwise modified from time to time.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit M, or such other form or mechanism that shall be reasonably satisfactory to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and documented out-of-pocket expenses and disbursements of one counsel for the Administrative Agent and the Joint Book Runners, and to the extent reasonably determined by the Administrative Agent to be necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual conflict of interest where an Indemnitee affected by such conflict notifies the Borrowers of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel in each applicable jurisdiction for all of the affected Indemnitees similarly situated.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the consolidated audited financial statements of Parent and its Subsidiaries for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020.

“Auto-Renewal Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

~~“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.~~

“Availability” means as of any date of determination (i) the Line Cap as of such date minus (ii) all outstanding Credit Extensions and Unreimbursed Amounts as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 9.03, the Borrowers and applicable Secured Party (other than Administrative Agent or an Affiliate of Administrative Agent) must have previously provided written notice to the Administrative Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as an ETMC Bank Product Reserve or a Legacy Bank Product Reserve (“Bank Product Amount”), (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time and (iv) the name of the Loan Party or Subsidiary to which such Bank Product has been extended. The Bank Product Amount may be changed from time to time based upon written notice to the Administrative Agent by the Secured Party. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause the aggregate Loans to exceed the Borrowing Base. By accepting the Liens of the Collateral Documents in favor of any provider of Bank Products, such provider hereby agrees that provisions granting any security to it pursuant to the contract governing such Bank Product consisting of credit card or merchant card services shall be of no effect.

“Bank Product Amount” has the meaning set forth in the definition of “Bank Product”.

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products, but excluding in any case, for the avoidance of doubt, Funded Indebtedness.

“Bankruptcy Code” means Title 11 of the United States Code or any successor provision.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), and (c) ~~the Eurodollar Rate for an Interest Period of one month beginning on~~Term SOFR for such day plus 1.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

~~“Benchmark” means, initially, LIBO Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.~~

~~“Benchmark Replacement” means:~~

~~(1)~~	~~For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:~~

~~(a)~~

~~the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or~~

~~(b)~~	~~the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);~~

~~provided that, if initially LIBO Rate is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Administrative Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and~~

~~(2)~~

~~For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Administrative Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;~~

~~provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.~~

~~Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or~~

~~operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~

~~“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBO Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.~~

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” has the meaning set forth in Section 11.23.

“Borrower Materials” has the meaning set forth in Section 7.02.

“Borrowers” means the ETMC Borrowers and the Legacy Borrowers.

“Borrowing” means an ETMC Revolving Credit Borrowing, a Legacy Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means the Legacy Borrowing Base or the ETMC Borrowing Base, as applicable.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit A or otherwise in form and substance reasonably satisfactory to the Administrative Agent, by which the Administrative Borrower certifies calculation of the ETMC Borrowing Base and the Legacy Borrowing Base.

“Borrowing Base Reserve” means a Legacy Borrowing Base Reserve or an ETMC Borrowing Base Reserve, as applicable.

“Breach Notification Standards” has the meaning specified in Section 7.08.

“BSA Entities” means (i) BSA Health System of Amarillo, LLC, (ii) BSA Health System Holdings LLC, (iii) BSA Hospital, LLC, (iv) BSA Health System Management, LLC, (v) BSA Physicians Group, Inc., (vi) BSA Harrington Physicians, Inc., (vii) BSA Amarillo Diagnostic Clinic, Inc., (viii) BSA Physician Holding Company, LLC, (ix) each other Person (if any) in respect of which any BSA Equity Purchaser directly acquires equity interests pursuant to the BSAHS Acquisition Agreement and (x) each direct and indirect Subsidiary of the entities set forth in the foregoing clauses (i) through (ix).

“BSA Equity Purchaser” means AHS Amarillo Health System, LLC and/or any other (if any) direct or indirect wholly-owned Subsidiaries of the Borrowers that acquires any equity interests in any BSA Entity pursuant to the BSAHS Acquisition Agreement.

“BSAHS Acquisition Agreement” means the Contribution and Sale Agreement, dated as of October 22, 2012, among the BSA Equity Purchasers party thereto, the BSA Entities party thereto and Baptist St. Anthony’s Health System, a Texas not-for-profit corporation, as amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York ~~and if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.~~

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrowers and their Subsidiaries at such time.

“Capital Assets” means, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” means, for any period, without duplication, all expenditures made directly or indirectly by the Borrowers and their Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person, excluding any leases which are required under GAAP to be accounted for as a capital lease on the balance sheet of that Person solely during any construction periods.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means any Subsidiary established by the Borrowers or any of their Subsidiaries for the sole purpose of providing insurance coverage to the Borrowers and their Subsidiaries.

“Cash Collateral” has the meaning set forth in Section 2.03(f).

“Cash Collateralize” has the meaning set forth in Section 2.03(f).

“Cash Dominion Period” means a period commencing on the date of a Cash Dominion Trigger Event and continuing until the date that (x) no Event of Default exists and (y) Availability has not been less than the greater of (i) 12.5% of the Line Cap and (ii) $20.0 million, at any time during the thirty (30) consecutive calendar days prior to such date.

“Cash Dominion Trigger Event” means any date when (x) an Event of Default has occurred or (y) Availability is less than the greater of (i) 12.5% of the Line Cap as of such date and (ii) $20.0 million for three (3) consecutive calendar days.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (f) with respect to (i) the Borrowers and their Restricted Subsidiaries, marketable debt securities regularly traded on a national securities exchange or in the over-the-counter market.

“Cash Management Services” means any services provided from time to time by Barclays, Bank of America or any of their respective Affiliates to any Loan Party or Subsidiary in connection with the Cash Management System, operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Cash Management System” means the system of managing cash of the Loan Parties described in Section 7.15.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CHAMPUS” means the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services or any successor thereto including, without limitation, TRICARE.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)	prior to the consummation of an initial Public Equity Offering:

(i) the Sponsor Group shall fail to own beneficially, directly or indirectly, at least 50.1% of the outstanding Voting Stock of the Parent, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent, convertible into or exercisable for Voting Stock of the Parent (whether or not such securities are then currently convertible or exercisable); or

(ii) the Parent shall fail to own directly 85% of the outstanding Capital Stock of the Company determined on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company, convertible into or exercisable for Capital Stock of the Company (whether or not such securities are then currently convertible or exercisable); or

(iii) any of Samuel Zell, trusts established for the benefit of the family of Samuel Zell, and/or any entity Controlled by any of the foregoing ceases to Control the Sponsor; or

(b) upon and after the consummation of an initial Public Equity Offering of the common stock of the Parent or any parent thereof:

(i) the Parent becomes aware (by way of a report or another filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Sponsor Group of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of their assets); or

(ii) unless the Permitted Merger has occurred concurrently with or in connection therewith, the Parent shall fail to own directly 85% of the outstanding Capital Stock of the Company, determined on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company, convertible into or exercisable for Capital Stock of the Company (whether or not such securities are then currently convertible or exercisable); or

(c) upon and after the consummation of an initial Public Equity Offering of the common stock of the Company, the Company becomes aware (by way of a report or another filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Sponsor Group of the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of their assets); or

(d) at any time, the Company shall fail to own, directly or indirectly, 100% of the outstanding Capital Stock of AHS East Texas, on a fully diluted basis after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the AHS East Texas, convertible into or exercisable for Capital Stock of AHS East Texas (whether or not such securities are then currently convertible or exercisable) unless concurrently with or prior to such time, all Obligations of the ETMC Borrowers have been repaid in full and all ETMC Commitments have been terminated in full; or

(e) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the Term Loan Credit Agreement, the 2029 Notes Indenture (and/or any other Indebtedness incurred pursuant to Section 8.03(t)) or any Subordinated Indebtedness Document in respect of Indebtedness in excess of the Threshold Amount.

“CME” means CME Group Benchmark Administration Limited.

“CMS” means the Centers for Medicare and Medicaid Services and any successor thereof.

“Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Collateral Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents (other than Excluded Property). For the avoidance of doubt, the Pledged ETMC Distribution Account and the equity interests owned by the Loan Parties in the ETMC JV shall be a part of the Collateral.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Assignment Documents” means the collateral assignments of notes and liens executed by the Loan Parties executed in favor of the Collateral Agent, as amended, modified, restated or supplemented from time to time.

“Collateral Documents” means a collective reference to the Security Agreements, the Pledge Agreements, the Collateral Assignment Documents, the Deposit Account Control Agreements and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means for any Lender, such Lender’s Legacy Commitment and/or ETMC Commitment, as applicable.

“Commitments” means the aggregate amount of all Commitments.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Commitment Fee Rate” means (a) 0.375% or (b) if the average daily unused portion of such Revolving Credit Facility during any month is equal to or less than 50% of the Commitments under such Revolving Credit Facility, 0.250%.

“Communications” has the meaning specified in Section 7.02.

“Company” has the meaning set forth in the preamble hereto.

“Company Action Level” means the Company Action Level risk-based capital threshold, as defined by NAIC.

“Compliance Certificate” means a certificate substantially in the form of Exhibit I.

“Concentration Account” means a segregated deposit or securities account maintained with a bank or financial institution reasonably acceptable to the Administrative Agent into which funds and balances of LHP and its Subsidiaries (including Joint Ventures, but other than such funds and balances in which Joint Venture partners or other entities that are not Affiliates of the Borrowers have an interest) are deposited pursuant to the LHP Cash Management System.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Administrative Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Capital Expenditures” means, for any period, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (i) expenditures made with proceeds of any Disposition, (ii) expenditures relating to any Involuntary Disposition to the extent such expenditures are used to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation, (iii) all other capital expenditures, as determined in accordance with GAAP, to the extent such expenditures are or are expected to be (provided that such amounts are actually funded within a reasonably proximate time of such expenditure) funded, directly or indirectly, with the proceeds of any Equity Issuance or any capital contribution to any Loan Party, (iv) expenditures that constitute Permitted Acquisitions, (v) Capital Expenditures made by any Person that becomes a Restricted Subsidiary after the Original Closing Date prior to the time such Person becomes a Restricted Subsidiary and (vi) expenditures that are paid for or contractually required to be reimbursed to any Borrower or any of its Restricted Subsidiaries by a third party (including landlords).

“Consolidated EBITDA” means, for any period, for Parent and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, an amount equal to Consolidated Net Income for such period plus, without duplication, (A) other than with respect to clause (xiv) below, to the extent deducted (and not added back) in calculating such Consolidated Net Income for such period, (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Restricted Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) any non-recurring fees, charges and cash expenses made or incurred in connection with the Transactions, Amendment and Restatement Transactions, Investments, Dispositions, Restricted Payments, fundamental changes and incurrences of Indebtedness permitted under this Agreement and issuances of Capital Stock and dispositions not prohibited by this Agreement (whether or not consummated), (v) any other non-cash charges, impairments or write-offs for such period (except to the extent such charges, impairments or write-offs relate to a cash payment in a future period), (vi) non-recurring or extraordinary cash expenses in respect of severance payments and other costs associated with any restructuring of the Company’s and its Restricted Subsidiaries’ operations, (vii) expenses and charges related to prior periods in an aggregate amount not to exceed $15.0 million for any such period during the term of this Agreement, (viii) all non-recurring or extraordinary charges, expenses or losses in such period, and, without duplication, any charges or expenses paid or payable by the Company or its Restricted Subsidiaries in cash during such measurement period in connection with the integration of Epic Systems IT, (ix) the amount of any non-controlling or minority interest expense consisting of Restricted Subsidiary income attributable to non-controlling interests of third parties in any Restricted Subsidiaries deducted (and not added back) in such period in calculating Consolidated Net Income, (x) Sponsor Fees and transaction fees permitted hereunder (whether paid or accrued), (xi) all fees and expenses and one-time payments reasonably incurred and payable in connection with any amendment, restatement, waiver, consent, supplement or other modification to this Agreement, the Term Loan Credit Agreement, the 2026 Notes Indenture, the 2029 Notes Indenture or any other Indebtedness, (xii) charges, losses or expenses to the extent indemnified or insured or reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such charges, losses or expenses within the next four fiscal quarters, (xiii) letter of credit fees, (xiv) the amount of net cost savings, synergies and operating expense reductions projected by the Company in good faith to be realized as a result of specified actions taken or to be taken (which cost savings, synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, synergies or operating expense reductions are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 24 months after the date of determination to take such action and (C) the aggregate amount added back pursuant to this clause (xiv) may not exceed 25% of Consolidated EBITDA for the period of the four fiscal quarters most recently ended calculated on a pro forma basis (before giving effect to such add backs); provided, however, that subclauses (B) and (C) of the immediately preceding proviso shall not apply to cost savings, synergies or operating expense reductions in connection with the ETMC Acquisition and the Topeka Acquisition, (xv) upfront fees or charges arising from any Securitization Transaction for such period, and any other amounts for such period comparable to or in the nature of interest under any Securitization Transaction, and losses on dispositions or sale of assets in connection with any Securitization Transaction for such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, (xvi) fees and expenses and non-cash mark-to-market losses relating to any Swap Contracts permitted hereunder, (xvii) any expenses, charges or other costs related to any Equity Issuance, (xviii) any expenses, charges or other costs related to internal reorganizations or restructurings, and (xix) expenses relating to retention bonuses paid in connection with acquisitions, recapitalizations and other financing transactions; and minus (B) non-recurring or extraordinary gains in such period.

“Consolidated Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Interest Charges” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to, without duplication, (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrowers and their Restricted Subsidiaries in connection with borrowed money (including capitalized interest, but excluding amortization of capitalized financing costs) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense of the Borrowers and their Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP minus (iii) interest income of the Borrowers and their Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to Parent and its Restricted Subsidiaries for any period, the sum of (1) interest expense of Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (including (a) all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments, (b) accretion or amortization of original issue discount resulting from the incurrence of Indebtedness at less than par, (c) the interest component of obligations in respect of Capital Leases, (d) non-cash interest payments and (e) net payments, if any made (less net payments received) pursuant to obligations under permitted Interest Rate Agreements), minus (2) to the extent included in cash interest expense of Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and not added to net income (or loss) in the calculation of Consolidated EBITDA, (i) amounts paid to obtain Interest Rate Agreements, Currency Agreements and Commodity Agreements (each as defined in the Term Loan Credit Agreement), (ii) any one-time cash costs associated with breakage in respect of Interest Rate Agreements, currency agreements and commodity agreements for interest rates and any payments with respect to make-whole premiums or other breakage costs in respect of any Indebtedness, (iii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (iv) any “additional interest” owing pursuant to a registration rights agreement, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (vi) penalties and interest relating to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (viii) any expensing of bridge, arrangement, structuring, commitment or other financing fees, (ix) any non-cash interest expense and any capitalized interest, whether paid in cash or accrued, (x) any accretion or accrual of, or accrued interest on, discounted liabilities not constituting Indebtedness during such period, (xi) any non-cash interest expense attributable to the movement of the mark to market valuation of obligations under Interest Rate Agreements, currency agreements and commodity agreements or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification 815 (Derivatives and Hedging) and (xii) any fees related to a Securitization Transaction, minus (3) interest income of Parent and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the net income from continuing operations of the Borrowers and their Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period; provided that there shall be excluded any income (or loss) of any Person other than the Borrowers or any Restricted Subsidiary or that is accounted for by the equity method, or noncontrolling interest method, of accounting, but any such income so excluded shall be included in such period or any later period to the extent of any cash or Cash Equivalents paid as dividends or distributions in the relevant period to any Borrower or any Restricted Subsidiary (other than the ETMC JV) of a Borrower. For the avoidance of doubt, “Consolidated Net Income” shall not include any income allocable to minority interests in any Subsidiaries (including, without limitation, income attributable to ETMC Subsidiaries which is allocated or which will be allocated to unaffiliated third parties).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Indebtedness as of such date minus (ii) unrestricted cash and Cash Equivalents held by the Company and its Restricted Subsidiaries on such date (provided that any cash or Cash Equivalents in the LHP Cash Management Transfer System or held by an ETMC Subsidiary that are not in the Pledged ETMC Distribution Account or another deposit account subject to a control agreement in favor of the Collateral Agent (a “Controlled Account”) shall be deemed to be restricted cash) to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Scheduled Funded Indebtedness Payments” means, as of any date for the four fiscal quarter period ending on such date with respect to the Borrowers and their Restricted Subsidiaries on a consolidated basis, the sum of all scheduled or mandatory payments of principal on Funded Indebtedness (excluding any voluntary prepayments, mandatory prepayments required pursuant to Section 2.05 and any mandatory prepayments required pursuant to the Term Loan Documents), as determined in accordance with GAAP.

“Consolidated Working Capital” means, at any time, the excess of (i) current assets (excluding cash and Cash Equivalents) of the Company and its Restricted Subsidiaries on a consolidated basis at such time over (ii) current liabilities of the Company and its Restricted Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP, in each case, calculated exclusive of any change in the Swap Termination Value of Swap Contracts. “Consolidated Working Capital” for any fiscal year shall be subject to adjustment for the impact of any non-cash reclassification of short-term and long-term asset and liability accounts.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Share” has the meaning set forth in Section 4.06.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Controlled Account” has the meaning set forth in the definition of “Consolidated Net Leverage Ratio.”

“Converting ABL Loans” has the meaning set forth in Section 2.17(a).

“Covered Entity” has the meaning set forth in Section 11.23.

“Covered Party” has the meaning set forth in Section 11.23(a).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Judgment” means the Administrative Agent’s judgment exercised in good faith, (i) to reflect events, conditions, contingencies or risks in each case, arising or becoming known to the Administrative Agent after the Effective Date which, as reasonably determined by the Administrative Agent in good faith, materially adversely affect, or could have a reasonable likelihood of materially adversely affecting, either (a) the Collateral, its value or the amount that might be received by the Administrative Agent from the sale or other disposition or realization upon such Collateral, or (b) the assets or business of any Loan Party or (c) the security interests and liens and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (ii) to reflect the Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Loan Party to the Administrative Agent is or may have been incomplete, inaccurate, misleading or not in accordance with the terms hereof, in each case, in any material respect, to the extent thereof, or (iii) in respect of any Default or an Event of Default. The amount of any Borrowing Base Reserve established by the Administrative Agent (x) shall have a reasonable relationship to the event, condition or other matter which is the basis for such Borrowing Base Reserve as determined by the Administrative Agent in good faith and (y) shall not be duplicative of other reserves or eligibility criteria then in effect. The imposition of any new reserves or change in a reserve after the Effective Date shall not be effective until five (5) Business Days after written notice thereof to the Borrowers (unless a Default or Event of Default has occurred and is continuing or the reserve or change in reserve is the result of a Lien that is senior in priority to the Administrative Agent’s Lien that has attached to Collateral included in the Borrowing Base, in which case such reserve or change in reserve shall be effective immediately); provided further that during the period from such notice until such new or changed reserve is effective, (A) the Administrative Agent shall notify the Administrative Borrower of its rationale for imposing such reserve or change in reserve and shall discuss with the Administrative Borrower the possible conditions for withdrawing such imposition, and (B) the aggregate amount of all outstanding Loans and L/C Obligations under the applicable Revolving Credit Facility as of the date of the receipt of notice may not be increased to the extent such increase would not be permitted by virtue of the applicable Borrowing Base as adjusted after giving effect to such modification. Upon delivery of a notice described above, the Loan Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Credit Party” has the meaning set forth in Section 10.19.

“Cure Amount” has the meaning set forth in Section 9.04(a).

“Cure Right” has the meaning set forth in Section 9.04(a).

“Daily Simple SOFR” with respect to any applicable determination date means the ~~secured overnight financing rate (“~~SOFR~~”)~~ published on such date ~~by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator)~~ on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a ~~Eurodollar Rate~~Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning set forth in Section 11.23.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to (x) its funding obligations hereunder or (y) under other agreements in which it is obligated to extend credit (unless in the case of this clause (y), such obligation is the subject of a good faith dispute), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; provided that such Lender shall cease being a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment unless, in the case of this clause (d), the Borrowers and the Administrative Agent shall be satisfied that such Lender intends, and has such approvals required to enable it, to perform its obligations as a Lender hereunder or (iv) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement or judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” has the meaning set forth in the Uniform Commercial Code.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s control (as defined in the Uniform Commercial Code) with respect to any Deposit Account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by the Borrowers or any Restricted Subsidiary (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Borrowers and their Restricted Subsidiaries, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment or closure of a unit or division, in each case, no longer used or useful in the conduct of business of the Borrowers and their Restricted Subsidiaries, (iii) any sale, lease, license, transfer or other disposition of Property by (x) any Borrower or any Restricted Subsidiary to any Loan Party (other than an ETMC Loan Party); provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 7.14 after giving effect to such transaction, (y) any non-Loan Party to any non-Loan Party, any ETMC Loan Party to any ETMC Loan Party, or any non-Loan Party to any ETMC Loan Party, and (z) any Loan Party (including, without limitation, any ETMC Loan Party) to any non-Loan Party (including, without limitation, any ETMC Subsidiary) or any ETMC Loan Party not exceeding $7,500,000 in any fiscal year, (iv) any Involuntary Disposition by any Borrower or any Restricted Subsidiary, (v) any Disposition by any Borrower or any Restricted Subsidiary constituting a Permitted Investment, (vi) non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of any Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vii) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary, (viii) the disposition of disposable inventory in bulk to a third party which disposable inventory shall then be consigned from such third party to any Borrower or any Restricted Subsidiary for the benefit of or use by such Person in the ordinary course of such Person’s patient care operations, (ix) any transaction (or series of related transactions) involving property (including, without limitation, leases) with an aggregate book value not exceeding $7,500,000, (x)(A) dispositions or discounts without recourse of accounts receivable (including, without limitation, Self-Pay Accounts) in connection with the compromise or collection thereof in the ordinary course of business, or (B) dispositions of Self-Pay Accounts, with recourse, to collection servicers, provided such accounts have previously been, or are concurrently with such disposition, written off by the company or accounted for as “uncollectible” or “bad debt,” (xi) any contribution of Borrowers’ Portion of Excess Cash Flow (as defined in the Term Loan Credit Agreement) to effect any transaction undertaken pursuant to Section 8.06(f) of the Term Loan

Credit Agreement, Investments (as defined in the Term Loan Credit Agreement) pursuant to Section 8.02(u) of the Term Loan Credit Agreement, Permitted Acquisitions (as defined in the Term Loan Credit Agreement) pursuant to clause (v)(x) of the definition thereof or payment of Subordinated Indebtedness (as defined in the Term Loan Credit Agreement) pursuant to Section 8.13(b) of the Term Loan Credit Agreement, (xii) Dispositions of Term Priority Collateral made in order to effectuate any Permitted IRB Transaction, (xiii) any Disposition of Capital Stock to the directors of any Loan Party or any Restricted Subsidiary to qualify such directors where required by applicable law, (xiv) Dispositions of cash and Cash Equivalents in the ordinary course of business (including, without limitation, the LHP Cash Management Transfer System), (xv) Dispositions of vacant property or property containing buildings that would require demolition or substantial improvements having a fair market value, in the aggregate, not in excess of $25,000,000, (xvi) Dispositions made by Loan Parties to ETMC Loan Parties pursuant to the intercompany loans permitted under Section 8.03 or investments permitted under Section 8.02, (xvii) Dispositions made by AHS East Texas or any other ETMC Subsidiary, subject to Section 8.16, to (x) the ETMC JV or (y) any non-Loan Party, in each case made pursuant to the ETMC JV Agreement and (xviii) Dispositions pursuant to a Securitization Transaction in an aggregate amount not to exceed, together with all Investments pursuant to Section 8.02(jj) and Section 8.02(kk), the greater of (A) $75,000,000 and (B) 25.0% of Consolidated EBITDA; provided that Dispositions permitted by this clause (xviii) shall solely be in respect of Collateral of a type that would not constitute ABL Priority Collateral.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Parent, any Borrower or any Subsidiary or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent, any Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) those persons identified by any Borrower in writing on or after the Effective Date to the Administrative Agent as competitors (and any such entities’ Affiliates that are clearly identifiable on the basis of name) of the Borrowers and their Subsidiaries, (b) those banks, financial institutions and other persons identified by the Sponsor or the Administrative Borrower to any Joint Book Runner in writing on or prior to the commencement of primary syndication of the Revolving Credit Facilities prior to the Effective Date (and any such entities’ Affiliates that are clearly identifiable on the basis of name) or (c) any Affiliates of any Joint Book Runner that are engaged as principals primarily in private equity, mezzanine financing or venture capital.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required ETMC Lenders and the Required Legacy Lenders, as applicable.~~

~~“Early Opt-in Election” means the occurrence of:~~

~~(1)~~

~~a determination by the Administrative Agent, or a notification by the Administrative Borrower to the Administrative Agent that the Administrative Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBO Rate, and~~

~~(2)~~

~~the joint election by the Administrative Agent and the Administrative Borrower to replace LIBO Rate with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“Earn-Out Obligations” means, with respect to an Acquisition, all obligations of the Borrowers or any Restricted Subsidiary to make earn-out or other contingency payments pursuant to the documentation relating to such Acquisition, not including any amounts payable in any form of Capital Stock. For purposes of determining the aggregate consideration paid for an Acquisition, the amount of any Earn-Out Obligations shall be deemed to be the reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith at the time of such Acquisition. For purposes of determining the liability of the Borrowers and their Restricted Subsidiaries for any Earn-Out Obligation thereafter, the amount of Earn-Out Obligations shall be deemed to be the aggregate liability in respect thereof as recorded on the balance sheet of the Borrowers and their Restricted Subsidiaries in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means July 8, 2021, the date of the effectiveness of this Agreement.

“Electronic Copy” has the meaning set forth in Section 11.11.

“Electronic Record” has the meaning set forth in Section 11.11.

“Electronic Signature” has the meaning set forth in Section 11.11.

“Eligible Accounts” means Eligible Current Accounts, Eligible Credit Card Accounts, Eligible Older Accounts and Eligible Intermediate Accounts, provided, however, that Accounts acquired or originated by a Person acquired in a Permitted Acquisition shall not be Eligible Accounts until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a Field Exam, and the Administrative Agent is reasonably satisfied with the results thereof.

“Eligible Assignee” has the meaning specified in Section 11.07(g).

“Eligible Credit Card Accounts” means as of any date of determination, Accounts due to a Borrower from major credit card and debit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE and other recognized payment processing services reasonably acceptable to the Administrative Agent) that arise in the Ordinary Course of Business and which have been earned by performance and that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Accounts:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of charge, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion except to the extent the Required Lenders revoke or limit any such longer period;

(b) Accounts with respect to which a Borrower is not the owner or otherwise does not have good, valid and marketable title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Sections 8.01(a), (b), (c), (d) and (e));

(c) Accounts as to which the Administrative Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien, other than Liens permitted hereunder pursuant to Sections 8.01(a) and (c);

(d) Accounts which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related processor (but only to the extent of such dispute, counterclaim, offset or chargeback) or which are not a valid, legally enforceable obligation of the applicable processor with respect thereto;

(e) Accounts as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card or debit card processor;

(f) Accounts arising from any private label credit card program of a Borrower, unless acceptable to Administrative Agent in its Credit Judgment;

(g) Accounts which are evidenced by chattel paper or an instrument of any kind;

(h) Accounts due from credit card and debit card processors (other than Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Maestro, Cirrus, PLUS, MAC, STAR, Pulse, and other recognized payment processing services reasonably acceptable to Agent) which the Administrative Agent in its reasonable Credit Judgment determines to be unlikely to be collected; and

(i) Accounts due from a credit card or debit card processors which is the subject of any bankruptcy or insolvency proceedings.

“Eligible Current Account” means an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars, net of bad debt reserve, and is not excluded as ineligible (x) by virtue of one or more of the criteria set forth below or (y) by the Administrative Agent in its Credit Judgment, after reasonable discussions with the Administrative Borrower. Without limiting the foregoing, no Account shall be an Eligible Current Account if:

(a) the Account Debtor is organized or has its principal offices or assets outside the United States;

(b) such Account is a Self-Pay Account (other than any Self-Pay Account after the application of commercial insurance; provided, that (x) the aggregate amount of such Self-Pay Accounts that shall be Eligible Current Accounts with respect to the Legacy Borrowing Base shall not exceed in the aggregate the greater of $20,000,000 and 10% of the Legacy Borrowing Base; provided further that such amount may be increased at the direction of the Required Legacy Lenders irrespective of Section 11.01 and (y) the aggregate amount of such Self-Pay Accounts that shall be Eligible Current Accounts with respect to the ETMC Borrowing Base shall not exceed $5,000,000 in the aggregate; provided further that such amount may be increased at the direction of the Required ETMC Lenders irrespective of Section 11.01);

(c) (i) such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of a bill) or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(d) any defense, counterclaim, set-off or dispute exists as to such Account (including for overpayments), but only to the extent of such defense, counterclaim, setoff or dispute;

(e) such Account is not a true and correct statement of bona fide obligation incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor (or, in the event that the Account Debtor is a Third Party Payor, merchandise sold to or services rendered and accepted by the intended beneficiary);

(f) a bill, reasonably acceptable to the Administrative Agent in form and substance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account within 30 days after the date the patient as to which such Account relates has been discharged;

(g) such Account (i) is not owned by such Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to Sections 8.01(a), (b), (c), (d) and (e);

(h) such Account is the obligation of an Account Debtor that is a director, officer, other employee or Affiliate of any Loan Party (other than Accounts arising from the provision of medical care delivered to such Account Debtor in the Ordinary Course of Business), or to any entity (other than a Third Party Payor) that has any common officer or director with any Loan Party;

(i) except for Government Accounts that are otherwise Eligible Accounts, such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and such Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(j) the Account Debtor has supplied goods sold or services to a Loan Party but only to the extent of the potential offset;

(k) upon the occurrence of any of the following with respect to such Account:

(1) the Account is not paid within 120 days following the original invoice date;

(2) the Account Debtor or as applicable the Third Party Payor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(3) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(l) such Account is the obligation of an Account Debtor from whom 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(m) such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, other than Liens permitted hereunder pursuant to Sections 8.01(a) and (c);

(n) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by any Loan Party or that have been delivered to the Administrative Agent);

(p) the Account Debtor has made a partial payment (other than a co-pay); the Account represents a progress billing or retainage; or it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(q) such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by a Loan Party in the Ordinary Course of Business and that are reflected in the calculation of the Borrowing Base;

(r) such Account exceeds the amount such Loan Party is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement, contractual allowance or other adjustment or limitation to such Person’s usual charges (to the extent of such excess);

(s) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(t) the relevant Account Debtor is a Third Party Payor, and such Account is or has been audited by such Third Party Payor, any such audit provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by the applicable Borrower of costs and/or payments theretofore made by such Third Party Payor;

(u) such Account is subject to offset by unapplied cash; or

(v) pending Medicaid Accounts in excess of $5,000,000 in the aggregate; provided that such amount may be increased at the direction of the Required Lenders irrespective of Section 11.01.

In calculating delinquent portions of Accounts under clauses (k) or (l), credit balances more than 120 days old will be excluded.

“Eligible Intermediate Account” means an Account that would constitute an Eligible Current Account except that such account remains unpaid for more than 120 days after the original invoice date; provided, however, that no Account shall be an Eligible Intermediate Account if it is unpaid for more than 150 days after the original invoice date.

“Eligible Older Account” means an Account that would constitute an Eligible Current Account except that such account remains unpaid for more than 150 days after the original invoice date; provided, however, that no Account shall be an Eligible Older Account if it is unpaid for more than 180 days after the original invoice date.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory that is the subject of comprehensive OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of Law.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or binding governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, waste and discharges to water or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Epic Systems IT” means electronic records systems software manufactured by Epic Systems Corporation, the related hardware and infrastructure used to operate the system, and the integration of other third party systems into such software, hardware and infrastructure.

“Equipment” has the meaning set forth in the Uniform Commercial Code.

“Equity Issuance” means any issuance by the Parent or any Loan Party (or upon or after a Public Equity Offering of any Borrower, any Borrower) of shares of its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“ETMC Acquisition” means the purchase of hospital assets and operations and the equity interests of certain subsidiaries of East Texas Medical Center Regional Healthcare System (“ETMCRHS”), a Texas nonprofit corporation and East Texas Medical Center Regional Health Services, Inc. (“ETMCRHS Inc.”), a Texas corporation.

“ETMC Bank Product Reserve” means the aggregate amount of reserves established by Administrative Agent from time to time in its commercially reasonable discretion in respect of Bank Product Debt extended to AHS East Texas or any of its Subsidiaries (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time). The amount of any ETMC Bank Product Reserve established by Administrative Agent (x) shall have a reasonable relationship to the Bank Product Debt which is the basis for such reserve as determined by Administrative Agent in good faith and (y) shall not be duplicative of other reserves or eligibility criteria then in effect. The imposition of any new ETMC Bank Product Reserves or change in an ETMC Bank Product Reserve after the Effective Date shall not be effective until five (5) Business Days after written notice thereof to the Borrowers (unless a Default or Event of Default has occurred and is continuing, in which case such reserve or change in reserve shall be effective immediately); provided further that during the period from such notice until such new or changed ETMC Bank Product Reserve is effective, (i) the Administrative Agent shall notify the Administrative Borrower of its rationale for imposing such reserve and shall discuss with the Administrative Borrower the possible conditions for withdrawing such imposition and (ii) the aggregate amount of all outstanding ETMC Revolving Loans and Swing Line Loans made to ETMC Borrowers as of the date of the receipt of notice may not be increased to the extent such increase would not be permitted by virtue of the ETMC Borrowing Base as adjusted after giving effect to such modification. Upon delivery of a notice described above, the Loan Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such ETMC Bank Product Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“ETMC Borrowers” means AHS East Texas, each Subsidiary of AHS East Texas identified as an ETMC Borrower on Schedule 1.01(a) and each Additional ETMC Borrower, collectively and jointly and severally, except that unless otherwise specified or required by the terms of any Loan Document, any determination, notice, request, waiver or certificate required or permitted to be made or delivered by the ETMC Borrowers shall be made or delivered by the Administrative Borrower.

“ETMC Borrowing Base” means on any date of determination, an amount equal to (a) the sum of (i) 65% of the Value of Eligible Current Accounts of the ETMC Borrowers, plus (ii) 65% of the Value of Eligible Intermediate Accounts of the ETMC Borrowers, plus (iii) 65% off the Value of the Eligible Credit Card Accounts of the ETMC Borrowers, minus (b) the ETMC Borrowing Base Reserve.

“ETMC Borrowing Base Reserve” means the sum (without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining “Value”) of (a) the Facility Pro Rata Share with respect to the ETMC Credit Facility, multiplied by the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior in priority to the Collateral Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom), (b) the ETMC Bank Product Reserve and

(c) such additional reserves, in such amounts and with respect to such matters, as the Collateral Agent in its reasonable Credit Judgment may elect to impose from time to time, or, during any period in which the Collateral Agent is not an ETMC Lender, such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its reasonable Credit Judgment may elect to impose.

“ETMC Commitment” means for any ETMC Lender, the obligation of such Person to make ETMC Revolving Loans up to the maximum principal amount set forth opposite such Person’s name on Schedule 2.01 under the heading “ETMC Commitment.” “ETMC Commitments” means the aggregate amount of all ETMC Commitments.

“ETMC Credit Facility” has the meaning set forth in the preliminary statements to this Agreement.

“ETMC JV” means East Texas Health System, LLC.

“ETMC JV Agreement” means the Amended and Restated Limited Liability Company Agreement between UT Tyler and AHS East Texas dated as of February 26, 2018 (as amended, restated, supplemented, replaced or otherwise modified from time to time).

“ETMC Lender” means each of the Persons identified as a “ETMC Lender” on the signature pages to the Amendment and Restatement Agreement and their successors and permitted assigns.

“ETMC Line Cap” means at any time, an amount equal to lesser of (i) the ETMC Commitments at such time and (ii) the ETMC Borrowing Base at such time.

“ETMC Loan Parties” means each ETMC Borrower and each Guarantor that is a Material Domestic Subsidiary of AHS East Texas. For the avoidance of doubt, any Subsidiary that is not subject (directly or indirectly) to the ETMC JV Agreement shall not be considered an ETMC Loan Party.

“ETMC Pro Rata Share” means a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the ETMC Commitment held by such ETMC Lender at such time and the denominator of which is the amount of all ETMC Commitments outstanding at such time. The ETMC Pro Rata Share of each ETMC Lender as of the Effective Date is set forth opposite the name of such ETMC Lender on Schedule 2.01; provided that if any ETMC Lender’s ETMC Commitment has been terminated, then the ETMC Pro Rata Share of such ETMC Lender shall be determined based on the ETMC Pro Rata Shares of such ETMC Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“ETMC Revolving Credit Borrowing” means a borrowing consisting of ETMC Revolving Loans of the same Type and, in the case of ~~Eurodollar Rate~~Term SOFR Loans, having the same Interest Period made by each of the ETMC Lenders pursuant to Section 2.01.

“ETMC Revolving Loans” means an extension of credit by an ETMC Lender to the ETMC Borrowers under Article II in the form of a Loan, Protective Advance or Swing Line Loan, as applicable.

“ETMC Subsidiaries” means, collectively, AHS East Texas and its direct and indirect Subsidiaries.

“ETMCRHS” has the meaning set forth in the definition of “ETMC Acquisition.”

“ETMCRHS Inc.” has the meaning set forth in the definition of “ETMC Acquisition.”

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurodollar Rate” means for any Interest Period as to any Eurodollar Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the~~

~~“LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in~~ Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause ~~(i) does not appear on such page or service or if such page or service shall cease to be available, the rate~~ determined by the Administrative Agent to be the offered rate on such other page or other service which ~~displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if~~ LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for ~~the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than 0.00%, the Eurodollar Rate will be deemed to be 0.00%.~~

~~“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.~~

“Event of Default” has the meaning specified in Section 9.01.

“Excess Payment” has the meaning set forth in Section 4.06.

“Excluded Capital Expenditures” means Capital Expenditures (a) financed directly with proceeds of a substantially contemporaneous issuance of equity interests by the Parent (other than to a Loan Party or Subsidiary), (b) financed with Funded Indebtedness permitted hereunder other than Loans, (c) made with (i) net cash proceeds from any Disposition permitted hereunder or (ii) proceeds of insurance arising from any casualty or other insured damage or from condemnation or similar awards with respect to any property or asset or (d) made in cash (and not financed) by a Borrower or its Subsidiaries in connection with the integration of Epic Systems IT.

“Excluded Deposit Account” means one of the following types of Deposit Account: (1) any Deposit Account used solely for funding payroll, pension contributions, segregating payroll taxes or employee benefits up to the amount required during the current reporting period (that could be monthly or quarterly), (2) any fiduciary or trust Deposit Account, (3) any closing or escrow account, security deposit account in favor of lessors or other account into which solely cash collateral is maintained, in each case described in this clause (3), in connection with any transaction or activity permitted pursuant to this Agreement (including, without limitation, Permitted Acquisitions), (4) that certain Deposit Account with the Bank of Oklahoma in the name of AHS Hillcrest Medical Center, LLC, and having the account number 209932452 (the “Hillcrest Account”), into which funds in an initial amount approximately equal to $25,000,000 have been deposited and from which funds will be paid or payable to the Underlying Claim Holder (as defined in the Ardent Acquisition Agreement as in effect on the Original Closing Date) (including any fines, penalties, assessments, fees, expenses, costs, judgments, awards and interest and any amount paid with respect to any settlement of a Proceeding (as defined in the Ardent Acquisition Agreement as in effect on the Original Closing Date)) with respect to the Underlying Claim (as defined in the Ardent Acquisition Agreement as in effect on the Original Closing Date), (5) any Deposit Account, the balances of which are not at any time in excess of

$500,000 (so long as the aggregate balance of all such Deposit Accounts of the Loan Parties does not exceed $2,000,000), (6) Deposit Accounts in the LHP Cash Management System, other than the Concentration Account or (7) zero balance Deposit Accounts the balances of which are transferred on each Business Day to Deposit Accounts that are subject to Deposit Account Control Agreements.

“Excluded ETMC Account” has the meaning specified in the definition of “Excluded Property.”

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Original Closing Date as contemplated by Section 7.12, (a) any fee-owned Real Property and all leasehold interests in Real Property; (b) (A) commercial tort claims with a value of less than $10,000,000 and (B) motor vehicles and other assets subject to certificates of title, helicopters and other aircraft, and letter of credit rights (in each case, other than to the extent such rights can be perfected by filing a UCC-1 financing statement); (c) pledges and security interests prohibited by applicable law, rule, regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code of any applicable jurisdiction or similar laws) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction); (d) subject to the last sentence of this definition, equity interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (e) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or any Affiliate thereof) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or similar laws; (f) those assets as to which the Administrative Agent and the Borrowers reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (g) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or similar laws; (h) “intent-to-use” trademark applications prior to the filing and acceptance of a statement of use; (i) any amount on deposit from time to time in the Hillcrest Account; (j) solely to the extent required to be excluded from Collateral by the Relative Rights Agreement: (i) the Purchased Option Assets, (ii) any Landlord Exclusive Assets, (iii) any Authorizations, (iv) any Facility Provider Agreements, (v) any leasehold mortgage interest or any other claim in the Master Lease or (vi) any real or personal property (including equipment and fixtures) owned by the Landlord (as each such term used in this clause (j) is defined in the Relative Rights Agreement); (k) any equipment or other asset subject to Liens securing the ETMC Acquisition, Permitted Acquisitions, Sale and Leaseback Transactions, Securitization Transactions (solely with respect to Collateral of a type that would not constitute ABL Priority Collateral), capital lease obligations or other purchase money debt, in each case, to the extent such transaction is permitted under this Agreement, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any third party as a condition to the creation of any other security interest on such equipment or asset (provided in the case of acquired assets, such prohibition was in existence at the time of such acquisition and not created in contemplation thereof) and, in each case, such prohibition or requirement is permitted under the Loan Documents; (l) all of the equity interests in and assets of Sherman/Grayson Health System, LLC, LHP Sherman/Grayson, LLC; and (m) any management agreement in respect of a Joint Venture that is directly or indirectly owned (in part) by LHP and any management agreement in respect of a Physician Group (other than, for the avoidance of doubt, any fees from such management agreement and other amounts payable to the manager); provided that, each Loan Party shall use commercially reasonable efforts to ensure that any management agreement in respect of a Joint Venture or Physician Group entered into after the Original Closing Date shall not have any restrictions on granting any liens on, or security interests in, the rights of such Loan Party in such management agreement. In addition, notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, (1) no landlord, mortgagee or bailee waivers shall be required, (2) no notices shall be required to be sent to account debtors or other contractual third parties prior to the occurrence and during the continuance of any Event of Default or Cash Dominion Period, as applicable, (3) no foreign-law governed Collateral Documents or perfection under foreign law shall be required, (4) no Deposit Account Control Agreement shall be required in connection with any Excluded Deposit Account, (5) the portion of any cash held by any ETMC Subsidiary that represents cash that would be required to be distributed by the ETMC JV for the benefit of unaffiliated third parties that are not Loan Parties pursuant to the ETMC JV Agreement shall not be considered Collateral, (6) no control agreements shall be required to be placed on any deposit or security accounts held by any ETMC Subsidiary (other than in respect of the Pledged ETMC Distribution Account) so long as such ETMC Subsidiary is subject to the terms of the ETMC JV Agreement (each, an “Excluded ETMC Account”) and (7) the equity interests owned by any Loan Party in the ETMC JV shall not constitute Excluded Property.

“Excluded Subsidiary” means any (i) Captive Insurance Subsidiary (or any Subsidiary thereof), (ii) Domestic Subsidiary of any Foreign Subsidiary of a Borrower that is a CFC, (iii) FSHCO, (iv) subject to the proviso in the definition of “Joint Venture,” Subsidiary that is prohibited by the constituent documents of such entity (to the extent such agreement was entered into in good faith and not with the purpose of avoiding the giving of a guarantee), applicable law, rule, regulation or contract (with respect to any such contract, only to the extent existing on the Original Closing Date or the date the applicable Person becomes a direct or indirect Subsidiary of any Borrower and so long as any such restriction in any contract is not entered into in contemplation of such Subsidiary becoming a Subsidiary) from guaranteeing the Loans or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received and upon such receipt, such Subsidiary shall be subject to Section 7.12), (vi) non-Wholly Owned Subsidiary, (vii) Subsidiary where the Borrowers and the Administrative Agent reasonably agree that the cost or other consequence of providing a guarantee is excessive in relation to the value afforded thereby, (viii) an Unrestricted Subsidiary, (ix) each of the Subsidiaries identified as “Excluded” on Schedule 6.13 and (x) each Receivables Subsidiary. Notwithstanding the foregoing, after the Ventas Purchase Option Assignment, in no event shall any Tenant Subsidiary constitute an Excluded Subsidiary with respect to the Ventas Purchase Option ABL Loans.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income, and franchise Taxes imposed on it (in lieu of net income Taxes), by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, (b) other than an assignee pursuant to a request by the Borrowers under Section 11.16, any U.S. or non-U.S. federal withholding tax that is imposed on amounts payable to a Lender pursuant to any Laws in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from any applicable Loan Party with respect to such withholding pursuant to Section 3.01(a), (c) any withholding Tax that is attributable to such Person’s failure to comply with Section 3.01(e), (d) any Taxes in the nature of branch profits tax within the meaning of Section 884(a) of the Internal Revenue Code imposed by any jurisdiction described in clause (a), and (e) any U.S. federal withholding Tax imposed under FATCA.

“Exclusion Event” means an event or related events resulting in the exclusion of the Borrowers or any of their Subsidiaries from participation in any Medical Reimbursement Program.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements to this Agreement.

“Existing Letter of Credit” means the Letters of Credit identified on Schedule 1.01(b).

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrowers or any Subsidiary.

“Facility Pro Rata Share” means, with respect to any Revolving Credit Facility, a percentage equal to (x) the aggregate Commitments under such Revolving Credit Facility at such time, divided by (y) the aggregate Commitments under all Revolving Credit Facilities at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“FCA” has the meaning set forth in Section 3.03(c)(i).

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Rate for any day is less than zero, the Federal Funds Rate for such day will be deemed to be zero.

“Fee Letter” means that certain fee letter dated as of the Effective Date between the Company and the Administrative Agent.

“Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Collateral Agent or its representatives (or, during any period in which the Collateral Agent is not a Lender, the Administrative Agent or its representatives) to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as the Collateral Agent (or, during any period in which the Collateral Agent is not a Lender, the Administrative Agent) deems appropriate in its Credit Judgment, and discussions with its senior officers regarding such Loan Party’s business, financial condition, assets and results of operations.

“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for the Parent and its Subsidiaries for the most recent four fiscal quarters, of (a) Consolidated EBITDA minus (i) Consolidated Capital Expenditures (other than Excluded Capital Expenditures) and (ii) cash taxes paid, or payable during the period to (b) Fixed Charges.

“Fixed Charge Trigger Period” means the period (a) commencing on the day that Availability is less than the Fixed Charge Trigger Threshold and (b) continuing until the date on which Availability during the previous 30 consecutive days has been greater than the Fixed Charge Trigger Threshold at all times during such 30 consecutive day period.

“Fixed Charge Trigger Threshold” means the greater of (a) 10% of the Line Cap at such time and (b) $17.5 million.

“Fixed Charges” means the sum of (a) Consolidated Interest Charges paid in cash (other than payment-in-kind), (b) Consolidated Scheduled Funded Indebtedness Payments, and (c) all Restricted Payments made in cash pursuant to Section 8.06(k).

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Conveyance” has the meaning set forth in Section 11.19(b).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning set forth in Section 2.03(h).

“FSHCO” means any Domestic Subsidiary that owns no material assets other than the equity interests of one or more Foreign Subsidiaries of any Borrower that is a CFC.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding, for the avoidance of doubt, in all cases any undrawn amounts under the Revolving Credit Facilities or any other revolving credit facilities);

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Borrowers or any Restricted Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but excluding all obligations arising under letters of credit;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business and purchase price adjustments), including without limitation, any Earn-Out Obligations;

(f) all Attributable Indebtedness with respect to Capital Leases and Synthetic Leases and Sale and Leaseback Transactions;

(g) all Attributable Indebtedness with respect to Securitization Transactions;

(h) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date for Loans (“Redeemable Stock”); provided that Redeemable Stock shall not include any preferred stock or other equity interest subject to mandatory redemption if (i) such mandatory redemption may be satisfied by delivering common stock or some other equity interest not subject to mandatory redemption or (ii) such mandatory redemption is triggered solely by reason of a “change of control” and is not required to be paid until after the Obligations are paid in full;

(i) all Funded Indebtedness of others to the extent secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Borrowers or any Restricted Subsidiary, whether or not the obligations secured thereby have been assumed (other than any rights of LeaseCo under the Relative Rights Agreement);

(j) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (i) above of another Person; and

(k) all Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, (x) the amount of any direct obligation arising under bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but excluding all obligations arising under letters of credit, shall be the maximum amount available to be drawn thereunder and (y) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

“Government Accounts” means collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) Accounts pertaining to Indian Health Services, the Department of Defense, Veteran Administration, or (e) any other Account payable by a Governmental Authority acceptable to the Administrative Agent in its Credit Judgment.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Reimbursement Program Cost” means with respect to and payable by the Borrowers and their Restricted Subsidiaries the sum of:

(i) all amounts (including punitive and other similar amounts) agreed to be paid or payable (A) in settlement of claims or (B) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;

(ii) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

(iii) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation, review or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment or performance of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 4.06.

“Guarantors” means Parent and each Material Domestic Subsidiary of the Borrowers identified on the signature pages hereto as a “Guarantor” and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns; provided that no Excluded Subsidiary (including the ETMC JV) shall be required to be a Guarantor. Each ETMC Borrower shall be a Guarantor with respect to the Obligations of the Legacy Borrowers and each Legacy Borrower (other than a Tenant Subsidiary) shall be a Guarantor with respect to the Obligations of the ETMC Borrowers. Notwithstanding the foregoing, no Tenant Subsidiary shall be a Guarantor with respect to the Obligations of any ETMC Loan Party.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“Hillcrest Account” has the meaning specified in the definition of Excluded Deposit Account.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act amendments to the American Recovery and Reinvestment Act of 2009, and as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HMO” means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).

“HMO Business” means the business of owning and operating an HMO or other similar regulated entity or business.

“HMO Entity” means a Person that is capitalized or licensed as an HMO, conducting HMO Business or providing managed care services.

“HMO Regulations” means all laws, regulations, directives and administrative orders applicable under federal or state law to any HMO Entity (and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing) and all applicable sections of Subchapter XI of Title 42 of the United States Code (and any regulations, orders and directives promulgated or issued pursuant thereto, including, without limitation, Part 417 of Chapter IV of Title 42 of the Code of Federal Regulations).

“HIPAA Standards” has the meaning specified in Section 7.08.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, diagnostic facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

~~“IBA” has the meaning set forth in Section 3.03(c)(i).~~

~~“Impacted Loans” has the meaning set forth in Section 3.03(a).~~

“Increase Date” has the meaning set forth in Section 2.14(b).

“Increase Loan Lender” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness and all obligations arising under letters of credit (including standby and commercial);

(b) net obligations under any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Restricted Subsidiary.

For purposes hereof (x) the amount of any direct obligations arising under letters of credit (including standby and commercial) shall be the maximum amount available to be drawn thereunder, (y) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date and (z) the amount of any Guarantee shall be the amount of the Indebtedness subject to such Guarantee; provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include any Physician Support Obligations or any obligations arising under the Master Lease (and, for the avoidance of doubt, any Physician Support Obligations and obligations arising under the Master Lease shall be exempt from Section 8.03).

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnified Taxes” means any Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.05.

“Indenture Trustee” means U.S. Bank National Association, as trustee under the 2029 Notes Indenture.

“Information” has the meaning set forth in Section 11.08.

“Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with a Loan Party to compensate such Loan Party for providing services to a Patient.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K, or such other promissory note that shall be reasonably satisfactory to the Administrative Agent; it being understood that (x) the Required Payment Intercompany Note and (y) the intercompany notes evidencing (i) the Working Capital Intercompany Loans and (ii) the intercompany loan permitted under Section 8.02(ee)(iii) constitute “Intercompany Notes.”

“Intercompany Security Documents” means each security agreement, pledge agreement, mortgage, deed of trust or other security document reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent, in each case executed by a Non-Guarantor Restricted Subsidiary in favor of any Loan Party in accordance with the terms hereof, with such modifications thereto as are necessary to be in compliance with applicable state law (any such modifications to be reasonably acceptable to the Administrative Agent).

“Intercreditor Agreement” means (i) if the Term Loan Credit Agreement in effect is the Term Loan Credit Agreement described in clause (i) of the definition thereof, the Intercreditor Agreement dated the Original Closing Date among the Collateral Agent, the Administrative Agent, the Term Loan Administrative Agent and the other parties from time to time party thereto substantially in the form attached hereto as Exhibit P (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) and (ii) in all other cases, any Refinancing Intercreditor Agreement.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last Business Day (subject to Section 2.12(b)) of each Interest Period applicable to such Loan and the Maturity Date for such Loan; provided, however, that if any Interest Period for a ~~Eurodollar Rate~~Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first day of each calendar quarter and the Maturity Date with respect to such Base Rate Loan.

“Interest Period” means as to each ~~Eurodollar Rate~~Term SOFR Loan, the period commencing on the date such ~~Eurodollar Rate~~Term SOFR Loan is disbursed or converted to or continued as a ~~Eurodollar Rate~~Term SOFR Loan and ending on the date one, three~~,~~ or six ~~or, if available to, and upon the consent of, all applicable Lenders, such other period that is twelve~~ months ~~or less~~thereafter, as selected by a Borrower or the Borrowers in its or their Loan Notice, or such shorter period that is requested by a Borrower and consented to by all the applicable Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date ~~with respect to such Eurodollar Rate Loan~~.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

~~“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:~~

~~(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and~~

~~(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,~~

~~each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.~~

“inventory” has the meaning set forth in the Uniform Commercial Code, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition; provided that, notwithstanding anything to the contrary set forth herein or in any other Loan Document, the LHP Cash Management Transfer System shall not constitute Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Borrower or any Restricted Subsidiary which gives rise to the receipt by any Borrower or any Restricted Subsidiary of insurance proceeds or condemnation awards to replace or repair such Property.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Joint Book Runners” means Bank of America, Barclays and JPMorgan, in their capacities as joint lead arrangers and joint book runners under any of the Loan Documents.

“Joint Venture” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which less than a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person and (b) which is not otherwise a Subsidiary of such Person; provided, however, that Parent and the other Loan Parties shall cause each of their respective Subsidiaries and Affiliates to use commercially reasonable efforts to ensure that any Joint Venture Agreements entered into after the Effective Date shall not have any restrictions on granting any liens on, or security interests in, the Capital Stock held directly or indirectly by a Loan Party in such Joint Venture. Unless otherwise specified, all references herein to a “Joint Venture” or to “Joint Ventures” shall refer to a Joint Venture or Joint Ventures of a Borrower.

“Joint Venture Agreements” means the Organization Documents of any Joint Venture existing from time to time.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“JV Clinical Management Agreement” means that certain UTHSCT Clinical Operations Management Agreement, dated as of February 26, between ETMC JV and UT Tyler.

“JV Management Agreement” means that certain Company Management Agreement, dated as of February 26, between ETMC JV and AHS East Texas.

“JV Sub-Management Agreement” means that certain Company Management Agreement, dated as of February 26, between ETMC JV and AHS Management Company, Inc.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Legacy Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means, a payment or disbursement made by an L/C Issuer pursuant to a drawing under a Letter of Credit.

“L/C Issuer” means (i) Bank of America or any of its affiliates, (ii) Barclays or any of its Subsidiaries or affiliates, (iii) JPMorgan or any of its affiliates and (iv) any other Lender (or any of its Subsidiaries or affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or 11.07(h); in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Issuer Sublimit” mean, with respect to each L/C Issuer on the Effective Date, the principal amount set forth opposite such Person’s name on Schedule 2.01 under the heading “L/C Issuer Commitment” and thereafter, with respect to any new L/C Issuer the amount agreed to by the Administrative Borrower and such new L/C Issuer. After the Effective Date, any L/C Issuer shall be permitted at any time to increase or decrease its L/C Issuer Sublimit with the consent of the Administrative Borrower and upon providing written notice thereof to the Administrative Agent.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.

“LCT Election” has the meaning specified in Section 1.09.

“LCT Test Date” has the meaning specified in Section 1.09.

“LeaseCo” means collectively, the entities listed on the Schedule of Landlords attached to the Relative Rights Agreement, each a wholly-owned affiliate of Ventas, and their successors, replacements and permitted assigns in such capacity.

“Legacy Bank Product Reserve” means the aggregate amount of reserves established by Administrative Agent from time to time in its commercially reasonable discretion in respect of Bank Product Debt extended to any of the Loan Parties or their Subsidiaries (other than AHS East Texas and its Subsidiaries) (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time). The amount of any Legacy Bank Product

Reserve established by Administrative Agent (x) shall have a reasonable relationship to the Bank Product Debt which is the basis for such reserve as determined by Administrative Agent in good faith and (y) shall not be duplicative of other reserves or eligibility criteria then in effect. The imposition of any new Legacy Bank Product Reserves or change in a Legacy Bank Product Reserve after the Effective Date shall not be effective until five (5) Business Days after written notice thereof to the Borrowers (unless a Default or Event of Default has occurred and is continuing, in which case such reserve or change in reserve shall be effective immediately); provided further that during the period from such notice until such new or changed Legacy Bank Product Reserve is effective, (i) the Administrative Agent shall notify the Administrative Borrower of its rationale for imposing such reserve and shall discuss with the Administrative Borrower the possible conditions for withdrawing such imposition and (ii) the aggregate amount of all outstanding Legacy Revolving Loans, Swing Line Loans made to Legacy Borrowers and L/C Obligations as of the date of the receipt of notice may not be increased to the extent such increase would not be permitted by virtue of the Legacy Borrowing Base as adjusted after giving effect to such modification. Upon delivery of a notice described above, the Loan Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Legacy Bank Product Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

“Legacy Borrowers” means the Company, each Subsidiary of the Company identified as a Legacy Borrower on Schedule 1.01(a) and each Additional Legacy Borrower, collectively and jointly and severally, except that unless otherwise specified or required by the terms of any Loan Document, any determination, notice, request, waiver or certificate required or permitted to be made or delivered by the Legacy Borrowers shall be made or delivered by the Administrative Borrower. No ETMC Borrower shall be designated as a Legacy Borrower.

“Legacy Borrowing Base” means on any date of determination, an amount equal to (a) the sum of (i) 85% of the Value of Eligible Current Accounts of the Legacy Borrowers and Eligible Credit Card Accounts of the Legacy Borrowers, plus (ii) 70% of the Value of Eligible Intermediate Accounts of the Legacy Borrowers, plus (iii) 70% of the Value of Eligible Older Accounts of the Legacy Borrowers; provided that the amount included in the Legacy Borrowing Base under this clause (iii) shall not exceed $8,750,000, minus (b) the Legacy Borrowing Base Reserve. Notwithstanding anything to the foregoing, no Option Assets (as defined in the Relative Rights Agreement) shall be included in the Legacy Borrowing Base.

“Legacy Borrowing Base Reserve” means the sum (without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining “Value”) of (a) the Facility Pro Rata Share with respect to the Legacy Credit Facility, multiplied by the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior in priority to the Collateral Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom), (b) the Legacy Bank Product Reserve and (c) such additional reserves, in such amounts and with respect to such matters, as the Collateral Agent in its reasonable Credit Judgment may elect to impose from time to time, or, during any period in which the Collateral Agent is not a Legacy Lender, such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its reasonable Credit Judgment may elect to impose.

“Legacy Commitment” means for any Legacy Lender, the obligation of such Person to make Legacy Revolving Loans and to participate in L/C Obligations up to the maximum principal amount set forth opposite such Person’s name on Schedule 2.01 under the heading “Legacy Commitment.”

“Legacy Commitments” means the aggregate amount of all Legacy Commitments.

“Legacy Credit Facility” has the meaning set forth in the preliminary statements to this Agreement.

“Legacy Lender” means each of the Persons identified as a “Legacy Lender” on the signature pages to the Amendment and Restatement Agreement and their successors and permitted assigns.

“Legacy Line Cap” means at any time, an amount equal to lesser of (i) the Legacy Commitments at such time and (ii) the Legacy Borrowing Base at such time.

“Legacy Pro Rata Share” means a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Legacy Commitment held by such Legacy Lender at such time and the denominator of which is the amount of all Legacy Commitments outstanding at such time. The Legacy Pro Rata Share of each Legacy Lender as of the Effective Date is set forth opposite the name of such Legacy Lender on Schedule 2.01; provided that if any Legacy Lender’s Legacy Commitment has been terminated, then the Legacy Pro Rata Share of such Legacy Lender shall be determined based on the Legacy Pro Rata Shares of such Legacy Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Legacy Revolving Credit Borrowing” means a borrowing consisting of Legacy Revolving Loans of the same Type and, in the case of ~~Eurodollar Rate~~Term SOFR Loans, having the same Interest Period made by each of the Legacy Lenders pursuant to Section 2.01.

“Legacy Revolving Credit Exposure” means, as to each Lender at any time, the sum of (a) the Outstanding Amounts of all Legacy Revolving Loans held by such Legacy Lender (or its applicable Lending Office), (b) such Legacy Lender’s Legacy Pro Rata Share of the L/C Obligations, (c) such Legacy Lender’s Applicable Pro Rata Share of the Swing Line Obligations owed by Legacy Borrowers and (d) such Legacy Lender’s Legacy Pro Rata Share of Protective Advances owed by Legacy Borrowers.

“Legacy Revolving Loans” means an extension of credit by a Legacy Lender to the Legacy Borrowers under Article II in the form of a Loan, Protective Advance or Swing Line Loan, as applicable.

“Lenders” means each Legacy Lender and each ETMC Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means (i) any standby or documentary letter of credit issued by an L/C Issuer for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Administrative Agent or an L/C Issuer for the benefit of a Borrower or (ii) any Existing Letter of Credit; provided that any Letter of Credit may be for the benefit of any Subsidiary of a Borrower.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Legacy Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Commitments.

“LHP” means LHP Hospital Group, Inc.

“LHP Cash Management Transfer System” means the ordinary course transfer of funds among LHP, its Subsidiaries and Joint Ventures, in each case consistent with past practices.

~~“~~LIBO Rate~~” has the meaning set forth in the definition of “Eurodollar Rate.”~~

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition of an Acquired Entity or Business the consummation of which is not conditioned on the availability of financing.

“Line Cap” means at any time, an amount equal to the sum of the Legacy Line Cap and the ETMC Line Cap at such time.

“Loan Documents” means this Agreement, the Amendment and Restatement Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, each Revolving Credit Note, the Collateral Documents, the Intercreditor Agreement, the Relative Rights Agreement, each Loan Notice, each Compliance Certificate, each Borrowing Base Certificate, the Fee Letter, each Letter of Credit Application, any Additional Legacy Borrower Agreement, any Additional ETMC Borrower Agreement, any additional intercreditor agreement entered into pursuant to the terms hereto and each other document, instrument or agreement from time to time executed by the Parent, the Borrowers or any other Loan Party and delivered in connection with this Agreement (including, without limitation, in connection with the Ventas Purchase Option ABL Loans).

“Loan Notice” means a notice of (a) a Borrowing of a Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of ~~Eurodollar Rate~~Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit D or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Administrative Borrower (or any Borrower).

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Legacy Revolving Loan, an ETMC Revolving Loan, a Protective Advance or a Swing Line Loan, as applicable.

~~“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.~~

“Master Lease” means that certain Master Lease Agreement, dated as of August 4, 2015, among LeaseCo and certain of Affiliates of the Company, regarding the lease of LeaseCo’s Real Property to the Company and its Subsidiaries, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrowers and their Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrowers and the Guarantors taken as a whole to perform their obligations under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrowers or any Guarantor of any Loan Document to which it is a party or (d) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent taken as a whole under any Loan Document.

“Material Domestic Subsidiary” means any Wholly Owned Domestic Subsidiary of the Borrowers that is a Restricted Subsidiary and (a) as of the end of any fiscal quarter period, has total assets with a book value averaging greater than 2.5% of the total assets of the Borrowers and their Restricted Subsidiaries taken as a whole or (b) has revenues for the most recent twelve-month period greater than 2.5% of the total revenues for the most recent twelve-month period in the aggregate of the Borrowers and their Restricted Subsidiaries taken as a whole; provided that if, at any time and from time to time after the Effective Date, Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries but are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b), together with the other Domestic Subsidiaries that are Restricted Subsidiaries but are not Guarantors (including (x) all Captive Insurance Subsidiaries (and any Subsidiaries thereof), but excluding (y) all non-Wholly Owned Subsidiaries and Joint Ventures) have in the aggregate total assets with a book value averaging greater than 5% of the total assets of the Borrowers and their Restricted Subsidiaries taken as a whole or have in the aggregate revenues for the most recent twelve-month period greater than 5% of the total revenues for the most recent twelve-month period of the Borrowers and their Restricted Subsidiaries, taken as a whole, then the Administrative Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 7.12 applicable to such Subsidiary (other than Excluded Subsidiaries).

“Maturity Date” means the date that is the five year anniversary of the Effective Date, or, if such day is not a Business Day, the immediately succeeding Business Day; provided that if the Term Loan Facility remains outstanding on the date that is 91 days prior to the maturity date of the Term Loan Facility (the “Term Loan Facility Springing Maturity Date”) and such Term Loan Facility has not otherwise been extended or refinanced such that its scheduled final maturity date is no earlier than 91 days after the Maturity Date of the Revolving Credit Facilities, then the Maturity Date shall be the Term Loan Facility Springing Maturity Date.

“Maximum Rate” has the meaning set forth in Section 11.10.

“measurement period” means at any date of determination, the most recently completed four (4) consecutive fiscal quarters of the Borrowers and their Subsidiaries.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Account” means an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicaid in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or supplies for Medicaid patients.

“Medicaid/Medicare Account Debtor” means any Account Debtor which is (i) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act,

(ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or (iii) any agent, carrier, administrator or intermediary for any of the foregoing.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and TRICARE programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.

“Medical Services” means medical and health care services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient and performed by a Loan Party which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by a Loan Party to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare Account” an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicare in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or supplies for Medicare patients.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting Medicare and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“MOB Disposition” has the meaning set forth in Section 8.05(iii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners, a national organization of insurance regulators.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary of the Company which is not a Loan Party.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither any Borrower nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Nonrenewal Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-Tenant Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J-1 executed and delivered by a Domestic Restricted Subsidiary (other than a Tenant Subsidiary) in accordance with the provisions of Section 7.12.

“Non-Tenant Subsidiary Pledge Agreement” means the Pledge Agreement in the form of Exhibit B-1 dated as of the Original Closing Date executed in favor of the Collateral Agent by each of the Loan Parties (other than the Tenant Subsidiaries), as amended, modified, restated or supplemented from time to time.

“Non-Tenant Subsidiary Security Agreement” means the Security Agreement substantially in the form of Exhibit C-1 dated as of the Original Closing Date executed in favor of the Collateral Agent by each of the Loan Parties (other than any Tenant Subsidiaries), as amended, modified, restated or supplemented from time to time.

“Non-Ventas Purchase Option ABL Loans” means the Loans outstanding after giving effect to the Ventas Purchase Option Assignment that are not Ventas Purchase Option ABL Loans.

“Notice of Intent to Cure” has the meaning set forth in Section 9.04(a).

“Noticed Hedge” means any Bank Product Debt arising under a Swap Contract with respect to which any Borrower and the Lender or its Affiliate providing such Bank Product Debt has notified the Administrative Agent of the intent to include such Bank Product Debt as a Noticed Hedge hereunder and with respect to which an ETMC Bank Product Reserve or a Legacy Bank Product Reserve has subsequently been established in the maximum amount thereof.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any obligations of any Loan Party with respect to Bank Product Debt; provided, however, that for purposes of each guarantee or security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document by a Loan Party, the term “Obligations” shall not, as to any Guarantor, include any Excluded Swap Obligations.

“OIG” means the Office of Inspector General of HHS and any successor thereof.

“Ordinary Course of Business” means the ordinary course of business of Parent, any Borrower or Subsidiary, undertaken in good faith.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means June 28, 2018.

“Other Appointment and Resignation Documentation” has the meaning assigned to such term in the Amendment and Restatement Agreement.

~~“Other Rate Early Opt-in” means the Administrative Agent and the Administrative Borrower have elected to replace LIBO Rate with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.~~

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Borrowing), Swing Line Loans and Protective Advances, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“PACE Financing” shall mean a financing secured by a real estate tax assessment on a property in accordance with state and local Laws.

“Parent” has the meaning set forth in the preamble hereto.

“Participant” has the meaning set forth in Section 11.07(d).

“Participant Register” has the meaning set forth in Section 11.07(d).

“Payment Conditions” means if: (A) no Default or Event of Default shall have occurred or be continuing, (B) Availability is equal to or greater than the greater of (x) 20% of the Line Cap and (y) $35 million (i) for each of the 30 days immediately prior to making such Restricted Payment or Investment, as applicable, on a Pro Forma Basis giving effect to such Restricted Payment or Investment as if it were made on the first day of such 30-day period, and (ii) immediately after giving effect thereto, and (C) if Availability is less than the greater of (x) 30.0% of the Line Cap and (y) $52.5 million (i) for each of the 30 days immediately prior to making such Restricted Payment or Investment, as applicable, on a Pro Forma Basis giving effect to such Restricted Payment or Investment as if it were made on the first day of such 30-day period, and (ii) immediately after giving effect thereto, the Fixed Charge Coverage Ratio, calculated on a trailing four-fiscal quarter basis for the most recently ended fiscal quarter for which the relevant financial statements have been delivered to the Administrative Agent, is equal to or greater than 1.00 to 1.00 on a pro forma basis giving effect to the Restricted Payment or Investment, as applicable, as if such Restricted Payment or Investment had been made on the first day of such measurement period.

“Patient” means any Person receiving Medical Services from a Loan Party and all Persons legally liable to pay a Loan Party for such Medical Services other than Insurers.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means, subject to Section 1.09(a), an Acquisition approved in writing by the Required Lenders in their sole discretion or (b) an Acquisition of at least a majority of the Voting Stock and the Capital Stock of a Person that becomes a Restricted Subsidiary or an Acquisition of a substantial portion of the Property of a Person by a Borrower or a Restricted Subsidiary; provided that solely with respect to clause (b), (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a substantially similar line of business (or complementary, supplemental or ancillary thereto) as the Loan Parties and their Subsidiaries, (ii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) immediately prior to and after giving effect to any such Acquisition, (x) no Event of Default shall have occurred and be continuing and (y) the Acquisition Conditions are met, (v) if the aggregate consideration for such Acquisition (including Earn-Out Obligations exceeding $10,000,000 in the aggregate, cash and non-cash consideration, any deferred capital expenditures and any assumption of liabilities, but excluding (A) any Equity Issuance made to the applicable seller as part of the purchase price, (B) any portion of the purchase price funded, directly or indirectly, with the proceeds of any Equity Issuance and (C) any purchase price and/or working capital adjustments) exceeds $10,000,000 in the aggregate, such Person’s operations, assets and property shall not be subject (directly or indirectly) to the ETMC JV Agreement and (vi) the acquired Person and its Subsidiaries and/or the entity that acquires such Property, as applicable, shall become Guarantors and pledge Collateral to the extent required pursuant to Section 7.12 and Section 7.14; provided further that the aggregate amount of Permitted Acquisitions of Non-Guarantor Restricted Subsidiaries and of entities that become ETMC Subsidiaries and Permitted Acquisitions by Non-Guarantor Restricted Subsidiaries or ETMC Subsidiaries, when taken together with the aggregate amount of Investments pursuant to Section 8.02(i) shall not exceed the greater of (x) $140,000,000 and (y) 30% of Consolidated EBITDA.

“Permitted Investments” means, at any time, Investments by the Borrowers and their Restricted Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted IRB Transaction” means any transaction in which (x) a Governmental Authority issues industrial revenue bonds or other similar tax-exempt securities (the “Applicable Securities”) in connection with the financing of assets (the “Applicable Assets”) that would not otherwise qualify as Collateral (including any issuances in connection with financing the business acquired pursuant to the Topeka Acquisition) and (y) a Borrower or a Restricted Subsidiary purchases in cash (the “Applicable Cash”) such Applicable Securities; provided that (a) no Person other than a Borrower or a Restricted Subsidiary may hold such Applicable Securities or be entitled to exercise any rights or remedies with respect thereto, (b) no assets other than the Applicable Assets or the Applicable Cash may secure such Applicable Securities and (c) none of the Borrowers nor any Restricted Subsidiary may be an obligor with respect to such Applicable Securities.

“Permitted Liens” means, at any time, Liens in respect of Property of the Borrowers and their Restricted Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Merger” has the meaning set forth in Section 8.04.

“Permitted Sale Leaseback” means any Sale and Leaseback Transaction consummated by any Borrower or any Restricted Subsidiary after the Original Closing Date; provided that (a) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (b) after giving pro forma effect thereto, the Senior Secured Net Leverage Ratio (calculated on a Pro Forma Basis) does not exceed 3.75:1.00, (c) no less than 75% of the aggregate consideration received in such Sale and Leaseback Transaction shall be in cash and Cash Equivalents, (d) the applicable Borrower or the applicable Restricted Subsidiary shall receive at least fair market value (as determined by the Borrowers in good faith) for any property disposed of in such Sale and Leaseback Transaction and (e) the assets subject to such Sale and Leaseback Transaction are assets of a type that would not constitute ABL Priority Collateral.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Physician Groups” means MPV New Jersey MD Services, P.C., and any other similar professional corporation, limited liability company, partnership or other entity that provides or arranges medical services in a state that only permits the equity interests of such entity to be held by one or more licensed physicians or licensed professionals or professional entities.

“Physician Support Obligation” means:

(1) a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, (x) a physician or healthcare professional providing service to patients in the service area of a Hospital operated by any Borrower or any Restricted Subsidiary or (y) any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x), in either case made or given by any Borrower or any Restricted Subsidiary

(a) in the ordinary course of its business; and

(b) pursuant to a written agreement having a period not to exceed five years;

or

(2) Guarantees by any Borrower or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician, healthcare professional or any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x) above providing service to patients in the service area of a Hospital operated by any Borrower or any Restricted Subsidiary.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrowers.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreements” means the Tenant Subsidiary Pledge Agreement and the Non-Tenant Subsidiary Pledge Agreement.

“Pledged ETMC Distribution Account” has the meaning specified in Section 8.16.

“Prepayment Notice” means a notice by any Borrower to prepay Loans, which shall be substantially in the form of Exhibit L (or such other form as the Administrative Agent may approve).

“Privacy Standards” has the meaning specified in Section 7.08.

“Pro Forma Basis” means, for all purposes hereof, that any Disposition, Involuntary Disposition or Acquisition, any Approved Hospital Swap and the incurrence of any Loan or any Subordinated Indebtedness shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period in respect of which financial statements have been delivered (or are already required to have been delivered) hereunder preceding the date of such transaction or incurrence. In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrowers and their Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. Furthermore, pro forma calculations of Consolidated EBITDA shall not give effect to anticipated cost savings, synergies, operating expense reductions and/or increases to Consolidated EBITDA for the applicable period, except in cases where factually supportable and identifiable pro forma cost savings and/or increases to Consolidated EBITDA for the applicable period with respect to an Acquisition (in each case reasonably expected to occur within 24 months of the respective date of such Acquisition) that are attributable to such Acquisition are demonstrated in writing by the Administrative Borrower (with supporting calculations) to the Administrative Agent at the time of the relevant Acquisition; provided, further, that the add backs for cost savings and/or increases to Consolidated EBITDA for any applicable period for all Acquisitions (other than the ETMC Acquisition and the Topeka Acquisition) shall not, without the written consent of the Required Lenders, exceed twenty-five percent (25%) of Consolidated EBITDA prior giving effect to such Acquisition for the applicable period.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” has the meaning set forth in Section 2.16(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Equity Offering” means an underwritten public offering of common stock of and by the Parent (or any parent thereof) or any Borrower pursuant to a registration statement filed with the SEC in accordance with the Securities Act, which yields not less than $50,000,000 in net cash proceeds to the Parent (or any parent thereof) or any Borrower, as applicable.

“Public Lender” has the meaning set forth in Section 7.02.

“QFC” has the meaning set forth in Section 11.23.

“QFC Credit Support” has the meaning set forth in Section 11.23.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” has the meaning set forth in Section 4.06.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or occupied by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Subsidiary” means any special purpose Wholly Owned Subsidiary of any Borrower (i) that acquires accounts receivable generated by any Borrower or any of its Subsidiaries, (ii) that engages in no operations or activities other than those related to a Securitization Transaction and (iii) except pursuant to Standard Securitization Undertakings, (x) no portion of the obligations (contingent or otherwise) of which is recourse to or obligates any Borrower or any of its Restricted Subsidiaries in any way, and (y) with which neither any Borrower nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding other than on terms no less favorable to such Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrowers.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Redeemable Stock” has the meaning set forth in clause (h) of the definition of “Funded Indebtedness.”

“Refinancing Intercreditor Agreement” means an intercreditor agreement among, inter alia, the Collateral Agent, the Administrative Agent and one or more representatives for holders of the Term Loan Facility in form and substance reasonably acceptable to the Collateral Agent, as such intercreditor agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Refinancing Intercreditor Agreement shall be substantially consistent with the Intercreditor Agreement (but which may give effect to modifications determined by the Collateral Agent to be reasonably consistent with then current market practices and customs) and otherwise reasonably the Administrative Agent satisfactory to the Collateral Agent and the Administrative Agent and the Borrowers.

“Register” has the meaning set forth in Section 11.07(c).

“Relative Rights Agreement” means that certain relative rights agreement substantially in the form of Exhibit R hereto, dated as of the Original Closing Date, among, inter alia, the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent, the Indenture Trustee and LeaseCo, setting out the relative rights and privileges of the Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent, the Indenture Trustee and LeaseCo with respect to certain rights and remedies in respect of the permitted Creditor Obligations (as defined therein) and the Lease Obligations (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Lender” has the meaning set forth in Section 11.16.

“Report” has the meaning set forth in Section 10.11(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty-day notice period has been waived.

“Reporting Trigger Event” means any date when (x) an Event of Default exists or (y) Availability is less than the greater of (i) 12.5% of the Line Cap as of such date and (ii) $20.0 million for three (3) consecutive calendar days.

“Reporting Trigger Period” means any period beginning on any Reporting Trigger Event and continuing until the date on which (x) Availability is not less than the greater of (i) 12.5% of the Line Cap as of such date and (ii) $20.0 million and (y) no Event of Default shall have existed at any time during the thirty (30) consecutive calendar days prior to such date.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required ETMC Lenders” means, at any time, ETMC Lenders holding in the aggregate more than fifty percent (50%) of the sum of the (a) Total ETMC Outstandings (with the aggregate outstanding amount of each ETMC Lender’s risk participation and funded participation in Protective Advances and Swing Line Loans made to ETMC Borrowers being deemed “held” by such ETMC Lender for purposes of this definition) and (b) aggregate unused ETMC Commitments under the ETMC Credit Facility; provided that the unused ETMC Commitments of, and the portion of the Total ETMC Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required ETMC Lenders.

“Required Legacy Lenders” means, at any time, Legacy Lenders holding in the aggregate more than fifty percent (50%) of the sum of the (a) Total Legacy Outstandings (with the aggregate outstanding amount of each Legacy Lender’s risk participation and funded participation in L/C Obligations, Protective Advances and Swing Line Loans made to Legacy Borrowers being deemed “held” by such Legacy Lender for purposes of this definition) and (b) aggregate unused Legacy Commitments under the Legacy Credit Facility; provided that the unused Legacy Commitments of, and the portion of the Total Legacy Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Legacy Lenders; provided, further, that, at any time when there are two (2) or more unaffiliated Legacy Lenders, Required Legacy Lenders must include at least two (2) unaffiliated Legacy Lenders. For purposes of determining the number of unaffiliated Legacy Lenders under this definition, a Legacy Lender and any other Legacy Lenders that are Affiliates or Approved Funds of such Legacy Lenders shall be counted as a single Legacy Lender.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations, Protective Advances and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments under the Revolving Credit Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, at any time when there are two (2) or more unaffiliated Lenders, Required Lenders must include at least two (2) unaffiliated Lenders. For purposes of determining the number of unaffiliated Lenders under this definition, a Lender and any other Lenders that are Affiliates or Approved Funds of such Lenders shall be counted as a single Lender.

“Required Payment Intercompany Note” means that certain amended and restated promissory note, dated as of June 28, 2018, made by AHS East Texas in favor of AHS Legacy Operations, LLC in an initial aggregate principal amount equal to $205,000,000, as amended, restated, supplemented or modified from time to time.

“Rescindable Amount” has the meaning specified in Section 2.12(d)(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, controller, senior vice president, vice president or treasurer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Parent, the Borrowers or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. The ETMC JV shall be considered a Restricted Subsidiary for all purposes of this Agreement and the other Loan Documents.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Notice” has the meaning set forth in Section 2.14(b).

“Revolving Credit Borrowing” a Legacy Revolving Credit Borrowing or an ETMC Revolving Credit Borrowing, as applicable.

“Revolving Credit Facility” means the Legacy Credit Facility or the ETMC Credit Facility, as applicable. For the avoidance of doubt, any Ventas Purchase Option ABL Loans shall not comprise a Revolving Credit Facility.

“Revolving Credit Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means, with respect to a Borrower or any Restricted Subsidiary, any arrangement, directly or indirectly, with any person whereby such Borrower or such Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Administrative Agent, the Collateral Agent, L/C Issuers, Lenders and providers of Bank Products.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by any Borrower or any Restricted Subsidiary pursuant to which any Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to a Receivables Subsidiary or any other Person or grant a security interest in, any accounts receivable (whether now existing or arising in the future) of any Borrower or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with sales, factoring or securitization transactions involving accounts receivable; provided that no portion of the obligations (contingent or otherwise) is recourse to or obligates any Borrower or any of its Restricted Subsidiaries in any way other than pursuant to the Standard Securitization Undertakings.

“Security Agreements” means, collectively, the Tenant Subsidiary Security Agreement and the Non-Tenant Subsidiary Security Agreement.

“Security Standards” has the meaning set forth in Section 7.08.

“Self-Pay Account” means any Account for which a Third Party Payor is not the Account Debtor other than Accounts for which the Account Debtor is a credit card or debit card company or processor.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Indebtedness that is secured by a Lien on any property or assets of the Company or any of its Restricted Subsidiaries as of such date minus (ii) unrestricted cash and Cash Equivalents held by the Company and its Restricted Subsidiaries on such date (provided that any cash or Cash Equivalents in (x) the LHP Cash Management Transfer System or (y) that is held by an ETMC Subsidiary that are not in the Pledged ETMC Distribution Account or, in each case, a Controlled Account shall be deemed to be restricted cash) to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission, as in effect on the Effective Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or that constitutes a reasonable extension or expansion thereof.

“SOFR” ~~has the meaning set forth in the definition of “Daily Simple SOFR”~~means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

~~“SOFR Early Opt-in” means the Administrative Agent and the Administrative Borrower have elected to replace LIBO Rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.~~

“SOFR Adjustment” means 0.10% (10 basis points).

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value measured on a going concern basis of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value measured on a going concern basis of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.08).

“Specified SPV” means any bankruptcy remote single purpose vehicle which holds as its sole asset 100% of the equity interests and other Investments in the owners of equity interests in Joint Ventures.

“Sponsor” means EGI-AM Investments, L.L.C. and any Affiliate thereof.

“Sponsor Fees” means the fees payable by the Parent or any of the Restricted Subsidiaries of the Parent to the Sponsor or any Affiliate of the Sponsor pursuant to a management or services agreement approved by the board of directors of the Parent or any Restricted Subsidiary of the Parent, in each case, to the extent such fees are for services provided to Parent and its Restricted Subsidiaries.

“Sponsor Group” means the collective reference to (i) the Sponsors and (ii) any other Person that directly or indirectly, is in control of, is controlled by, or is under common control with, the Sponsor (other than portfolio companies). For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities entered into by any Borrower or any Restricted Subsidiary which are customary in securitization transactions involving accounts receivable.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Borrower or any Restricted Subsidiary which by its terms is expressly subordinated in right of payment to the prior payment of the Obligations under this Agreement and the other Loan Documents; provided that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to such issuance, (ii) the definitive documentation (including without limitation the subordination provisions) for such Subordinated Indebtedness shall be not more restrictive, taken as a whole, than this Agreement, (iii) such Subordinated Indebtedness shall mature after the date that is ninety (90) days after the Maturity Date applicable to Loans, (iv) such Subordinated Indebtedness shall contain no interim amortization or prepayment events (other than customary change of control or asset sale events) and (v) such Subordinated Indebtedness shall contain no financial maintenance covenants. For the avoidance of doubt, Subordinated Indebtedness shall not include any intercompany Indebtedness among the Loan Parties.

“Subordinated Indebtedness Documents” means all agreements, documents and instruments evidencing or governing any Subordinated Indebtedness, as such Subordinated Indebtedness Documents may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof.

“Subsequent Transaction” has the meaning specified in Section 1.09.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, however, that the Physician Groups are not owned or controlled by the Loan Parties and shall not be deemed Subsidiaries or Restricted Subsidiaries of the Loan Parties for any purpose under the Loan Documents (although the Physician Groups are not Subsidiaries of the Loan Parties, if the Loan Parties manage the non-clinical aspects of a Physician Group, the terms and conditions of Articles III, VII, VIII and IX hereof will apply as if the Physicians Groups were Non-Guarantor Restricted Subsidiaries), except that such entities may be included in any Loan Party’s or Parent’s consolidated financial statements. Unless the context requires otherwise, a “Subsidiary” shall be deemed to be a Subsidiary of the Borrowers. The ETMC JV shall be considered a Subsidiary for all purposes of this Agreement and the other Loan Documents.

“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Agency Agreement” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supermajority ETMC Lenders” means, as of any date of determination, ETMC Lenders having more than 66 2⁄3% of the sum of the (a) Total ETMC Outstandings (with the aggregate outstanding amount of each ETMC Lender’s risk participation and funded participation in Protective Advances made to ETMC Borrowers and Swing Line Loans made to ETMC Borrowers being deemed “held” by such ETMC Lender for purposes of this definition) and (b) aggregate unused ETMC Commitments; provided that the unused ETMC Commitment of, and the portion of the Total ETMC Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority ETMC Lenders.

“Supermajority Legacy Lenders” means, as of any date of determination, Legacy Lenders having more than 66 2⁄3% of the sum of the (a) Total Legacy Outstandings (with the aggregate outstanding amount of each Legacy Lender’s risk participation and funded participation in L/C Obligations, Protective Advances made to Legacy Borrowers and Swing Line Loans made to Legacy Borrowers being deemed “held” by such Legacy Lender for purposes of this definition) and (b) aggregate unused Legacy Commitments; provided that the unused Legacy Commitment of, and the portion of the Total Legacy Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Legacy Lenders; provided, further, that, at any time when there are two (2) or more unaffiliated Legacy Lenders, Supermajority Legacy Lenders must include at least two (2) unaffiliated Legacy Lenders. For purposes of determining the number of unaffiliated Legacy Lenders under this definition, a Legacy Lender and any other Legacy Lenders that are Affiliates or Approved Funds of such Legacy Lenders shall be counted as a single Legacy Lender.

“Supported QFC” has the meaning set forth in Section 11.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit E or another form which is reasonably satisfactory to the Administrative Agent.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate principal amount of the Commitments. The Swing Line Sublimit is part of, and not in addition to, the Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on the balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, and all liabilities with respect thereto (including any interest, fines, additions to tax or penalties).

“Tax Group” has the meaning set forth in Section 8.06(d).

“Tenant Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J-2 executed and delivered by a Domestic Restricted Subsidiary that is a Tenant Subsidiary in accordance with the provisions of Section 7.12.

“Tenant Subsidiaries” means, collectively, those Subsidiaries of Parent that are “Tenants” as defined in the Master Lease as in effect on the Original Closing Date and any other Subsidiaries of Parent that become Tenants under the Master Lease and the Subsidiaries of such “Tenants”. For the avoidance of doubt, no Loan Party (whether existing on the Original Closing Date or formed or acquired after the Original Closing Date) may be subsequently designated as a Tenant Subsidiary hereunder.

“Tenant Subsidiary Guarantee Assignment” has the meaning set forth in Section 4.09.

“Tenant Subsidiary Pledge Agreement” means the Pledge Agreement in the form of Exhibit B-2 dated as of the Original Closing Date executed in favor of the Collateral Agent by each of the Tenant Subsidiaries that is a Loan Party and each Loan Party that is a direct parent of a Tenant Subsidiary, as amended, modified, restated or supplemented from time to time.

“Tenant Subsidiary Security Agreement” means the Security Agreement substantially in the form of Exhibit C-2 dated as of the Original Closing Date executed in favor of the Collateral Agent by each of the Tenant Subsidiaries that is a Loan Party, as amended, modified, restated or supplemented from time to time.

“Term Loan Administrative Agent” means Barclays, in its capacity as administrative agent under the Term Loan Documents (or any successor or replacement “Administrative Agent” thereunder).

“Term Loan Credit Agreement” means (i) that certain term loan credit agreement, dated as of the Amendment No. 1 Effective Date, among the Company, Parent, certain Subsidiaries of the Company as guarantors, the lenders party thereto and Barclays, as administrative agent, as amended, restated, supplemented or modified from time to time to the extent permitted by the Intercreditor Agreement, and (ii) any other credit agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth in the Intercreditor Agreement), replace, restructure, renew or refinance in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Documents” means the Term Loan Credit Agreement and the other Loan Documents or any similar term (as defined in the Term Loan Credit Agreement), including each mortgage and other security documents, guaranties and the notes issued thereunder.

“Term Loan Facility” means the senior secured term loan facility under the Term Loan Credit Agreement or any amendment, supplement, modification, substitution, replacement, restatement or refinancing thereof, in whole or in part, from time to time, including in connection with a “Refinancing” (as defined in the Intercreditor Agreement) of the Term Loan Credit Agreement.

“Term Loan Facility Springing Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Term SOFR” means, (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR~~” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied),~~ Screen Rate” means the forward-looking SOFR term rate ~~based on SOFR that has been selected or recommended by the Relevant Governmental Body~~.administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Third Party Payor” means any Governmental Authority, insurance company, health maintenance organization, preferred provider organization or similar entity that is obligated to make payments with respect to an Account.

“Threshold Amount” means $60,000,000.

“Topeka Acquisition” means the acquisition by Topeka Health System, LLC of substantially all of the assets used in the operation of (i) St. Francis Health Center, Inc., (ii) St. Francis Physician Clinics, (iii) St. Francis Accountable Health Network, Inc., and (iv) an operating division of Med-Care of Kansas, Inc., doing business as Integrated Nuclear Enterprises.

“Total ETMC Outstandings” means the aggregate Outstanding Amount of all ETMC Revolving Loans and all Swing Line Loans made to ETMC Borrowers.

“Total Legacy Outstandings” means the aggregate Outstanding Amount of all Legacy Revolving Loans, all Swing Line Loans made to Legacy Borrowers and all L/C Obligations.

“Total Outstandings” means the sum of the Total ETMC Outstandings and the Total Legacy Outstandings.

“Transaction” means, collectively, (a) the entry into and performance of the Relative Rights Agreement, (b) the entry into and funding under this Agreement, the Term Loan Credit Agreement and the 2026 Notes Indenture, (c) the repayment of the existing indebtedness of the Company and its Subsidiaries and (d) the payment of related fees and expenses.

“TRICARE” means the United States Department of Defense health care program for service families including, but not limited to, TRICARE Prime, TRICARE Extra and TRICARE Standard, and any successor to or predecessor thereof (including, without limitation, CHAMPUS).

“TRICARE Account” means an Account payable pursuant to TRICARE.

“Triggering Event” has the meaning ascribed to such term in the Relative Rights Agreement as in effect on the Original Closing Date.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a ~~Eurodollar Rate~~Term SOFR Loan.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.23.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended ~~form~~from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the consolidated unaudited financial statements of Parent and its Subsidiaries for the fiscal quarter ending March 31, 2021.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(III).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company identified as an Unrestricted Subsidiary on Schedule 6.13, (2) any other Subsidiary of the Company, whether now owned or acquired or created after the Effective Date, that is designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the ETMC JV may not be designated as an Unrestricted Subsidiary, provided further that the Company shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00, (c) such Subsidiary or any of its Subsidiaries has not Guaranteed any Capital Stock or Indebtedness of or have any Investment in, the Company or any Restricted Subsidiary and does not hold any Liens on any property or assets of the Company or any Restricted Subsidiary, (d) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will for so long as it is an Unrestricted Subsidiary, consist of Non-Recourse Debt, (e) the aggregate fair market value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with Section 8.02 and Section 8.06, (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, (g) except as permitted by Section 8.08, on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary, when taken as a whole, than those that would have been obtained from Persons who are not Affiliates of the Company, (h) if immediately prior to such designation, such Subsidiary is a Borrower whose assets, together with the assets of any Subsidiary thereof, contributed greater than $10,000,000 to the Legacy Borrowing Base or the ETMC Borrowing Base, as applicable, as of the most recent Borrowing Base Certificate delivered pursuant to Section 7.02, the Administrative Borrower shall have delivered an updated Borrowing Base Certificate to the Administrative Agent (calculated to exclude the assets of such Subsidiary and any Subsidiary thereof from the Legacy Borrowing Base or the ETMC Borrowing Base, as applicable), which shall reflect that at such time, or concurrently with such designation, (x) the aggregate outstanding amount of all Total Outstandings does not exceed the Line Cap, (y) the aggregate outstanding amount of all Total Legacy Outstandings does not exceed the Legacy Line Cap and (z) the aggregate outstanding amount of all Total ETMC Outstandings does not exceed the ETMC Line Cap, and (i) the Company shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Company, certifying compliance with the requirements of preceding clauses (a) through (h) and (3) any Subsidiary of an Unrestricted Subsidiary. The Company may designate or redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that other than with respect to any Tenant Subsidiary after the Ventas Purchase Option Assignment (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Fixed Charge Coverage Ratio shall not be less than 2.00:1.00 and (iii) the Company shall have delivered to the Administrative Agents an officer’s certificate executed by a Responsible Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirement of preceding clauses (i) and (ii); provided, further, that other than with respect to any Tenant Subsidiary after the Ventas Purchase Option Assignment, no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary; provided further, that after the Ventas Purchase Option Assignment, no Tenant Subsidiary shall be designated as an Unrestricted Subsidiary for purposes of the separate loan documentation documenting the Ventas Purchase Option ABL Loans pursuant to Section 2.17(b)(3). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“UT Tyler” means The University of Texas Health Science Center at Tyler.

“UT Tyler Properties” means those properties of UT Tyler subject to the ETMC JV Agreement.

“Value” means the face amount of an Account, net of any returns, rebates, discounts (calculated on the shortest terms), credits, contractual allowances or other allowances, capitation or Taxes (including sales, excise or other taxes) that have been or could be claimed by the

Account Debtor or any other Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the maximum deductions for credits shall not exceed 25% of the aggregate amount of all such credits.

“Ventas” means Ventas, Inc., a Delaware corporation.

“Ventas Asset Purchase” means the consummation of the transactions contemplated by Section 2.3 of the Relative Rights Agreement (as in effect on the Original Closing Date), including the exercise and consummation of the “Landlord Asset Purchase Option” (as defined in the Relative Rights Agreement as in effect on the Original Closing Date).

“Ventas Assignees” shall have the meaning ascribed to such term in Section 2.17(a).

“Ventas Purchase Option” means the consummation of the transactions contemplated by Section 2.6 of the Relative Rights Agreement (as in effect on the Original Closing Date).

“Ventas Purchase Option ABL Loan Agent” means an institution appointed by the Ventas Assignee to act as administrative agent and collateral agent with respect to the Ventas Purchase Option ABL Loans.

“Ventas Purchase Option Amendment” has the meaning ascribed to such term in Section 2.17(c).

“Ventas Purchase Option Assignment” has the meaning ascribed to such term in Section 2.17(a).

“Ventas Purchase Option Term Loans” has the meaning ascribed to such term in Section 8.03(p).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency; provided, however, that Voting Stock shall not include any preferred class of Capital Stock of any Person solely by reason of the right of such class to elect one or more members of the board of directors (or similar governing body) of such Person, unless such class is generally entitled to vote on any matter submitted to the holders of common classes of Capital Stock.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installments, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock (other than directors’ qualifying shares) is at the time owned by any Borrower directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by any Borrower.

“Working Capital Intercompany Loans” has the meaning set forth in Section 8.02(ee).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) All certifications to be made hereunder by a Responsible Officer or representative of a Loan Party shall be made by such person in his or her capacity solely as a Responsible Officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

(f) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the satisfaction, repayment, or payment in full of the Obligations (other than unasserted contingent indemnification obligations).

1.03 Accounting Terms

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrowers in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b) The Administrative Borrower will provide a written summary of material changes in GAAP that affect the Borrowers’ financial accounting and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either any Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of Consolidated EBITDA and the Fixed Charge Coverage Ratio for purposes of determining compliance with Section 8.11 shall be made on a Pro Forma Basis; provided, however, that any Acquisition, Disposition or Involuntary Disposition of assets with an aggregate net book value of less than $5,000,000 need not be taken into account on a Pro Forma Basis.

(d) Notwithstanding the above, the parties hereto acknowledge and agree that all computations of amounts and ratios referred to in Article VII and Article VIII shall be made in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Original Closing Date and any similar operating lease entered into after the Original Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease and shall not constitute Indebtedness.

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, all financial statements required to be delivered pursuant to this Agreement or any other Loan Document need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

1.04 Rounding

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When any payment to be made hereunder or the performance of any covenant, duty or obligation is stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the due date of such payment, performance or delivery shall extend to the immediately succeeding Business Day.

1.07 Additional Borrowers

Notwithstanding anything in Section 11.07 to the contrary, following the Effective Date, the Administrative Borrower may request that (x) one or more wholly-owned Domestic Subsidiaries of the Company (other than AHS East Texas or and Subsidiary of AHS East Texas) that (ii) owns assets that are or that it desires to be included in the Legacy Borrowing Base be added as an additional Legacy Borrower under the Legacy Credit Facility by delivering to the Administrative Agent an Additional Legacy Borrower Agreement executed by such Subsidiary and the Administrative Borrower and (y) one or more Wholly-Owned Domestic Subsidiaries of AHS East Texas that owns assets that are or that it desires to be included in the ETMC Borrowing Base be added as an Additional ETMC Borrower under the ETMC Credit Facility by delivering to the Administrative Agent an Additional ETMC Borrower Agreement executed by such Subsidiary and the Administrative Borrower. The assets of such Subsidiary that shall become an Additional Legacy Borrower or an Additional ETMC Borrower shall not be included in the Legacy Borrowing Base or ETMC Borrowing Base, as applicable, until the Administrative Agent and Collateral Agent shall have received and be reasonably satisfied with a Field Exam on such assets from an examiner reasonably acceptable to the Administrative Agent and the Collateral Agent. Such Subsidiary shall for all purposes of this Agreement be a Legacy Borrower or an ETMC Borrower hereunder after the latest of (i) five (5) Business Days (or such shorter period as the Administrative Agent shall agree) after delivery of such applicable Additional Borrower Agreement and (ii) receipt by the Lenders under the applicable Revolving Credit Facility and the Administrative Agent of such documentation and other information reasonably requested by the Lenders under the applicable Revolving Credit Facility or the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations (including, without limitation, a Beneficial Ownership Certification with respect to such Additional Borrower if requested by any Lender) without any written objection submitted by the Lenders under the applicable Revolving Credit Facility or the Administrative Agent within ten (10) days of the date of receipt of such documentation and other information; provided that (a) each Additional Legacy Borrower and Additional ETMC Borrower shall also be a Guarantor and (b) neither the Administrative Agent, the Collateral Agent nor any Lender under the applicable Revolving Credit Facility shall be materially adversely affected by the addition of such Additional Legacy Borrower or Additional ETMC Borrower, as applicable. Any obligations in respect of Borrowings by any Borrower under this Agreement will constitute “Obligations” for all purposes of the Loan Documents. Promptly following receipt of any Additional Borrower Agreement, the Administrative Agent shall send a copy thereof to each Lender under the applicable Revolving Credit Facility.

1.08 Basket Classification

Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any negative covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents and (c) the Borrowers shall be permitted to redesignate any Indebtedness, Liens, Restricted Payments, Investments and prepayments or repayments of Subordinated Indebtedness originally designated as incurred under any exception under Section 8.01 (other than Section 8.01(a)), Section 8.02, Section 8.03 (other than Section 8.03(a)), Section 8.06 and Section 8.13 as having been incurred under another applicable exception under Section 8.01 (other than Section 8.01(a)), Section 8.02, Section 8.03 (other than Section 8.03(a)), Section 8.06 and Section 8.13 so long as at the time of such redesignation, the Borrowers would be permitted to incur Indebtedness, Liens, Restricted Payments, Investments or prepayments or repayments of Subordinated Indebtedness under such other exception within the same Section of this Agreement. With respect to any incurrence of Indebtedness or creation of Lien permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Senior Secured Net

Leverage Ratio, the Consolidated Net Leverage Ratio and/or the Fixed Charge Coverage Ratio, as applicable, pro forma effect shall not be given to any Indebtedness being incurred or Lien created (or expected to be incurred or created) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness or creation of such Lien, as applicable, in reliance on any “fixed dollar basket” set forth in this Agreement (including any “baskets” measured as a percentage of Consolidated EBITDA or total assets).

1.09 Limited Condition Acquisitions

As it relates to any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or financial test,

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or total assets), or

(iii) testing whether the Payment Conditions (including Availability as a component thereof) have been satisfied or a Default or Event of Default has occurred and, with respect to any Revolving Commitment Increase to finance such Limited Condition Acquisition, testing whether any representation or warranty in any Loan Document is correct as of such date, in each case, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, any such Default or Event of Default exists and any such representation or warranty is correct shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recently ended four fiscal quarter period prior to the LCT Test Date), the Administrative Borrower or the applicable Restricted Subsidiary would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with or if no such Default or Event of Default shall exist on such LCT Test Date or such representation or warranty is correct as of such LCT Test Date then such condition shall be deemed satisfied on the date of consummation of such LCT Test Date for purposes of clause (iii) above; provided that if financial statements for one or more subsequent fiscal periods shall have become available, the Administrative Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Administrative Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or total assets of the Administrative Borrower or the

Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or any Default or Event of Default has occurred and is continuing or any such representation or warranty in any Loan Document is not correct on the date of such Limited Condition Acquisition, such baskets, tests or ratios or requirement will not be deemed to have failed to have been complied with as a result of such circumstance. If the Administrative Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.10 Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.11 Amendment and Restatement

This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is not, nor is there intended to be, a novation of the Existing Credit Agreement or any other Loan Document under the Existing Credit Agreement and from and after the effectiveness of this Agreement, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed and governed by this Agreement. From and after the effectiveness of this Agreement, the “Obligations” under the Existing Credit Agreement shall continue as Obligations under the Loan Documents under this Agreement and the Loan Documents until otherwise paid in accordance with the terms hereof. The Collateral Documents and the grant of Liens on all of the Collateral described therein do and shall continue to secure the payment of all Obligations. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that the Liens securing the “Obligations” (as defined in the Existing Credit Agreement) of any Loan Party, shall from and after the Effective Date secure the payment and performance of all Obligations (as defined in this Agreement) of such Loan Party for the benefit of the Collateral Agent and the Secured Parties, and each Loan Party reaffirms its prior grant of the Liens granted by it pursuant to the “Collateral Documents” (as defined in the Existing Credit Agreement) and all such Liens shall continue in full force and effect after giving effect to this Agreement and are hereby confirmed and reaffirmed by each of the Loan Parties. The parties hereto further acknowledge and agree that all “Collateral Documents” (as defined in the Existing Credit Agreement) shall remain in full force and effect after the Effective Date in favor of and for the benefit of the Collateral Agent and the Secured Parties (with each reference therein to the collateral agent, the credit agreement or a loan document being a reference to the Collateral Agent, this Agreement or the other Loan Documents, as applicable), in each case, as such Collateral Documents are modified on the Effective Date, and each Loan Party hereby confirms and ratifies its obligations thereunder.

1.12 Interest Rates

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01 Loans

(a) Subject to the terms and conditions set forth herein, each Legacy Lender having a Legacy Commitment severally agrees to make revolving loans to the Legacy Borrowers in Dollars from time to time, on any Business Day on or after the Original Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such Legacy Lender’s Legacy Commitment; provided that after giving effect to any such Legacy Revolving Credit Borrowing, (x) the aggregate Outstanding Amount of the Legacy Revolving Loans of any Legacy Lender, plus such Legacy Lender’s Legacy Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Legacy Lender’s Legacy Pro Rata Share of the Outstanding Amount of all Swing Line Loans and Protective Advances made to Legacy Borrowers shall not exceed the lesser of (i) such Legacy Lender’s Legacy Commitment at such time and (ii) such Legacy Lender’s Legacy Pro Rata Share of the Legacy Borrowing Base at such time and (y) the aggregate outstanding amount of Total Legacy Outstandings shall not exceed the Legacy Line Cap at such time. Within the limits of each Legacy Lender’s Legacy Commitment, and subject to the other terms and conditions hereof, the Legacy Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Legacy Revolving Loans may be Base Rate Loans or ~~Eurodollar Rate~~Term SOFR Loans.

(b) Subject to the terms and conditions set forth herein, each ETMC Lender having an ETMC Commitment severally agrees to make revolving loans to the ETMC Borrowers in Dollars from time to time, on any Business Day on or after the Original Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such ETMC Lender’s ETMC Commitment; provided that after giving effect to any such ETMC Revolving Credit Borrowing, (x) the aggregate Outstanding Amount of the ETMC Revolving Loans of any ETMC Lender, plus such ETMC Lender’s ETMC Pro Rata Share of the Outstanding Amount of all Swing Line Loans and Protective Advances made to ETMC Borrowers shall not exceed the lesser of (i) such ETMC Lender’s ETMC Commitment at such time and (ii) such ETMC Lender’s ETMC Pro Rata Share of the ETMC Borrowing Base at such time and (y) the aggregate outstanding amount of Total ETMC Outstandings shall not exceed the ETMC Line Cap at such time. Within the limits of each ETMC Lender’s ETMC Commitment, and subject to the other terms and conditions hereof, the ETMC Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). ETMC Revolving Loans may be Base Rate Loans or ~~Eurodollar Rate~~Term SOFR Loans.

2.02 Borrowings; Conversions and Continuations of Loans

(a) Each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of ~~Eurodollar Rate~~Term SOFR Loans shall be made upon the Administrative Borrower’s irrevocable (except as otherwise permitted under Article III) notice to the Administrative Agent, which may be given by a Loan Notice. Each such notice must be received by the Administrative Agent not later than (i) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of ~~Eurodollar Rate Loans provided that such notice of a Borrowing of Eurodollar Rate Loans to be made on the Effective Date must be received by the Administrative Agent no later than 12:00 p.m. one (1) Business Day prior to the Effective Date and (ii) 12:00 noon~~Term SOFR Loans and (ii) 12:00 p.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Administrative Borrower wishes to request ~~Eurodollar Rate~~Term SOFR Loans having an Interest Period other than one~~, two,~~ three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Administrative Borrower whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of ~~Eurodollar Rate~~Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof. Each Loan Notice shall specify the name of the

Borrower to whom the Loan is requested to be made and whether such Borrower is an ETMC Borrower or a Legacy Borrower, (ii) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of ~~Eurodollar Rate~~Term SOFR Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of a Loan in a Loan Notice or if the Administrative Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~Eurodollar Rate~~Term SOFR Loans. If the Administrative Borrower requests a Borrowing of, conversion to, or continuation of, ~~Eurodollar Rate~~Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender under the applicable Revolving Credit Facility of the amount of its Applicable Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Administrative Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender under the applicable Revolving Credit Facility shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided that if, on the date Loan Notice with respect to such Borrowing is given by the Borrowers, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a ~~Eurodollar Rate~~Term SOFR Loan may be continued or converted only on the last day of the Interest Period for such ~~Eurodollar Rate~~Term SOFR Loan. During the existence of an Event of Default, no Loan may be requested as, converted to or continued as ~~Eurodollar Rate Loans~~a Term SOFR Loan without the consent of the Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Loans, if any, and such Lenders may demand that any or all of the then outstanding Loans that are ~~Eurodollar Rate~~Term SOFR Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the applicable Borrowers and the applicable Lenders of the interest rate applicable to any Interest Period for ~~Eurodollar Rate~~Term SOFR Loans upon determination of such interest rate. The determination of ~~the Eurodollar Rate~~Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Loans.

(f) With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letter of Credit Facility

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Legacy Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Original Closing Date until the Maturity Date, to issue Letters of Credit in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the benefit of any Borrower or any Subsidiary of the Borrowers) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Legacy Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Legacy Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (w) the Legacy Revolving Credit Exposure of any Legacy Lender would exceed such Legacy Lender’s Legacy Commitment, (x) the Total Legacy Outstandings would exceed the Legacy Line Cap at such time, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of such L/C Issuer’s L/C Obligations would exceed such L/C Issuer’s L/C Issuer Sublimit; provided further, that Bank of America, Barclays, JPMorgan and their respective Subsidiaries or affiliates shall not be required to issue any Letter of Credit other than standby Letters of Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on Effective Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless (1) the Required Legacy Lenders have approved such expiry date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been cash collateralized or backstopped in a manner reasonably satisfactory to the applicable L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all the Legacy Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(E) the Letter of Credit is to be denominated in a currency other than Dollars.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) For the avoidance of doubt, if the Ventas Purchase Option Assignment occurs, the L/C Issuers shall have no further obligations to issue any additional Letters of Credit or to extend the expiry date of any existing Letter of Credit and the existing Letters of Credit shall be Cash Collateralized in accordance with Section 2.17.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit

Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Legacy Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Legacy Lender’s Legacy Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrowers so request in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrowers shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Legacy Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Legacy Lender, as applicable, or the Borrowers that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a compliant drawing resulting in a L/C Disbursement under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof. On the Business Day on which the Borrowers shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrowers shall have received such notice later than 12:00 p.m. on any Business Day, on the immediately following Business Day) (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Legacy Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Legacy Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Legacy Commitments of the Legacy Lenders, and subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice or the requirement that the Total Legacy Outstandings not exceed the Legacy Line Cap at such time). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Legacy Lender (including any such Legacy Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i), whether or not the Total Legacy Outstandings exceed the Legacy Line Cap (provided that no Legacy Lender shall be required to fund in excess of its Legacy Commitment) at such time before or after such Borrowing make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Legacy Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Legacy Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Legacy Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Legacy Lender funds its Legacy Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Legacy Lender’s Legacy Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Legacy Lender’s obligation to make Legacy Revolving Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Legacy Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Legacy Lender’s obligation to make Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrowers of a Loan Notice); provided further that in no event shall a Legacy Lender be required to fund in excess of its Legacy Commitment. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Legacy Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Legacy Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Legacy Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate. A certificate of the relevant L/C Issuer submitted to any Legacy Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Legacy Lender such Legacy Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Legacy Lender its Legacy Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Legacy Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Legacy Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Legacy Pro Rata Share (but in no event in excess of such Legacy Lender’s Legacy Commitment) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by the Administrative Agent or the applicable L/C Issuer, at a rate per annum equal to the Federal Funds Rate.

(d) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Legacy Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Administrative Agent or the Required Legacy Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 9.02(d) or (ii) an Event of Default set forth under Section 9.01(f) or (g) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. (New York City time) on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrowers receive notice thereof, if such notice is received on such day prior to 12:00 p.m. (New York City time), or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrowers receive such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 9.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m. (New York City time) on such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the relevant L/C Issuer and the Legacy Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the relevant L/C Issuer (which documents are hereby consented to by the Legacy Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Collateral Agent, for the benefit of the L/C Issuers and the Legacy Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at Bank of America or another financial institution acceptable to the Administrative Agent and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the deposit accounts at Bank of America or another financial institution acceptable to the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers.

(g) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Legacy Lender in accordance with its Legacy Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) the Applicable Rate for Letter of Credit fees (as applicable) and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a monthly basis in arrears. Such letter of credit fees shall be due and payable on the first day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a monthly basis in arrears. Such fronting fees shall be due and payable on the first day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Legacy Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Lender. The Administrative Agent shall notify the Legacy Lenders of any such additional L/C Issuer.

2.04	Swing Line Loans; Settlement

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Legacy Borrowers and the ETMC Borrowers from time to time on any Business Day (other than the Effective Date) until the Business Day prior to the Maturity Date with respect to the Revolving Credit Facilities in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Pro Rata Share of the Outstanding Amount of Loans and the Legacy Pro Rata Share of the L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Legacy Outstandings shall not exceed the Legacy Line Cap at such time, (ii) the Total ETMC Outstandings shall not exceed the ETMC Line Cap at such time, (iii) the aggregate

Outstanding Amount of the ETMC Revolving Loans of any ETMC Lender, plus such ETMC Lender’s ETMC Pro Rata Share of the Outstanding Amount of all Swing Line Loans and Protective Advances made to ETMC Borrowers shall not exceed the lesser of (x) such ETMC Lender’s ETMC Commitments then in effect and (y) such ETMC Lender’s ETMC Pro Rata Share of the ETMC Borrowing Base then in effect and (iv) the aggregate Outstanding Amount of the Legacy Revolving Loans of any Legacy Lender, plus such Legacy Lender’s Legacy Pro Rata Share of the Outstanding Amount of all L/C Obligations and all Swing Line Loans and Protective Advances made to Legacy Borrowers shall not exceed the lesser of (x) such Legacy Lender’s Legacy Commitment then in effect and

(b) such Legacy Lender’s Legacy Pro Rata Share of the Legacy Borrowing Base then in effect; provided further that, the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon (i) the making of a Swing Line Loan to an ETMC Borrower, each ETMC Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such ETMC Lender’s ETMC Pro Rata Share times the amount of such Swing Line Loan and (ii) the making of a Swing Line Loan to a Legacy Borrower, each Legacy Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Legacy Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Legacy Lender’s Legacy Pro Rata Share times the amount of such Swing Line Loan.

(c) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Administrative Borrower’s irrevocable notice to the Swing Line Lender the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. (New York City time) (or such later time as the Swing Line Lender shall reasonably determine) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), (ii) the requested borrowing date, which shall be a Business Day and (iii) the name of the Borrower to which the Swing Line Loan is requested to be made and whether such Borrower is an ETMC Borrower or a Legacy Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Administrative Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(d) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, and shall request at least weekly, on behalf of the applicable Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that (x) with respect to Swing Line Loans made to the ETMC Borrowers, that each ETMC Lender make a Base Rate Loan in an amount equal to such ETMC Lender’s ETMC Pro Rata Share of the amount of such Swing Line Loans then outstanding and (y) with respect to Swing Line Loans made to the Legacy Borrowers, that each Legacy Lender make a Base Rate Loan in an amount equal to such Legacy Lender’s Legacy Pro Rata Share of the amount of such Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the applicable Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender under the applicable Revolving Credit Facility shall make an amount equal to its Applicable Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office for payments not later than 11:00 a.m. (New York City time) on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each such Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders under the applicable Revolving Credit Facility fund its risk participation in the relevant Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(e) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(f) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Pro Rata Share of any Swing Line Loan, interest in respect of such Applicable Pro Rata Share shall be solely for the account of the Swing Line Lender.

(g) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments

(a) Voluntary Prepayments of Loans. The Borrowers may, upon notice from any Borrower to the Administrative Agent in the form of a written Prepayment Notice, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium (except as otherwise set forth below) or penalty; provided that (x) such Prepayment Notice shall contain the information required by the immediately succeeding sentence and must be and received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of ~~Eurodollar Rate~~Term SOFR Loans, and (B) on the date of prepayment of Base Rate Loans; (y) any such prepayment of ~~Eurodollar Rate~~Term SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (z) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). The Borrowers may, upon notice from the Borrowers to the Administrative Agent in the form of a written Prepayment Notice, at any time or from time to time voluntarily prepay the Swing Line Loans in whole or in part without premium or penalty; provided that (i) such Prepayment Notice must be received by the Administrative Agent not later than 12:00 p.m. on the date of prepayment of Base Rate Loans; (ii) any prepayment shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) and Revolving Credit Facility of Loans to be prepaid. The Administrative Agent will promptly notify each Lender under the applicable Revolving Credit Facility of its receipt of each such Prepayment Notice, and of the amount of such Lender’s Applicable Pro Rata Share of such prepayment. The Borrower providing such Prepayment Notice shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, except that any such Prepayment Notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such Prepayment Notice may be revoked by such Borrower on or prior to the date of prepayment if such condition is not satisfied. Any prepayment of a ~~Eurodollar Rate~~Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders under the applicable Revolving Credit Facility (as determined by the Administrative Borrower) in accordance with their respective Applicable Pro Rata Shares.

(b) Mandatory Prepayments of Loans.

(i) If at any time, (x) the Total Legacy Outstandings exceeds the Legacy Line Cap then in effect or (y) the Total ETMC Outstandings exceeds the ETMC Line Cap then in effect, the Borrowers under such Revolving Credit Facility shall, promptly, but in any event within one (1) Business Day, prepay or cause to be promptly prepaid Loans under such Revolving Credit Facility and Swing Line Loans made to Borrowers under such Revolving Credit Facility and/or (with respect to the Legacy Credit Facility) Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Legacy Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Legacy Revolving Loans and Swing Line Loans made to Legacy Borrowers, such aggregate Outstanding Amount exceeds the Legacy Line Cap.

(ii) On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply (x) all funds credited to the Deposit Accounts of the Loan Parties (other than the ETMC Loan Parties) subject to Deposit Account Control Agreements the previous Business Day (whether or not immediately available) first to prepay any Protective Advances made to Legacy Borrowers that may be outstanding, second to prepay any outstanding Swing Line Loans made to Legacy Borrowers, third to prepay any Legacy Revolving Loans, fourth to Cash Collateralize outstanding L/C Obligations in an amount equal to one hundred three percent (103%) of such L/C Obligations, fifth to prepay any Protective Advances made to ETMC Borrowers that may be outstanding, sixth to prepay any outstanding Swing Line Loans made to ETMC Borrowers, and seventh to prepay any ETMC Revolving Loans and (y) all funds credited to the Deposit Accounts of the ETMC Loan Parties subject to Deposit Account Control Agreements the previous Business Day (whether or not immediately available) first to prepay any Protective Advances made to ETMC Borrowers that may be outstanding, second to prepay any outstanding Swing Line Loans made to ETMC Borrowers, third to prepay any ETMC Revolving Loans, fourth to prepay any Protective Advances made to Legacy Borrowers that may be outstanding, fifth to prepay any outstanding Swing Line Loans made to Legacy Borrowers, sixth to prepay any Legacy Revolving Loans and seventh to Cash Collateralize outstanding L/C Obligations in an amount equal to one hundred three percent (103%) of such L/C Obligations.

2.06	Termination or Reduction of Commitments

(a) Mandatory. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Maturity Date.

(b) Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Type or of any Revolving Credit Facility, or from time to time permanently reduce the unused Commitments of any Type; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Legacy Commitments or the Swing Line Sublimit exceeds the amount of the Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders under the applicable Revolving Credit Facility of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Type under this Section 2.06. Upon any reduction of unused Commitments of any Type, the Commitment of each Lender under the applicable Revolving Credit Facility of such Type shall be reduced by such Lender’s Applicable Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 11.16). All Commitment Fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.07	Repayment of Loans

(a) Loans. The Borrowers shall repay the outstanding principal amount of the Loans in full on the Maturity Date or on such earlier date in the event the loans are accelerated pursuant to Section 9.02.

(b) Swing Line Loans. The Borrowers shall repay their Swing Line Loans on the earlier to occur of (i) the date seven (7) days after such Loan is made and (ii) the Maturity Date for the applicable Revolving Credit Facility.

(c) Protective Advances. The Borrowers shall repay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

2.08	Interest

(a) Subject to the provisions of Section 2.08(b), (i) each ~~Eurodollar Rate~~Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of ~~the Eurodollar Rate~~Term SOFR for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Upon the occurrence and during the continuation of an Event of Default pursuant to clause (a), (f) or (g) of Section 9.01, then, at the direction of the Required Lenders, the Borrowers shall pay interest on the principal amount of all overdue and outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees

In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate times the actual daily amount by which the aggregate Commitment exceeds the sum of (A) the Outstanding Amount of Loans and (B) the Outstanding Amount of L/C Obligations; provided that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The Commitment Fees with respect to each Revolving Credit Facility shall accrue at all times from the Original Closing Date until the Maturity Date for such Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day of each calendar quarter, commencing with the first such date to occur after the Original Closing Date, and on the Maturity Date for such Revolving Credit Facility. The Commitment Fee shall be calculated monthly in arrears, and if there is any change in the Applicable Rate during any month, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10	Computation of Interest and Fees

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to ~~the Eurodollar Rate~~Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11	Evidence of Debt

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the

Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be substantially in the form of Exhibit H (a “Revolving Credit Note”). Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense (other than payment in full), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) with respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(h) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, if at any time following the occurrence and during the continuation of an Event of Default, but prior to the exercise of remedies as provided for in Section 9.02, payment is made by the Borrowers and is applied to payment of principal or interest on the Loans, such payment shall be applied ratably to the unpaid principal or interest, as the case may be, of the Loans (and breakage, termination or other payments and any interest accrued thereon).

2.13	Sharing of Payments

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14	Increase in Commitments

(a) Subject to the terms and conditions set forth herein, the Administrative Borrower shall have the right to request, by written notice to the Administrative Agent, increases in the Legacy Commitments and/or the ETMC Commitments (a “Revolving Commitment Increase”) in an aggregate amount not to exceed $100,000,000; provided that (i) any Revolving Commitment Increase shall be on the terms (including the Maturity Date) and pursuant to the documentation applicable to the Revolving Credit Facilities, (ii) the Administrative Borrower shall only be permitted to request three Revolving Commitment Increases during the term of this Agreement and (v) any Revolving Commitment Increase shall be in a minimum amount of $5,000,000.

(b) Each notice submitted pursuant to this Section 2.14 (a “Revolving Commitment Increase Notice”) requesting a Revolving Commitment Increase shall specify (x) the amount of the increase in the Commitments being requested and (y) whether such increase is requested for the ETMC Commitments or the Legacy Commitments. Upon receipt of a Revolving Commitment Increase Notice, the Administrative Agent may (at the direction of the Administrative Borrower) promptly notify the Lenders under the applicable Revolving Credit Facility and each such Lender may (subject to the Administrative Borrower’s consent) have the right to elect to have its Commitment increased by its Applicable Pro Rata Share (it being understood and agreed that a Lender may elect to have its Commitment increased in excess of its Applicable Pro Rata Share in its discretion if any other Lender declines to participate in the Revolving Commitment Increase) of the requested increase in Commitments; provided that (i) each applicable Lender may elect or decline, in its sole discretion, to have its Commitment increased in connection with any requested Revolving Commitment Increase, it being understood that no Lender shall be obligated to increase its Commitment unless it, in its sole discretion, so agrees and, if a Lender fails to respond to any Revolving Commitment Increase Notice within ten (10) Business Days after such Lender’s receipt of such request, such Lender shall be deemed to have declined to participate in such Revolving Commitment Increase; (ii) if any Lender declines to participate in any Revolving Commitment Increase and, as a result, commitments from additional financial institutions are required in connection with the Revolving Commitment Increase, or if the Administrative Borrower does not instruct the Administrative Agent to initially request increases of the existing Lenders and commitments of additional lenders are sought in connection with the Revolving Commitment Increase, any Person or Persons providing such commitment shall be subject to the written consent of the Administrative Agent and the Swing Line Lenders and with respect to Revolving Commitment Increases for the Legacy Commitments, the L/C Issuers (each such consent not to be unreasonably withheld or delayed), in each case, if such consent would be required pursuant to Section 11.07; (iii) in no event shall a Defaulting Lender be entitled to participate in such Revolving Commitment Increase and (iv) no L/C Issuer or Swing Line Lender shall be required to act in such capacity under the Revolving

Commitment Increase without its prior written consent. In the event that any Lender or other Person agrees to participate in any Revolving Commitment Increase (each an “Increase Loan Lender”), such Revolving Commitment Increase shall become effective on such date as shall be mutually agreed upon by the Increase Loan Lenders and the Administrative Borrower, which date shall be as soon as practicable after the date of receipt of the Revolving Commitment Increase Notice (such date, the “Increase Date”); provided that the establishment of such Revolving Commitment Increase shall be subject to the satisfaction of each of the following conditions: (1) (x) no Default or Event of Default would exist after giving effect thereto or (y) if the Revolving Commitment Increase is used to finance a Permitted Acquisition or Permitted Investment, no Event of Default pursuant to Section 9.01(a) or 9.01(f) exists; (2) the Revolving Commitment Increase shall be effected pursuant to one or more joinder agreements executed and delivered by the Administrative Borrower, the Administrative Agent, and the Increase Loan Lenders, each of which shall be reasonably satisfactory to the Administrative Borrower, the Administrative Agent, and the Increase Loan Lenders; (3) Loan Parties shall execute and deliver or cause to be executed and delivered to the Administrative Agent such amendments to the Loan Documents, legal opinions and other documents as the Administrative Agent may reasonably request in connection with any such transaction, which amendments, legal opinions and other documents shall be reasonably satisfactory to the Administrative Agent; (4) the representations and warranties contained in Article VI shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified by materiality) as of the Increase Date; provided that, if the Revolving Commitment Increase is used to finance a Permitted Acquisition or a Permitted Investment, the representations and warranties shall be subject to customary “Sungard” limitations; and (5) the Borrowers shall have paid to the Administrative Agent and the Lenders such additional fees as may be agreed to be paid by the Borrowers in connection therewith.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.14, (i) the Administrative Agent shall effect a settlement of all outstanding Loans under the applicable Revolving Credit Facility among the applicable Lenders that will reflect the adjustments to the Commitments under the applicable Revolving Credit Facility of the applicable Lenders as a result of the Revolving Commitment Increase, (ii) the Administrative Agent shall notify the Lenders and Loan Parties of the occurrence of the Revolving Commitment Increase to be effected on the Increase Date, (iii) Schedule 2.01 shall be deemed modified to reflect the revised Commitments of the affected Lenders and (iv) Revolving Credit Notes will be issued, at the expense of the Borrowers, to any Lender participating in the Revolving Commitment Increase and requesting a Revolving Credit Note.

(d) The terms and provisions of the Revolving Commitment Increase shall be identical to the Loans and the Commitments under the applicable Revolving Credit Facility. Without limiting the generality of the foregoing, (i) Commitment Fees applicable to the Revolving Commitment Increase shall be calculated using the same Commitment Fee Rates applicable to the existing Loans under the applicable Revolving Credit Facility, (ii) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Loans under the applicable Revolving Credit Facility, (iii) after giving effect to such Revolving Commitment Increases, Commitments under the applicable Revolving Credit Facility shall be reduced based on each such Lender’s Applicable Pro Rata Share, and (iv) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the existing

Loans under the applicable Revolving Credit Facility. Each joinder agreement and any amendment to any Loan Document requested by the Administrative Agent in connection with the establishment of the Revolving Commitment Increase may, without the consent of any of the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent and the Administrative Borrower, to effect the provisions of this Section 2.14.

2.15	Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent in consultation with the Borrowers as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, if so determined by the Administrative Agent as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrowers, and the Administrative Agent, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Pro Rata Shares), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 11.22, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16	Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Administrative Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Legacy Revolving Loans to any Legacy Borrower, on behalf of all Legacy Lenders, and ETMC Revolving Loans to any ETMC Borrower, on behalf of all ETMC Lenders, in each case, which the Administrative Agent, in its reasonable discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans under such Revolving Credit Facility and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.04) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, (x) the aggregate amount of Protective Advances made to Legacy Borrowers and outstanding at any time shall not at any time exceed 10% of the Legacy Line Cap and (y) the aggregate amount of Protective Advances made to ETMC Borrowers and outstanding at any time shall not at any time exceed 10% of the ETMC Line Cap; provided further that (x) the aggregate amount of outstanding Protective Advances made to ETMC Borrowers plus the aggregate amount of the other Total ETMC Outstandings shall not exceed the ETMC Commitments and (y) the aggregate amount of outstanding Protective Advances made to Legacy Borrowers plus the aggregate amount of the other Total Legacy Outstandings shall not exceed the Legacy Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 5.02 have not been satisfied. The Protective Advances shall be secured by the Collateral Documents and shall constitute Obligations hereunder and under the other Loan Documents. All Protective Advances shall be Base Rate Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. Notwithstanding anything to the contrary set forth in Section 2.02, at any time that there is sufficient Availability and the conditions precedent set forth in Section 5.02 have been satisfied, the Administrative Agent may request the applicable Lenders to make a Legacy Revolving Loan or ETMC Revolving Loan, as applicable, to repay a Protective Advance. At any other time the Administrative Agent may require the applicable Lenders to fund their risk participations described in Section 2.16(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender under the applicable Revolving Credit Facility shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Applicable Pro Rata Share. On any Business Day, the Administrative Agent may, in its sole discretion, give notice to any Protective Advance is outstanding on the thirtieth calendar day following the date of Borrowing of such Protective Advance, then on the first Business Day following such thirtieth calendar day, the Administrative Agent shall give such notice) in which case each Lender under the applicable Revolving Credit Facility shall fund its participation on the date specified in such notice. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.17	Relative Rights Agreement Assignment

(a) Immediately following the receipt by the Administrative Agent of cash proceeds in respect of the exercise of and consummation of the Ventas Purchase Option in an amount equal to (i) the aggregate principal amount of then outstanding Legacy Revolving Loans and Swing Line Loans made to Legacy Borrowers (collectively, the “Converting ABL Loans”), (ii) an amount equal to 103% of the Outstanding Amount of all L/C Obligations as of such date (which shall be used to Cash Collateralize such L/C Obligations) and (iii) all accrued and unpaid interest, fees and other amounts (including amounts payable under Section 3.05) due on such Ventas Purchase Option ABL Loans to and including the date of such assignment from the Legacy Borrowers, (1) the Legacy Commitments shall be terminated in full (the “Termination”), (2) the Converting ABL Loans shall be converted (the “Conversion”) into non-revolving term loans (such term loans, the “Ventas Purchase Option ABL Loans”), which shall be due and payable on the Maturity Date and (3) the Legacy Lenders shall assign (such assignment, the “Ventas Purchase Option Assignment”) all Ventas Purchase Option ABL Loans to Ventas or one of its Affiliates (the “Ventas Assignees”). The Termination, the Conversion and the Ventas Purchase Option Assignment shall occur immediately upon the receipt by the Administrative Agent of the amounts described in the immediately preceding sentence and no Assignment and Assumption Agreement shall be required in connection with such assignment. In addition, in connection with and simultaneously with the Ventas Purchase Option Assignment, (A) the Legacy Lenders and the Administrative Agent shall assign to the Ventas Assignee (i) all of their rights to and interests in the guarantees and Liens provided by the Tenant Subsidiaries, (ii) all of the Liens securing the Legacy Credit Facilities by the pledge of the Capital Stock of the Tenant Subsidiaries and (iii) all of the Liens securing Legacy Credit Facilities by Collateral of the Tenant Subsidiaries and (B) to the extent applicable, the ETMC Lenders and the Administrative

Agent shall release any right in, title to and Liens on the Collateral of the Tenant Subsidiaries) in respect of any Loans held by such ETMC Lender or Administrative Agent; provided that the ETMC Lenders and the Administrative Agent shall release and discharge each Tenant Subsidiary, and its successors and assigns (collectively, the “Released Parties”) from any and all claims, causes of action, damages and liabilities of any nature whatsoever against the Released Parties which relates, directly or indirectly, to the guarantees, the Obligations, the Loan Documents or the transactions relating thereto (other than any claims, causes of action, damages or liabilities related to indemnity payments, to the extent directly attributable to any Tenant Subsidiary, in each case, in respect of the guarantees, Obligations, the Loan Documents or the transactions relating thereto (excluding for the avoidance of doubt, reimbursement of expenses in connection with amending, negotiating preparing or administering any Loan Documents) from actions arising prior to the exercise of the Ventas Purchase Option (and unrelated thereto)).

(b) Upon consummation of the Ventas Purchase Option Assignment (i) the Ventas Purchase Option ABL Loans shall be (A) (x) guaranteed by the Loan Parties (other than the Tenant Subsidiaries) on an unsecured, silent second, passive and fully subordinated basis (on terms to be mutually agreed among the Ventas Assignee, the Tenant Subsidiaries, the other Loan Parties, the ETMC Required Lenders and the Administrative Agent) (other than with respect to the pledge of the Capital Stock of the Tenant Subsidiaries) to all Obligations hereunder, the obligations under the Term Loan Facility and the 2029 Notes Indenture and certain other Indebtedness of the Loan Parties subject to the Relative Rights Agreement and (y) guaranteed by the Tenant Subsidiaries and (B) shall only be secured by Liens on (x) the assets and property of such Tenant Subsidiaries that constitute Collateral for the Loans immediately prior to the Ventas Purchase Option Assignment and (y) the Capital Stock of the Tenant Subsidiaries; (ii) Non-Ventas Purchase Option ABL Loans shall not be guaranteed by the Tenant Subsidiaries or be secured by Liens on any assets or property of the Tenant Subsidiaries or the Capital Stock of the Tenant Subsidiaries, (iii) the borrower of the Ventas Purchase Option ABL Loans shall be a Tenant Subsidiary designated by the Ventas Assignee, (iv)the Ventas Purchase Option ABL Loans and the Non-Ventas Purchase Option ABL Loans shall be outstanding as separate credit facilities, (v) neither the Ventas Purchase Option ABL Loans nor the Non-Ventas Purchase Option ABL Loans shall not be subject to any amortization payments or mandatory prepayment provisions, in any case, prior to the maturity date of the ETMC Credit Facility, (vi) the Tenant Subsidiaries shall become Unrestricted Subsidiaries with respect to the Non-Ventas Purchase Option ABL Loans (without being required to satisfy any of the conditions set forth in the definition of “Unrestricted Subsidiaries”) and (vii) this Agreement shall be amended, amended and restated, supplemented or otherwise modified on the date of the consummation of the Ventas Purchase Option Assignment by a Ventas Purchase Option Amendment which documents the terms and conditions of the Ventas Purchase Option ABL Loans; provided that such amendments shall be on terms mutually agreed between the Ventas Assignee and the Borrowers (and to the extent affecting the Administrative Agent, the Administrative Agent) and shall include, without limitation, the following provisions: (1) the Ventas Purchase Option ABL Loans will deem Parent and each of its Subsidiaries, other than the Tenant Subsidiaries as Unrestricted Subsidiaries, (2) limitations on the incurrence of Liens on and pledges in respect of the Capital Stock of Tenant Subsidiaries, (3) separate voting and consent rights with respect to the Non-Ventas Purchase Option ABL Loans and the Ventas Purchase Option ABL Loans and any other provisions necessary to ensure that the Non-Ventas Purchase Option ABL Loans and the Ventas Purchase Option ABL Loans are separate credit facilities and provide for the documentation of the Ventas Purchase Option ABL Loans under separate loan documentation (which shall constitute Loan Documents), (4) provide for “cross defaults” between the Non-Ventas Purchase Option ABL Loans and the Ventas Purchase Option ABL Loans, (5) reflect the termination of the Legacy Commitments and the nature of the Ventas Purchase Option ABL Loans as non-revolving term loans that once repaid, may not be reborrowed, (6) reflect that the ETMC Borrowers shall not be liable for the Obligations with respect to the Ventas Purchase Option ABL Loans; provided that such amendments shall not directly or indirectly affect the ETMC Lenders holding Non-Ventas Purchase Option ABL Loans other than to provide that the Non-Ventas Purchase Option ABL Loans and Ventas Purchase Option ABL Loans shall be treated as separate credit facilities set forth in separate loan documents, as contemplated by clause (3) above, and to provide “cross defaults” contemplated by clause (4) above; provided further that, for the avoidance of doubt, additional covenants and restrictions solely with respect to the Tenant Subsidiaries shall not be deemed to directly or indirectly affect the Lenders holding Non-Ventas Purchase Option ABL Loans.

(c) Notwithstanding the foregoing, concurrently with consummation of the Ventas Purchase Option, the Borrowers, the Guarantors, the Ventas Assignee, the Ventas Purchase Option ABL Loan Agent and the Administrative Agent shall execute and deliver an amendment, amendment and restatement, supplement or other modification to this Agreement (the “Ventas Purchase Option Amendment”) and such other documentation as the Administrative Agent or the Ventas Purchase Option ABL Loan Agent shall reasonably request (including as set forth in clause (b) above). Any Ventas Purchase Option Amendment shall not require the consent of any Lender and may effect such amendments to the Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, the Ventas Purchase Option ABL Loan Agent, the Borrowers and the Ventas Assignee, to effect the provisions of this Section 2.17; provided that except as set forth in this Section 2.17, the terms applicable to the Non-Ventas Purchase Option ABL Loans immediately after giving effect to such Ventas Purchase Option Amendment shall not be any less favorable to Lenders holding Non-Ventas Purchase Option ABL Loans than the terms applicable to such Loans immediately prior to giving effect to such Ventas Purchase Option Amendment. The Ventas Purchase Option Amendment shall be binding on the Lenders, Ventas, the Loan Parties and the other parties hereto.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes

(a) Unless required by Law (as determined in good faith by the applicable withholding agent), any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes. If the applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each Lender (or in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty days after the date of such payment, the applicable Loan Party (if the Loan Party is the applicable withholding agent) shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof, or if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary Taxes and any other excise, property or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid or payable by the Administrative Agent and such Lender and (ii) any liability (including additions to Tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within thirty days after the date the Lender or the Administrative Agent makes a demand therefor.

(d) If any Lender determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay (subject to the Lender’s right of set-off) over such refund to the Borrowers or such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Person under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by such Lender); provided that the Borrowers or any Loan Party, upon the request of the Lender, agrees to repay the amount paid over to such Person (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 3.01(d) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(e) Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrowers or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(e)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrowers and the Administrative Agent of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrowers, Administrative Agent or other applicable withholding agent may withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrowers and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 3.01(e).

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms);

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of Exhibit O (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms);

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partner(s) are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such direct or indirect partner(s)); or

(V) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrowers and the Administrative Agent to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Borrowers (or any other Loan Party) is required to pay any amount to any Lender or the Administrative Agent pursuant to this Section 3.01, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment which may thereafter accrue, if such change in the sole reasonable judgment of such Lender (i) is not otherwise disadvantageous to such Lender and (ii) would not result in any unreimbursed cost or expense to such Lender.

(h) For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(i) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer or any Swing Line Lender.

3.02 Illegality

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund ~~Eurodollar Rate Loans~~Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon ~~the Eurodollar Rate~~SOFR or Term SOFR, then, ~~on~~upon notice thereof by such Lender to the Borrowers (through the Administrative Agent), (a) any obligation of such Lender to make or continue ~~Eurodollar Rate~~Term SOFR Loans or to convert Base Rate Loans to ~~Eurodollar Rate~~Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on the Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all ~~Eurodollar Rate~~Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar Rate Loans~~Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurodollar Rate Loans~~Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. ~~Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.~~, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability To Determine Rates

(a) If in connection with any request for a ~~Eurodollar Rate~~Term SOFR Loan or a conversion ~~to or~~of Base Rate Loans to Term SOFR Loans or a continuation ~~thereof~~of any of such Loans, as applicable, (i) the Administrative Agent determines ~~that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan~~(which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) ~~(x)~~ adequate and reasonable means do not otherwise exist for determining ~~the Eurodollar Rate~~Term SOFR for any requested Interest Period with respect to a proposed ~~Eurodollar Rate~~Term SOFR Loan or in connection with an existing or proposed Base Rate Loan ~~and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”)~~, or (ii) the Administrative Agent or the Required ETMC Lenders ~~and~~or Required Legacy Lenders, as applicable, determine that for any reason ~~the Eurodollar Rate~~Term SOFR for any requested Interest Period with respect to a proposed ~~Eurodollar Rate~~ Loan does not adequately and fairly reflect the cost to such Lenders of funding such ~~Eurodollar Rate~~ Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain ~~Eurodollar~~Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected ~~Eurodollar Rate~~Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the ~~Eurodollar Rate~~Term SOFR component of the Base Rate, the utilization of the ~~Eurodollar Rate~~Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required ETMC Lenders ~~and~~or Required Legacy Lenders, as applicable, described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required ETMC Lenders ~~and~~or Required Legacy Lenders, as applicable) revokes such notice. Upon receipt of such notice, (i) the Administrative Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of ~~Eurodollar Rate~~Term SOFR Loans (to the extent of the affected ~~Eurodollar Rate~~Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

~~(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Administrative Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required ETMC Lenders and Required Legacy Lenders, as applicable, notify the Administrative Agent and the Administrative Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Administrative Borrower written notice thereof.~~

~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document:~~

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or the Required ETMC Lenders or Required Legacy Lenders, as applicable, notify the Administrative Agent (with, in the case of the Required ETMC Lenders or Required Legacy Lenders, as applicable, a copy to the Administrative Borrower) that the Administrative Borrower or the Required ETMC Lenders or Required Legacy Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

~~On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBO Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month Dollar LIBO Rate tenor settings. On the earliest of (A) the date that all Available Tenors of Dollar LIBO Rate have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBO Rate, the Benchmark Replacement will replace such Benchmark for all purposes~~then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document ~~in respect of any setting of such Benchmark on such day and all subsequent settings~~with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. (the “Successor Rate”).

~~(i)~~ If the ~~Benchmark Replacement~~Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

~~(ii) (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required ETMC Lenders and the Required Legacy Lenders, as applicable, (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available. (y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBO Rate for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.~~

~~(iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Administrative Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Administrative Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.~~

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative

Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Administrative Borrower unless, prior to such time, Lenders comprising the Required ETMC Lenders or Required Legacy Lenders, as applicable, have delivered to the Administrative Agent written notice that such Required ETMC Lenders or Required Legacy Lenders, as applicable, object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Administrative Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.0%, the Successor Rate will be deemed to be 0.0% for the purposes of this Agreement and the other Loan Documents.

~~(iv)~~ In connection with the implementation ~~and administration of a Benchmark Replacement~~of a Successor Rate, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement~~.~~; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of the Required ETMC Lenders or the Required Legacy Lenders.

~~(v) The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or~~

~~of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).~~

~~(vi) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.~~

3.04 Increased Cost and Reduced Return; Capital Adequacy

~~(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 or any Excluded Taxes and (ii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in this clause (y) pursuant to Basel III, shall in each case in this proviso be deemed to be a change in or in the interpretation of Law, regardless of the date enacted, adopted or issued.~~

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes indemnifiable under Section 3.01 and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of

Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that ~~the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, or compliance by~~any Change in Law affecting such Lender ~~(~~or ~~its~~such L/C Issuer or any Lending Office~~) therewith, has~~ of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such ~~Lender or any corporation controlling such Lender~~Lender’s or such L/C Issuer’s holding company, if any, as a consequence of ~~such Lender’s obligations hereunder~~this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration ~~its~~such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy ~~or liquidity and such Lender’s desired return on capital~~), then from time to time ~~upon demand of such Lender (with a copy of such demand to the Administrative Agent),~~ the Borrowers shallwill pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender ~~for such reduction; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in this clause (y) pursuant to Basel III, shall in each case in this proviso be deemed to be such a change in or in the interpretation of Law, regardless of the date enacted, adopted or issued~~.or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Administrative Borrower of the Change in law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Funding Losses

Promptly upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) an assignment of a ~~Eurodollar Rate~~Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.16;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (excluding any loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

~~For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.~~

3.06 Matters Applicable to All Requests for Compensation

(a) A certificate of the Administrative Agent ~~or~~, any Lender or any L/C Issuer claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender or L/C Issuer may use any reasonable averaging and attribution methods. The Borrowers shall pay the Administrative Agent, such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required under this Article III is given by the Administrative Agent or any Lender more than 90 days after the Administrative Agent or such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in this Article III, the Administrative Agent or such Lender shall not be entitled to compensation under this Article III for any such amounts incurred or accruing prior to the 91st day prior to the giving of such notice to the Borrowers.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 11.16.

3.07 Survival

All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty

Subject to Section 4.09, each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Applicable Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Subject to Section 4.09, the Guarantors hereby further agree that if any of the Applicable Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Subject to Section 4.09, notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense (other than a defense of payment) of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitment have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Collateral Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected;

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor);

(f) any change in the corporate existence, structure or ownership of a Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting a Borrower or its assets or any resulting release or discharge of any obligation of a Borrower contained in this Agreement or any other Loan Document;

(g) the existence of any claim, setoff or other rights which any Guarantor may have at any time against a Borrower, the Lenders, the Administrative Agent or any other Person, whether in connection herewith or any unrelated transactions; or

(h) any invalidity or unenforceability relating to or against any Guarantor for any reason of any Loan Document, or any provision of applicable law, regulation or order purporting to prohibit the payment by any Guarantor of the principal of or interest on any Revolving Credit Note or any other amount payable by any Guarantor under any Loan Document.

With respect to its obligations hereunder, to the extent permitted under applicable law, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable and documented out-of-pocket costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers

Without limiting the generality of the provisions of this Article IV, each Guarantor hereby agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies

The Guarantors agree that, to the fullest extent permitted by applicable law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02 for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution

Subject to Section 4.09, the Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been paid in full and the

Commitments have expired or terminated. For purposes of this Section 4.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment; and (d) “Guaranteed Obligations” shall mean the Obligations guaranteed by the Guarantors pursuant to this Article IV. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against any Borrower in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations in accordance with Section 10.11.

4.07 Guarantee of Payment; Continuing Guarantee

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08 Keepwell

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

4.09 Limited Guarantee by Tenant Subsidiaries

So long as the Relative Rights Agreement is in effect, (i) the principal amount of Indebtedness guaranteed in this Article IV provided by the Tenant Subsidiaries in the aggregate, together with the principal amount of all other Indebtedness subject to the Relative Rights Agreement guaranteed by the Tenant Subsidiaries shall not exceed $375,000,000 and any guarantee by the Tenant Subsidiaries in excess of such amount shall be null and void and (ii) each Lender hereby acknowledges and agrees to the automatic assignment (the “Tenant Subsidiary Guarantee Assignment”) of the guarantees provided by the Tenant Subsidiaries under this Agreement of the Legacy Revolving Loans to the Ventas Assignee in respect of the Ventas Purchase Option ABL Loans upon the consummation of the Ventas Purchase Option Assignment pursuant to Section 2.17. It is further acknowledged and agreed that after giving effect to the Tenant Subsidiary Guarantee Assignment, the ETMC Credit Facility shall no longer receive the benefit of guarantees from the Tenant Subsidiaries.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to Effective Date

The effectiveness of this Agreement is subject to satisfaction or waiver of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (A) duly executed counterparts of the Amendment and Restatement Agreement from Parent, the Borrowers, the Guarantors, each Lender, the Administrative Agent, the Collateral Agent, the Swing Line Lender, the L/C Issuers, the Resigning Administrative Agent, the Resigning Collateral Agent and the Resigning Swing Line Lender and (B) duly executed copies of (i) the Successor Agency Agreement and the Other Appointment and Resignation Documentation.

(b) Opinions of Counsel. Receipt by the Administrative Agent of a favorable opinion of each of (i) Sidley Austin LLP, special New York counsel to the Loan Parties, (ii) Bass, Berry & Sims PLC, special Tennessee counsel to the Loan Parties, (iii) Rodey Law Firm, special New Mexico counsel to the Loan Parties and (iv) Fox Rothschild LLP, special New Jersey counsel to the Loan Parties, in each case, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated as of the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct in all material respects as of the Effective Date (or, in the alternative, a certification by a Responsible Officer that no modifications to the Organization Documents delivered on the Original Closing Date have occurred since the Original Closing Date);

(ii) copies of such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably request prior to the Effective Date evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and Restatement Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) copies of such documents and certifications as the Administrative Agent may reasonably request prior to the Effective Date to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Lien Searches. The Administrative Agent shall have received (i) searches of Uniform Commercial Code filings, tax and judgment liens in the jurisdiction of formation of each Loan Party, the jurisdiction of the chief executive office of each Loan Party where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements or other liens on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and Liens to be released substantially concurrently with the consummation of the Transaction, and (ii) searches of ownership of, and Liens on, intellectual property of each Loan Party (to the extent requested by the Administrative Agent or Collateral Agent) in the appropriate governmental offices.

(e) Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Administrative Borrower as of the Effective Date, substantially in the form of Exhibit Q, regarding the Solvency of Parent and its Subsidiaries on a consolidated basis and immediately after giving effect to the consummation of the Amendment and Restatement Transactions on the Effective Date.

(f) Fees and Expenses. Payment by the Loan Parties of all reasonable fees and documented and reasonable out-of-pocket expenses due to the Resigning Administrative Agent, the Resigning Collateral Agent, the Administrative Agent and the Lead Arrangers, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all reasonable, documented out-of-pocket expenses (including the reasonable, documented legal fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Resigning Administrative Agent, the Resigning Collateral Agent, Administrative Agent and the Lead Arrangers).

(g) Refinancing. The aggregate redemption price required for all outstanding 2026 Notes to be redeemed on July 15, 2021 pursuant to the 2026 Notes Indenture shall have been received by the trustee under the 2026 Notes Indenture, the Company shall have given the trustee under the 2026 Notes Indenture irrevocable instructions to redeem all outstanding 2026 Notes on July 15, 2021, and the 2026 Notes Indenture shall have been satisfied and discharged pursuant to the terms thereof.

(h) 2029 Notes. The 2029 Notes and the documents to be entered into in connection therewith shall have been or concurrently with the Effective Date shall be duly executed and delivered by each party thereto, and shall be in full force and effect.

(i) Representations and Warranties. The representations and warranties of the Loan Parties set forth in this Agreement and Section 5 of the Amendment and Restatement Agreement shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect) on and as of the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect) only as of such specified date).

(j) Know Your Customer. The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower, in each case of clauses (i) and (ii), to the extent reasonably requested by such Person in writing at least ten (10) Business Days prior to the Effective Date.

(k) Administrative Borrower’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Administrative Borrower certifying that the conditions specified in Section 5.01(i) have been satisfied.

(l) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base (determined in accordance with the Amended and Restated ABL Credit Agreement) as of a date preceding the Effective Date that is specified by the Administrative Agent, properly executed by a Responsible Officer of the signing Loan Party, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Maximum Credit Extension. Immediately after giving effect to any Credit Extensions on the Effective Date, the Availability shall be no less than $100,000,000.

5.02 Conditions to All Credit Extensions

The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of ~~Eurodollar Rate~~Term SOFR Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of proceeds therefrom.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Total Outstandings. After giving effect to the requested Credit Extension, (x) the aggregate outstanding amount of all Total Outstandings does not exceed the Line Cap at such time, (y) the aggregate outstanding amount of all Total Legacy Outstandings does not exceed the Legacy Line Cap at such time and (z) the aggregate outstanding amount of all Total ETMC Outstandings does not exceed the ETMC Line Cap at such time.

5.03 Conditions to Credit Extensions to Additional Borrowers

The obligation of each Lender to honor any initial Request for Credit Extension for an Additional Borrower is subject to the satisfaction (or waiver)of the following further conditions precedent:

(a) Opinion of Counsel. Receipt by the Administrative Agent of a favorable opinion of counsel for such Additional Borrower, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated as of the date of such Credit Extension, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(b) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following:

(i) copies of the Organization Documents of the Additional Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Additional Borrower to be true and correct in all material respects as of the date of such Credit Extension;

(ii) copies of such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Additional Borrower as the Administrative Agent may reasonably request prior to the date of the Credit Extension evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) copies of such documents and certifications as the Administrative Agent may reasonably request prior to the date of the Credit Extension to evidence that the Additional Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c) Guaranty and Security Requirements. Each Additional Borrower shall have (i) become jointly and severally obligated as a primary obligor of the Obligations to the Collateral Agent and each of the holders of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) by executing a Non-Tenant Joinder Agreement or a Tenant Joinder Agreement, as applicable, and

(i) taken all actions necessary to create and perfect a security interest in its assets (other than any Excluded Property) for the benefit of the Secured Parties in accordance with Section 7.12, unless a security interest in the assets (other than Excluded Property) of such Additional Borrower has already been created and perfected.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); (d) result in a limitation on any licenses, permits or other approvals applicable to the business, operations or properties of any Loan Party; or (e) materially and adversely affect the ability of any Loan Party to participate in any Medical Reimbursement Programs (except, in the cases of clauses (b)(i), (c) and (d), as could not reasonably be expected to have a Material Adverse Effect).

6.03 Governmental Authorization; Other Consents

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person with respect to any material Contractual Obligation is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is party, other than (i) those that have already been obtained and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents, (iii) filings which customarily are required in connection with the exercise of remedies in respect of the Collateral and (iv) those in respect of which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

6.04 Binding Effect

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

6.05 Financial Statements; No Material Adverse Effect

(a) (i) The Audited Financial Statements (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (B) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show, in accordance with GAAP, all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness and (ii) the Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied by the Parent, except as otherwise noted therein, subject to normal year-end audit adjustments (none of which individually or in the aggregate would be material) and the absence of footnotes.

(b) The financial statements delivered pursuant to Sections 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of such date and for such periods.

(c) Since December 31, 2020, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation

There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, impositions of criminal or civil fines and penalties, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect the legality, enforceability, validity of this Agreement or any other Loan Document or the priority of an Lien arising under this Agreement or any other Loan Agreement or (b) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.07 Contractual Obligations

Neither the Borrowers nor any Restricted Subsidiary (excluding the ETMC JV) is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

6.08 Ownership of Property; Liens

Each of the Borrowers and their Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests or other rights of use in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers and their Restricted Subsidiaries (excluding the ETMC JV) is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that would be reasonably likely to give rise to any Environmental Liability.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or would be reasonably likely to give rise to any Environmental Liability.

(c) Neither the Borrowers nor any Restricted Subsidiary (excluding the ETMC JV) has received any written or verbal notice of, or inquiry from any Governmental Authority that is outstanding or unresolved regarding any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) in violation of, or in a manner that would be reasonably likely to give rise to any Environmental Liability.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, any Restricted Subsidiary (excluding the ETMC JV), the Facilities or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would be reasonably likely to give rise to any Environmental Liability.

6.10 Insurance

The properties of the Borrowers and their Restricted Subsidiaries (excluding the ETMC JV) are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers or any of their Restricted Subsidiaries (excluding the ETMC JV), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Restricted Subsidiary (excluding the ETMC JV) operates; provided, however, that such insurance shall not be required to the extent provided by the Captive Insurance Subsidiary. The insurance coverage of the Loan Parties as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes

The Borrowers and each of their Restricted Subsidiaries has filed or has caused to be filed all federal, state and other material Tax returns and reports required to be filed, and has paid or caused to be paid all federal, state and other material Taxes (including in its capacity as a withholding agent) levied or imposed upon it or its properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the Loan Parties’ knowledge, there is no proposed Tax assessment against the Borrowers or any Subsidiary that would, if made, reasonably be expected, individually or in aggregate, to have a Material Adverse Effect.

6.12 ERISA Compliance

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or is entitled to rely on an IRS opinion letter on the form of the Plan and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower has and, to the knowledge of the Loan Parties, each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4204 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except for an event described in the foregoing clauses (i) through (v) that, individually or in the aggregate with all such events, does not cause the Borrowers or any ERISA Affiliate to incur liability that could reasonably be expected to result in a Material Adverse Effect.

6.13 Subsidiaries

Set forth on Schedule 6.13 is a complete and accurate list as of the Effective Date of each Subsidiary of the Borrowers, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrowers or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) a statement as to whether such Subsidiary is an Unrestricted Subsidiary. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act

(a) Neither the Borrowers nor any Subsidiary is engaged principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrowers only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) Neither of the Borrowers nor any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure

(a) No report, financial statement, certificate or other written information (other than any projections and information of a general economic or industry-specific nature) furnished by or to the knowledge of any Loan Party on behalf of such Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) when furnished and taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

(b) Any projected financial information made available by any Loan Party or on behalf of any Loan Party has been prepared in good faith based upon assumptions believed to be reasonable at the time such information was provided (it being recognized that (i) such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties and (ii) no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material).

(c) As of the Effective Date, the information included in each Beneficial Ownership Certification provided to any Lender on or prior to the Effective Date is true and correct in all respects.

6.16 Compliance with Laws

Each of the Borrowers and their Subsidiaries is in compliance with the requirements of all Laws (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), the federal Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b(s)) and all orders, writs, injunctions, decrees, licenses and permits applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing to the knowledge of any Borrower or any Subsidiary:

(i) neither any Borrower nor any Subsidiary, nor any individual employed by the Borrowers or any Subsidiary, would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to the Borrowers or any Subsidiary where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event or a Material Adverse Effect;

(ii) no officer or other member of management continues to be employed by the Borrowers or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority unless such officer or other member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;

(iii) current billing policies, arrangements, protocols and instructions of the Borrowers and their Subsidiaries comply with all requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect; and

(iv) current medical director compensation arrangements of the Borrowers and their Subsidiaries comply with state and federal anti-kickback, and self-referral laws, including without limitation the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b) and the Stark Law (42 U.S.C. § 1395nn and 1396b(s)), and all regulations promulgated under such laws, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

The Borrowers and their Restricted Subsidiaries (excluding the ETMC JV) own, possess or otherwise have the legal right to use, all of the trademarks, service-marks, trade names, copyrights and patents (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses, except as the failure to own, possess or otherwise have the right to use such IP Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and owned by each Loan Party as of the Effective Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging the Borrowers’ and their Restricted Subsidiaries’ (excluding the ETMC JV) rights to use any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) or the granting of a right or a license in respect of any IP Rights from the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) does not infringe on the rights of any Person. As of the Effective Date, none of the IP Rights owned by any of the Loan Parties is subject to any material or exclusive licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18 Solvency

Parent and its Subsidiaries, on a consolidated basis, are Solvent.

6.19 Perfection of Security Interests in the Collateral

The Collateral Documents create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties (as defined in the applicable Security Agreement), valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently legal, valid and enforceable security interests and Liens.

(i) In the case of the Pledged Collateral (as defined in the Pledge Agreement) constituting “securities” under Article 8 of the Uniform Commercial Code, when stock certificates representing such Pledged Collateral are delivered to the Administrative Agent (or the Term Loan Administrative Agent, if the Intercreditor Agreement so provides) and in the case of the other Collateral described in each Security Agreement (other than Patents, Copyrights and Trademarks, in each case as defined therein), when financing statements and other filings are filed in the proper filing office, the Collateral Documents shall create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties (as defined in the applicable Security Agreement), a perfected security interest in, and Lien on, such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code Financing Statements, or in the case of Pledged Collateral, by possession or control, in each case, prior to all other Liens other than Permitted Liens.

(ii) When each Security Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (i) above, the Collateral Documents shall create in favor of the Collateral Agent, for its benefit and the benefit of the Lenders, a perfected security interest in, and Lien on, such Collateral, prior to all Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Effective Date).

6.20 [Reserved]

6.21 Brokers’ Fees

Neither the Borrowers nor any Restricted Subsidiary (excluding the ETMC JV) has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the Transaction.

6.22 Labor Matters

As of the Effective Date, (a) other than as set forth in Schedule 6.22, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) and (b) neither the Borrowers nor any Restricted Subsidiary (excluding the ETMC JV) has suffered any strikes, walkouts, work stoppages or other material labor difficulty since the earlier of (i) the date five years prior to the Effective Date and (ii) the date upon which such Restricted Subsidiary (excluding the ETMC JV) was created or acquired.

6.23 Fraud and Abuse

To the knowledge of the Responsible Officers of the Loan Parties, neither the Borrowers nor any Subsidiary or any of their respective officers or directors have engaged in any activities that are prohibited under Medicare Regulations or Medicaid Regulations that could reasonably be expected to have a Material Adverse Effect.

6.24 Licensing and Accreditation

Except to the extent it would not reasonably be expected to have a Material Adverse Effect, each of the Borrowers and their Subsidiaries has, to the extent applicable: (i) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses, permits, authorizations and approvals of each Governmental Authority necessary to the conduct of its business;

(i) except as set forth on Schedule 6.24(a), obtained and maintains accreditation by The Joint Commission, Det Norske Veritas Healthcare or the Accreditation Association for Ambulatory Health Care for each of the hospitals or freestanding surgery centers operated by them; (iv) entered into and maintains in good standing its Medicare Provider Agreements and Medicaid Provider Agreements; and

(ii) ensured that all such required licenses are in full force and effect on the Effective Date and have not been revoked or suspended or otherwise limited.

6.25 Anti-Terrorism Laws; Anti-Corruption

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and, none of the respective officers, directors and, to the knowledge of each Loan Party, none of the brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of any Loan Party, Affiliate has violated or is in violation of Anti-Terrorism Laws.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, and to the knowledge of each Loan Party, none of the brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of any Loan Party, such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, and to the knowledge of each Loan Party, none of the brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of any Loan Party, such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) The Loan Parties and their Subsidiaries and, to the knowledge of each Loan Party, its Affiliates and the respective officers, directors, and to the knowledge of each Loan Party, none of the brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of such Loan Party, Affiliate, have for the previous five years conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and other similar anti-corruption legislation in other applicable jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.26 Affected Financial Institutions

None of the Loan Parties is an Affected Financial Institution.

6.27 HMO Entities

None of the Loan Parties, nor any of their respective Subsidiaries, is an HMO Entity.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), the Loan Parties shall and shall cause each of their Restricted Subsidiaries (excluding the ETMC JV) to:

7.01 Financial Statements

Deliver to the Administrative Agent:

(a) Annual Financial Statements.

(i) As soon as available, but in any event within 120 days after the end of each fiscal year thereafter of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, assumption or exception or any qualification or exception as to the scope of such audit (other than as a result of a current maturity of the Term Loan Facility, the 2029 Notes and the Revolving Credit Facilities); provided that if the Parent switches from one independent certified public accounting firm to another, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above; provided further that, if the Parent shall own material assets other than the Capital Stock of the Company or have material operations or other liabilities, the Borrowers shall provide a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, assumption or exception or any qualification or exception as to the scope of such audit (other than as a result of a current maturity of the

Term Loan Facility and the Revolving Credit Facilities); provided further that if the Borrowers switch from one independent certified public accounting firm to another, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above.

(b) Quarterly Financial Statements.

(i) As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year ending thereafter of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year all in reasonable detail and certified by a Responsible Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, if the Parent shall own material assets other than the Capital Stock of the Company or have material operations or other liabilities, the Borrowers shall provide a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the previous fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail certified by a Responsible Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each of the first two months of each fiscal quarter thereafter, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, on a consolidated basis for the Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by a Responsible Officer of the Administrative Borrower as prepared in accordance with GAAP and fairly presenting the financial position, results of operations and cash flows for such month and period, subject to normal year-end adjustments and the absence of footnotes; provided that, if the Parent shall own material assets other than the Capital Stock of the Company or have material operations or other liabilities, the Borrowers shall provide a consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such month, and the related consolidated statements of income or operations and cash flows for such month, setting forth in each case in comparative form the figures for the previous month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail certified by a Responsible Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.;

7.02 Certificates; Other Information

Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenant set forth in Section 8.11 or, if any such Default shall exist, stating the nature and status of such event (provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default);

(b) (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate (including data supporting covenant calculation (solely during a Fixed Charge Trigger Period) and pro forma adjustments), signed by a Responsible Officer of the Administrative Borrower, (ii) as soon as available, but in any event within 120 days after the end of each fiscal year and within 45 days after the end of each of the first three fiscal quarters thereafter of the Parent or Borrowers, as applicable, a narrative report and/or management’s discussion and analysis prepared with respect to the period covered by such financial statements as compared to the corresponding period in the prior fiscal year (or the prior fiscal year in the case of financial statements delivered pursuant to Section 7.01(a)) (which Compliance Certificate may be delivered, unless the Administrative Agent or a Lender requests executed originals, by electronic communication, including fax or email, which shall be deemed to be an original authentic counterpart thereof for all purposes) and (iii) if the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and all such Unrestricted Subsidiaries, either individually or collectively, would otherwise constitute a Significant Subsidiary, then the quarterly and annual reports required by the preceding paragraphs will include a reasonably detailed presentation of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower;

(c) within 45 days after the first day of each fiscal year of the Borrowers, an annual business plan and budget of the Borrowers and their Subsidiaries for the next fiscal year containing, among other things, pro forma financial statements for each quarter of the next fiscal year;

(d) [reserved];

(e) promptly after any written request by the Administrative Agent, copies of any detailed audit reports, management letters or material recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers by independent accountants in connection with the accounts or books of the Borrowers or any Subsidiary, or any audit of any of them;

(f) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered)), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 7.02;

(g) as soon as available, but in any event within twenty (20) days of the end of each calendar month (or, within three (3) Business Days of the end of each calendar week during any Reporting Trigger Period), a Borrowing Base Certificate, which calculates the Borrowing Base as of the last day of the immediately preceding month (and, if a Reporting Trigger Period is in effect, as of the last day of the immediately preceding week), and customary back-up materials reasonably requested by the Administrative Agent in connection therewith (including, without limitation, a current accounts receivable summary aging for the Borrowers along with a reconciliation between the amounts that appear on such aging and the amount of accounts receivable presented on the concurrently delivered balance sheet);

(h) promptly, (i) such other information regarding the business, financial condition, operations, liabilities (actual or contingent) or properties of the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents or (ii) information and documentation for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws, as the Administrative Agent or any Lender may from time to time reasonably request;

(i) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of a Responsible Officer of the Administrative Borrower (i) listing (A) all United States applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the applicable Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), (B) all United States issuances of registrations or letters on existing United States applications for Copyrights, Patents and Trademarks (each such term as defined in the applicable Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), and (C) all material Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the applicable Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Effective Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of the Borrowers or any Restricted Subsidiary (excluding the ETMC JV) that was renewed, replaced or modified during the period covered by such financial statements;

(j) (i) promptly upon filing with the applicable Governmental Authority, copies of any request for an extension to the time period within which financial statements prepared in accordance with SAP must be filed with such Governmental Authority and (ii) promptly copies of any extensions or rejections to extensions provided by any Governmental Authority; and

(k) promptly after any written request by the Administrative Agent, copies of all cost reports filed by any Loan Party with Medicare, Medicaid or any other third party payor; and

(l) promptly, notice of any exercise by LeaseCo or its Affiliates of the Ventas Asset Purchase or the Ventas Purchase Option.

Documents required to be delivered pursuant to Sections 7.01(a) or (b) or Section 7.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon the written request of the Administrative Agent or any Lender, the Administrative Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Administrative Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Administrative Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby agree that they will use commercially reasonable efforts to provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format mutually acceptable to the Administrative Agent and the Borrowers to the Platform (as defined below).

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Book Runners will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar confidential and secure electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Book Runners and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Book Runners shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates or its or their respective officers, directors, employees, agents and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to Parent, the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Administrative Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the

Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time (i) of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

7.03 Notices

(a) Promptly upon knowledge thereof, notify the Administrative Agent of the occurrence of any Default.

(b) Promptly upon knowledge thereof, notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly upon knowledge thereof, notify the Administrative Agent of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding the Threshold Amount.

(d) Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrowers or any Subsidiary.

(e) Promptly upon knowledge thereof, notify the Administrative Agent of (i) the institution of any investigation, review or proceeding against the Borrowers or any Subsidiary to suspend, revoke or terminate (or that may result in the termination of) any Medicaid Provider Agreement or Medicare Provider Agreement, or any such investigation or proceeding that would reasonably be expected to result in an Exclusion Event, (ii) a copy of any notice of intent to exclude, any notice of proposal to exclude issued by the OIG or any other Exclusion Event, or (iii) all notices of loss of accreditation, loss of participation under any Medical Reimbursement Program or loss of applicable health care license, and all other material deficiency notices, compliance orders or adverse reports issued by any Governmental Authority or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, would reasonably be expected to result in the suspension or forfeiture of any license, certification, or accreditation.

(f) [Reserved]

(g) [Reserved]

(h) Promptly upon knowledge thereof, notify the Administrative Agent of the occurrence of any Lease Event of Default (as defined in the Master Lease) under the Master Lease, and so long as such Lease Event of Default is continuing, provide copies of any written notices provided by LeaseCo under the Master Lease.

(i) Promptly upon knowledge thereof, notify the Administrative Agent of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(j) Promptly (x) upon knowledge thereof, notify the Administrative Agent of any event of default under any Joint Venture Agreement and (y) provide the Administrative Agent with copies of any material notices received from any Joint Venture or from any other member in any Joint Venture.

Each notice pursuant to Sections 7.03(a) through (e) (other than (d)) and (h) shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Taxes

Pay and discharge as the same shall become due and payable, all material Taxes imposed or levied upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, trademarks, trade names, service marks, copyrights and other registered intellectual property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, nothing in this Section 7.05(d) shall prohibit any of the transactions permitted in Sections 8.04 and 8.05 or otherwise prevent the Borrowers and their Subsidiaries from abandoning or discontinuing the preservation or renewal of any registered patents, trademarks, trade names, service marks and copyrights if such abandonment or discontinuance is desirable in the conduct of its business.

7.06 Maintenance of Properties

(a) Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

Notwithstanding the foregoing, nothing in this Section 7.06 shall prohibit any of the transactions permitted in Sections 8.04 and 8.05 or otherwise prevent the Borrowers and their Restricted Subsidiaries from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is, in the judgment of its board of directors or similar body, desirable in the conduct of its business.

7.07 Maintenance of Insurance

(a) Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Borrowers or any Subsidiary, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Restricted Subsidiary operates; provided that the Borrowers and their Restricted Subsidiaries may reduce the amount of insurance required to be maintained above to the extent the Borrowers and their Restricted Subsidiaries establish a self-insurance program providing insurance coverage in lieu of such insurance. The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Collateral Agent (i) ten (10) days (in the case of any insurance policy provided by Steadfast Insurance Corporation or American Guarantee and Liability Insurance Company or any Affiliate thereof) or (ii) in the case of any other insurance policy, thirty (30) days (or ten (10) days in the case of cancellation because of non-payment) prior written notice before any such policy or policies shall be altered (to the extent the relevant insurance carrier, as a matter of policy, provides notices of alterations in its policies to such loss payees or mortgagees, as the case may be) or canceled. The Borrowers shall maintain flood insurance on all real property constituting Collateral, from such providers, in amounts and on terms in accordance with the Flood Laws or as otherwise satisfactory to all Lenders.

7.08 Compliance with Laws

Except to the extent the failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect, the Borrowers will, and will cause each of its Restricted Subsidiaries to, (a) comply with all requirements of Law, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property (including, without limitation, Environmental Laws and ERISA); (b) conform with and duly observe in all material respects all applicable laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business, including without limitation Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of Governmental Authorities, pertaining to the business of the Borrowers and their Subsidiaries; (c) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements; (d) ensure that (i) billing policies, arrangements, protocols and instructions will materially comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal self-referral and anti-kickback laws, including without limitation the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) and the federal Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b(s)); and (e) implement policies that are consistent with (i) the Standards for the Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E (the “Privacy Standards”); (ii) the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C (the “Security Standards”); and (iii) the Standards for Notification in the Case of Breach of Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D (the “Breach Notification Standards” and together with the Privacy and Security Standards, the “HIPAA Standards”) implementing the privacy and security requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) set forth at 45 CFR Parts 160 and 164 on or before the date that such HIPAA Standards become applicable to the Borrowers and their Restricted Subsidiaries. Further, the Borrowers have in place a compliance program for the Borrowers and their Restricted Subsidiaries which is reasonably designed to provide effective internal controls that promote adherence to, prevent and detect material violations of, any Laws applicable to the Borrowers and their Restricted Subsidiaries, and which includes the implementation of internal audits and monitoring on a regular basis to monitor compliance with the compliance program and with Laws.

7.09 Books and Records

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Restricted Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Restricted Subsidiary, as the case may be.

7.10 Inspection Rights

(a) Permit representatives and independent contractors of the Administrative Agent and if any Event of Default shall have occurred and be continuing, any Lender (concurrently with the Administrative Agent’s exercise of its rights under this Section 7.10) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, senior officers, and independent public accountants (provided that, so long as no Event of Default exists, the Borrowers will be provided an opportunity to attend such meetings), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that (i) absent the existence of an Event of Default (x) only the Administrative Agent on behalf of the Lenders may exercise the rights under this Section 7.10 and (y) the Administrative Agent may make only one (1) such visit during any fiscal year, which such visit shall be at the Borrowers’ expense and (ii) when an Event of Default has occurred and is continuing the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

(b) At a date designated by the Borrowers no later than 30 days following each delivery of financial statements pursuant to Section 7.01(a) or (b) during normal business hours, the Borrowers will use participate, and will cause key management personnel of the Borrowers to participate, in one (1) telephonic conference call with the Lenders during any fiscal quarter. If requested by the Administrative Agent, at the expense of the Borrowers, once per fiscal year of the Borrowers at any time as reasonably determined by the Administrative Agent, the Borrowers will permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Administrative Agent, and, unless an Event of Default then exists and is continuing, on reasonable prior notice and during normal business hours, to conduct Field Exams or updates thereof to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however, if Availability is less than the greater of (x) $40,000,000 and (y) 25% of the Line Cap for five (5) consecutive calendar days at any time during such 12-month period, such Field Exams may occur twice per fiscal year if reasonably requested by the Administrative Agent; provided further, however, if an Event of Default has occurred and is continuing during any calendar year there shall be no limitation as to the number and frequency of such Field Exams during the continuance of such Event of Default at the sole expense of the Borrowers.

7.11 Use of Proceeds

(a) The proceeds of the Loans and the Letters of Credit shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement or the Amendment and Restatement Agreement; provided that, in each case, in no event shall proceeds of the Loans or Letters of Credit be used in contravention of any Law (including the FCPA and any sanctions administered or enforced by OFAC) or any Loan Document, or in any manner that would result in a knowing violation of any Law (including the FCPA and any sanctions administered or enforced by OFAC) by any Person (including any Secured Party or other entity participating in any transaction relating to this Agreement).

7.12 Additional Subsidiaries; Additional Guarantors

(a) Within thirty (30) days (or such longer period as the Administrative Agent shall reasonably determine) after the acquisition or formation of any direct or indirect Restricted Subsidiary (or after any non-Wholly Owned Subsidiary (including any Joint Venture) becomes a Wholly Owned Subsidiary) of any Borrower (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary being deemed to constitute the acquisition of a Restricted Subsidiary) or any Subsidiary of any Borrower ceasing to be an Excluded Subsidiary:

(i) notify the Administrative Agent and the Collateral Agent thereof in writing, together with (A) jurisdiction of formation, (B) number of shares of each class of Capital Stock outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrowers or any Restricted Subsidiary, and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(ii) if such Restricted Subsidiary is a Material Domestic Subsidiary other than an Excluded Subsidiary, cause such Person to (1) become a Guarantor by executing and delivering to the Administrative Agent and the Collateral Agent a Non-Tenant Joinder Agreement or a Tenant Joinder Agreement, as applicable, or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose, (2) deliver to the Administrative Agent and the Collateral Agent documents of the types referred to in Section 5.01(c) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (1)), all in form, content and scope reasonably satisfactory to the Administrative Agent and the Collateral Agent and (3) take all actions required by the Collateral Documents or reasonably requested by the Collateral Agent to perfect the security interests granted by such Guarantor under the Collateral Documents (including the entry into any Deposit Account Control Agreement required under this Agreement) as more fully set forth in Section 7.14 and subject to the deadlines and grace periods set forth therein.

(b) If at any time any Subsidiary that is not a Guarantor provides a guarantee of the Borrowers’ obligations in respect of the Term Loan Facility or the 2029 Notes then promptly (and in any event within ten (10) Business Days (or such longer period as the Collateral Agent shall reasonably determine)) cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent and the Collateral Agent a Non-Tenant Joinder Agreement or a Tenant Joinder Agreement, as applicable, or such other documents as the Collateral Agent shall reasonably deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 5.01(c) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Collateral Agent.

7.13 ERISA Compliance

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, in any case except, where the failure to do so would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

7.14 Pledged Assets

Each Loan Party will (a) (i) cause all of its personal Property (including, without limitation, its rights in each Intercompany Note) consisting of Collateral, other than Excluded Property, to be subject at all times from and after the Effective Date to first priority (subject to the terms of the Intercreditor Agreement), perfected Liens (subject to Permitted Liens) in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties (as defined in the applicable Security Agreement) to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, (ii) with respect to any such Property, other than Excluded Property, acquired subsequent to the Effective Date, within 90 days of acquisition (or such later date as may be agreed to by the Collateral Agent), cause such Property to be subject to first priority (subject to the terms of the Intercreditor Agreement), perfected Liens in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties (as defined in the applicable Security Agreement) to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens, (iii) register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens other than Permitted Liens, (iv) deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Collateral Agent as the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens (subject to Permitted Liens) on the Collateral pursuant to the Collateral Documents and (v) during the continuance of an Event of Default, upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may require in connection with such exercise. Without limiting the generality of the above, so long as it is not otherwise Excluded Property, the Loan Parties will cause (i) 100% of the issued and outstanding Capital Stock of (x) each Material Domestic Subsidiary, (y) each Joint Venture (solely with respect to any Joint Venture that would otherwise qualify as a Material Domestic Subsidiary if such Joint Venture were a Wholly Owned Subsidiary) and (z) the ETMC JV, in each case owned by any Borrower or any Guarantor, (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the Effective Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrowers or any Guarantor to be subject at all times from and after ninety days after the Effective Date or later date of a Loan Party’s acquisition thereof (or such other date as may be agreed to by the Collateral Agent) to a first priority (subject to the terms of the Intercreditor Agreement), perfected Lien (subject to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, (iii) (A) all intercompany loans permitted by Sections 8.02(g) and (ee) to be evidenced by Intercompany Notes (and in the case of intercompany loans permitted by Section 8.02(g), secured by Intercompany Security Documents) and (B) its rights in all such Intercompany Notes (and in the case of intercompany loans permitted by Section 8.02(g), Intercompany Security Documents) to be pledged to the Collateral Agent pursuant to the Collateral Assignment Documents and such other security documents as the Collateral Agent may reasonably request and (iv) the applicable Loan Parties to execute and deliver an account control agreement in form and substance reasonably satisfactory to the Collateral Agent (or an assignment or amendment of an existing Deposit Account Control Agreement to reflect the Agency Transfer) with respect to each Deposit Account (other than Excluded Deposit Accounts and Excluded ETMC Accounts) within ninety (90) days after the Effective Date (with time periods to be extended with the consent of the Collateral Agent). Notwithstanding the foregoing, the parties hereto agree the Loan Parties shall not be required to comply with the terms of this Section 7.14 with respect to Subsidiaries created subsequent to the Effective Date until the documentation described in Section 7.12(a) is delivered or required to be delivered with respect to such Subsidiary.

7.15 Control Agreements

(a) As of the Effective Date, Schedule 7.15 sets forth all Deposit Accounts maintained by the Loan Parties and whether such Deposit Account is required to be subject to a Deposit Account Control Agreement (and an explanation of any exclusions). Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person to have control (as defined in the Uniform Commercial Code) over a Deposit Account or any Property deposited therein (other than the Collateral Agent and the Term Loan Administrative Agent). Unless otherwise extended or waived by the Collateral Agent in its sole discretion, each Loan Party, as applicable, will:

(i) deposit or cause to be deposited promptly, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral,

(A) into Deposit Accounts that, Subject to Section 7.15(b), are subject to Collateral Agent’s Control (as defined in the Uniform Commercial Code) (and such funds may then be transferred from any Deposit Accounts that are subject to Collateral Agent’s Control (as defined in the Uniform Commercial Code) into any Excluded Deposit Accounts at any time except during a Cash Dominion Period); or

(B) into Excluded Deposit Accounts described in clause (5) or (6) of the definition thereof,

(ii) request in writing and otherwise take such reasonable steps to ensure that all account debtors and Third Party Payors forward all payments, directly to such Deposit Accounts or Excluded Deposit Accounts.

(b) Unless otherwise extended or waived by the Collateral Agent in its sole discretion, each Loan Party, as applicable, will, within 90 days after the Effective Date (x) execute and deliver, and cause the applicable bank where such Deposit Account (other than Excluded Deposit Accounts) is maintained to execute and deliver, a Deposit Account Control Agreement (or an assignment or amendment of an existing Deposit Account Control Agreement to reflect the Agency Transfer) for each Deposit Account (other than Excluded Deposit Accounts) maintained by such Loan Party or (y) close such Deposit Account (other than Excluded Deposit Accounts).

(c) Each Loan Party shall keep accurate and complete records of its Accounts, in all material respects, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Collateral Agent, on such periodic basis as the Collateral Agent may reasonably request.

(d) During the continuation of a Cash Dominion Trigger Event, the bank at which any Deposit Account subject to a Deposit Account Control Agreement is maintained shall, upon receipt of notice by the Administrative Agent (given in its discretion or at the direction of Required Lenders), make daily sweeps from such Deposit Account into the Collateral Agent’s account.

(e) As of the date each such Deposit Account Control Agreement is executed, the Collateral Agent will have a perfected first priority security interest in each Deposit Account that is identified in such Deposit Account Control Agreement subject to Permitted Liens. No Loan Party shall hereafter establish and maintain any Deposit Account (other than an Excluded Deposit Account) unless the bank at which such Deposit Account is maintained and such Loan Party shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account within 30 days (or such later date as may be agreed to by the Collateral Agent in its sole discretion) of such establishment,

(f) The Administrative Agent agrees with each Loan Party that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Loan Party with respect to funds from time to time credited to any Deposit Account unless a Cash Dominion Trigger Event has occurred and is continuing. No Loan Party shall grant control (as defined in the Uniform Commercial Code) of any Deposit Account to any person other than the Collateral Agent and the Term Loan Administrative Agent. No Loan Party shall revise or revoke any instructions to a Bank under any Deposit Account Control Agreement without the written consent of the Collateral Agent.

(g) All collections of Accounts and all proceeds of the sale or other disposition of any Collateral, other than collections and proceeds that are held in Excluded Deposit Accounts in accordance with the terms hereof, shall be deposited directly into a Deposit Account subject to a Deposit Account Control Agreement. In the event that, notwithstanding the provisions of this Section 7.15, any Loan Party receives or otherwise has dominion and control of any proceeds or collections of Accounts or proceeds of Collateral outside of such Deposit Accounts (other than Excluded Deposit Accounts), such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent and shall, not later than 5 Business Days after receipt thereof, be deposited into a Deposit Account subject to a Deposit Account Control Agreement or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Collateral Agent.

(h) During the continuance of an Event of Default, if a Deposit Account of any Borrower includes a charge for any Taxes, the Collateral Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither the Administrative Agent, the Collateral Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

(i) If an Event of Default exists and is continuing, the Administrative Agent or the Collateral Agent shall have the right at any time (subject to applicable Law), in the name of any Loan Party or, with respect to Deposit Accounts if an Event of Default is continuing, the name of the Administrative Agent, the Collateral Agent, any designee of the Administrative Agent or any designee of the Collateral Agent, to verify the validity, amount or any other matter relating to any Deposit Accounts of a Loan Party by mail, telephone or otherwise.

Notwithstanding the foregoing or anything to the contrary set forth herein or in any other Loan Document, no Excluded ETMC Account (including any deposit account that constitutes an Excluded ETMC Account that is opened on or after the Effective Date) shall be subject to the covenants set forth in this Section 7.15.

7.16 Annual Appraisals

Deliver to the Administrative Agent as and when required under Section 2.3(a)(ii) of the Relative Rights Agreement, an appraisal of the Option Assets (as defined in the Relative Rights Agreement) conducted by an MAI Appraiser (as defined in the Master Lease) mutually acceptable to the Administrative Agent and LeaseCo.

7.17 Change in Nature of Business

Not enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Borrowers and their Restricted Subsidiaries are engaged in on the Effective Date (after giving effect to the Transaction) or which are reasonably related, supplemental or ancillary thereto and any business related, supplement or ancillary thereto.

7.18 Post-Closing Matters

The applicable Loan Parties shall obtain and deliver to the Administrative Agent the items set forth on Schedule 7.18, within the time periods set forth on such Schedule (unless waived or extended by the Collateral Agent in its discretion).

7.19 Compliance with Terms of Master Lease

Make all payments and otherwise perform all obligations in respect of the Master Lease, keep such Master Lease in full force and effect and not allow such Master Lease to lapse or be terminated or any rights to renew such Master Lease to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries (excluding the ETMC JV other than with respect to Section 8.16) to, directly or indirectly:

8.01 Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document (including, without limitation, pursuant to any Loan Document with respect to the Ventas Purchase Option ABL Loans); provided the Ventas Purchase Option ABL Loans shall not be secured by Liens on any assets or property of Parent, any Borrower or any Restricted Subsidiary other than on the equity interests of the Tenant Subsidiaries;

(b) Liens existing on the Effective Date and listed on Schedule 8.01 and any renewals or extensions thereof not any less favorable (taken as a whole) to the Lenders; provided that the property covered thereby is not increased (other than as a result of the appreciation in value of such property) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens (other than Liens imposed under ERISA) for Taxes, assessments or governmental charges or levies not overdue for more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not overdue for more than 60 days or, if overdue for more than 60 days, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts and leases (other than the Master Lease or other Indebtedness), the Master Lease, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting Real Property which do not materially detract from the value of the Real Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than sixty consecutive days during which execution is not effectively stayed;

(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens attach to such Property concurrently with or within 90 days after the acquisition thereof;

(j) leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrowers or any Restricted Subsidiary;

(k) any interest or title of a lessor, sublessor, licensor or licensee under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licensing agreements permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (A) Governmental Reimbursement Program Costs and (B) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs; provided that the Borrowers, in each case, shall have established adequate reserves for such claims or actions;

(p) Liens of sellers of goods to the Borrowers and any of their Restricted Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(q) Liens in favor of the Borrowers or any Loan Party on the assets of each Non-Guarantor Restricted Subsidiary in accordance with the terms hereof to secure the applicable Intercompany Note of such Non-Guarantor Restricted Subsidiary;

(r) Liens on the assets of the Captive Insurance Subsidiary created or deemed to exist in connection with the self-insurance program of the Captive Insurance Subsidiary;

(s) Liens in favor of the Collateral Agent pursuant to the Collateral Assignment Documents;

(t) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property which are not violated by the current use or occupancy of the Real Property or the ordinary conduct of the business of the applicable Person, or any violation which would not have a Material Adverse Effect;

(u) Liens securing obligations incurred in connection with Permitted IRB Transactions;

(v) Liens related to industrial revenue bonds and similar securities to the extent such Liens attach to Property that is not Collateral, so long as the Borrowers and their Restricted Subsidiaries hold all the securities, bonds, notes or other evidence of Indebtedness issued in respect thereof;

(w) Liens existing on Property or any asset at the time of acquisition thereof by the Borrowers or any Restricted Subsidiary or existing on any Property or asset of any Person that becomes a Restricted Subsidiary after the Original Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property or assets of the Borrowers or any Restricted Subsidiary (other than proceeds), (iii) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs associated therewith) or result in a decreased average weighted life thereof and (iv) other than with respect to Liens incurred under this clause (w), clause (y) and clause (cc) that attach to any ABL Priority Collateral securing obligations not to exceed $10,000,000 in the aggregate at any time outstanding (with respect to which the Administrative Agent may establish Borrowing Base Reserves in an amount equal to such obligations), if such Liens attach to any ABL Priority Collateral, such Liens shall rank junior to the Liens securing the Obligations with regard to such ABL Priority Collateral and the holders thereof or agent therefor shall, at the sole discretion of the Administrative Agent, have become a party to the Intercreditor Agreement or another intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the holders of such Liens or agent therefor shall, at the sole discretion of the Administrative Agent, have become a party to the Intercreditor Agreement or another intercreditor agreement that shall set forth the priority of such Liens on terms reasonably satisfactory to the Administrative Agent;

(x) (a) Liens securing obligations in respect of Indebtedness permitted under Section 8.03(p), that are either (1) subject to the Intercreditor Agreement or (2) with respect to any credit facility that refinances the initial Term Loan Credit Agreement, with respect to Indebtedness that is secured by Collateral on a pari passu or junior Lien basis and is subject to an Acceptable Intercreditor Agreement and (b) Liens securing obligations in respect of the Ventas Purchase Option Term Loans permitted under Section 8.03(p)(b); provided that the Ventas Purchase Option Term Loans shall not be secured by Liens on any assets or property of Parent, any Borrower or any Restricted Subsidiary other than on the equity interests of the Tenant Subsidiaries;

(y) other Liens securing obligations in an amount not to exceed the greater of (x) $190,000,000 and (y) 40% of Consolidated EBITDA in the aggregate at any time outstanding; provided that, other than with respect to Liens incurred under this clause (y), clause (w) and clause (cc), collectively, that attach to any ABL Priority Collateral securing obligations not to exceed $10,000,000 in the aggregate at any time outstanding (with respect to which the Administrative Agent may establish Borrowing Base Reserves in an amount equal to such obligations), if such Liens attach to any ABL Priority Collateral, such Liens shall rank junior to the Liens securing the Obligations with regard to such ABL Priority Collateral and the holders thereof or agent therefor shall, at the sole discretion of the Administrative Agent, have become party to the Intercreditor Agreement or another intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(z) Liens securing obligations in respect of Indebtedness permitted under Section 8.03(r) so long as such Liens attach only to Property or assets of the BSA Entities;

(aa) (i) any rights of LeaseCo pursuant to the Relative Rights Agreement and (ii) Liens on security deposits and similar deposits pursuant to Section 4.3 of the Master Lease; and

(bb) Liens in favor of a Person (i) securing Obligations incurred in connection with credit card and merchant card processing servicing arrangements listed on Schedule 8.01(bb) (and any amendment, supplements, refinancings, replacements or other modifications thereto which, when taken as a whole, are not more adverse to the Loan Parties than the arrangements set forth on Schedule 8.01(bb)) between such Person and a Borrower or any Loan Party or (ii) subject to a subordination agreement executed by such Person and the Administrative Agent, which provides that such Liens are subordinated to the Liens securing the Obligations;

(cc) Liens securing obligations in respect of Indebtedness permitted under Section 8.03 (f), (u), (v), (w) and (y) (including, with respect to clause (y), first priority tax liens); provided that, other than with respect to Liens permitted under this clause (cc), clause (y) and (w) above, collectively, that attach to any ABL Priority Collateral securing obligations not to exceed $10,000,000 in the aggregate at any time outstanding (with respect to which the Administrative Agent may establish Borrowing Base Reserves in an amount equal to such obligations), if such Liens attach to any ABL Priority Collateral, such Liens shall rank junior to the Liens securing the Obligations with regard to such ABL Priority Collateral and the holders thereof or agent therefor shall, at the sole discretion of the Administrative Agent, have become a party to the Intercreditor Agreement or another intercreditor agreement on terms reasonably satisfactory to the Administrative Agent; and

(dd) Liens on sums payable by Loan Parties or their Restricted Subsidiaries under insurance policies securing Indebtedness incurred in the ordinary course of business under financing arrangements related to the payment of premiums and deductibles under insurance policies.

Notwithstanding the foregoing, in no event shall the Borrowers or any of their Restricted Subsidiaries (excluding the ETMC JV) create, incur, assume or permit to exist any Lien (i) on the leasehold interest in the Master Lease securing any Indebtedness unless the Administrative Agent, for the benefit of the Secured Parties (as defined in the applicable Security Agreement), shall have been granted a Lien on such property that ranks senior to the Lien on such property granted to secure such other Indebtedness, (ii) on the Collateral (as defined in the applicable Security Agreement) in violation of the Relative Rights Agreement and/or the Master Lease, as applicable, or (iii) on any Excluded ETMC Account (other than Liens permitted by Section 8.01(a) (so long as a Lien is granted for the benefit of all Lenders), (c), (d), (e), (f), (m), (n), (s) (so long as a Lien is granted for the benefit of all Lenders) and (bb)) unless a Lien is also granted for the benefit of the Lenders on a senior priority basis.

8.02 Investments

Make any Investments, except:

(a) Investments held by the Borrowers or such Restricted Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Effective Date and set forth in Schedule 8.02 and any renewals, refinancings and extensions thereof on terms and conditions not materially less favorable (taken as a whole) to the Lenders;

(c) (i) Investments in any Person that is a Loan Party (other than an ETMC Loan Party), (ii) Investments by any Loan Party in any newly formed Restricted Subsidiary that becomes a Loan Party (other than an ETMC Loan Party), (iii) Investments by any ETMC Loan Party in any Loan Party or any other ETMC Loan Party, (iv) Investments by any Non-Guarantor Restricted Subsidiary in any Loan Party, any other Non-Guarantor Restricted Subsidiary or any ETMC Loan Party and (v) Investments by any ETMC Loan Party in any newly formed Subsidiary that becomes an ETMC Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) Investments subsequent to the Original Closing Date in the form of equity or capital contributions in Non-Guarantor Restricted Subsidiaries or Joint Ventures using cash invested in the Parent by the Sponsor Group and/or Ventas and immediately passed through by the Parent to the applicable Non-Guarantor Restricted Subsidiary or Joint Venture;

(g) [Reserved];

(h) so long as immediately before and immediately after giving effect to such Investment, no Event of Default has occurred and is continuing, Investments in a Joint Venture, together with all other Investments made by any Borrower or any Restricted Subsidiary pursuant to this Section 8.02(h) in an aggregate amount at the time of such Investment not to exceed the greater of (A) $190,000,000 and (B) 40% of Consolidated EBITDA in the aggregate outstanding at any one time; provided that if such Investment is in the form of a loan, (x) each such intercompany loan is evidenced by an Intercompany Note, (y) the Loan Parties shall take commercially reasonable efforts to have such Intercompany Note secured by the assets of the applicable Non-Guarantor Restricted Subsidiary or Joint Venture pursuant to the Intercompany Security Documents and such other documentation reasonably satisfactory to the Administrative Agent and (y) the rights of the applicable lender under each such Intercompany Note and, if applicable, Intercompany Security Document have been pledged to the Administrative Agent pursuant to documentation reasonably satisfactory to the Administrative Agent;

(i) so long as immediately before and immediately after giving effect to such Investment, no Event of Default has occurred and is continuing, Investments subsequent to the Effective Date in Non-Guarantor Restricted Subsidiaries or any ETMC Subsidiary, together with all other Investments made by any Borrower or any Restricted Subsidiary pursuant to this Section 8.02(i) and all other Investments in Non-Guarantor Restricted Subsidiaries and ETMC Subsidiaries made pursuant to Section 8.02(j) not to exceed the greater of (A) $140,000,000 and (B) 30% of Consolidated EBITDA in the aggregate outstanding at any one time; provided that if such Investment is in the form of a loan (x) each such intercompany loan is evidenced by an Intercompany Note and the Loan Parties shall take commercially reasonable efforts to have such Intercompany Note secured by the assets of the applicable Non-Guarantor Restricted Subsidiary or ETMC Subsidiary pursuant to the Intercompany Security Documents and such other documentation reasonably satisfactory to the Administrative Agent and (y) the rights of the applicable lender under each such Intercompany Note and Intercompany Security Document (if applicable) have been pledged to the Administrative Agent pursuant to documentation reasonably satisfactory to the Administrative Agent;

(j) Permitted Acquisitions;

(k) Investments in the Captive Insurance Subsidiary in an amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which the Captive Insurance Subsidiary is formed and other Investments in the Captive Insurance Subsidiary to cover reasonable general corporate and overhead expenses of the Captive Insurance Subsidiary;

(l) loans and advances in the ordinary course of business to employees of the Borrowers or any of their Restricted Subsidiaries so long as the aggregate principal amount of such advances outstanding at any time shall not exceed $10,000,000;

(m) Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 8.05;

(n) Investments arising from endorsements for collection or deposit in the ordinary course of business;

(o) so long as immediately before and immediately after giving effect to such Investment, no Event of Default has occurred and is continuing, Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 8.02(o) that are at that time outstanding, not to exceed the greater of (x) $140,000,000 and (y) 30% of Consolidated EBITDA in the aggregate outstanding at any one time (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(p) so long as immediately before and immediately after giving effect to such Investment, no Event of Default has occurred and is continuing, other Investments in an amount not to exceed the greater of (A) $140,000,000 and (B) 30% of Consolidated EBITDA in the aggregate at any time outstanding;

(q) [reserved];

(r) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(s) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(t) licenses or sublicenses in the ordinary course of business that do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any Material Domestic Subsidiary;

(u) [reserved];

(v) additional Investments to the extent that payment for such Investments is made solely with net proceeds of any substantially concurrent Equity Issuance of Qualified Capital Stock of the Company (or the Parent, to the extent such cash proceeds are contributed to the Company) (other than in connection with an exercise of the Cure Right) that are not used for any other purpose;

(w) Investments made in connection with Permitted IRB Transactions;

(x) Investments consisting of Physician Support Obligations made by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(y) the purchase of up to 15% of the outstanding Capital Stock of Physicians Surgical Hospitals, LLC and Physicians Surgical Real Estate, LLC;

(z) Investments made by any Non-Guarantor Restricted Subsidiary into any other Non-Guarantor Restricted Subsidiary (including intercompany Indebtedness);

(aa) Investments consisting of extensions of credit or other Indebtedness owing by any BSA Entity permitted by Section 8.03(s);

(bb) the purchase of any equity interest of any BSA Entity pursuant to a put or call option in respect of such BSA Entity’s equity interests set forth in the Organization Documents of such BSA Entity so long as such BSA Entity becomes a Wholly Owned Subsidiary after giving effect to such purchase;

(cc) cash management transactions between any Loan Party and the BSA Entities; (dd) Investments in the form of unsecured Guarantees by a Loan Party or any of its Restricted Subsidiaries that manages any hospital of such hospital’s obligation to repurchase Self-Pay Accounts that have been disposed of pursuant to clause (x)(B) of the definition of “Disposition”;

(dd) Investments consisting of (i) the intercompany loan evidenced by the Required Payment Intercompany Note in an aggregate principal amount not to exceed $205,000,000 (excluding any interest paid in kind) at any time outstanding; (ii) intercompany loans (collectively, the “Working Capital Intercompany Loans”) from a Loan Party to AHS East Texas in an aggregate principal amount not to exceed $46,000,000 (excluding any interest paid in kind) at any time outstanding and any Investments from an ETMC Loan Party to any ETMC Subsidiary which Investments are made solely with the proceeds of the Working Capital Intercompany Loans; and (iii) an intercompany loan from AHS East Texas to AHS Legacy Operations, LLC in an aggregate principal amount not to exceed $25,000,000 (excluding any interest paid in kind) at any time outstanding; provided (x) each such intercompany loan is evidenced by an Intercompany Note and such other documentation reasonably requested by the Administrative Agent and (y) the rights of the applicable Loan Party under each such Intercompany Note have been pledged to the Administrative Agent pursuant to documentation reasonably satisfactory to the Administrative Agent;

(ee) subject to Section 8.16, the ETMC Subsidiaries may make Investments in the ETMC JV with cash generated from the operations of such ETMC Subsidiaries to the extent required by the ETMC JV Agreement;

(ff) Parent, any Borrower and any Restricted Subsidiary may make additional Investments so long as the Payment Conditions are met;

(gg) Investments to the extent constituting Approved Hospital Swaps;

(hh) Investments pursuant to any customary buy/sell arrangements in favor of investors or joint venture parties in connection with syndications of healthcare facilities, including, without limitation, Hospitals, ambulatory surgery centers, outpatient diagnostic centers or imaging centers;

(ii) distributions or payments in connection with a Securitization Transaction in an aggregate amount not to exceed, together with all Investments pursuant to Section 8.02(kk) and Dispositions pursuant to clause (xviii) of the definition of “Dispositions”, the greater of (A) $75,000,000 and (B) 25.0% of Consolidated EBITDA, provided that no distributions of ABL Priority Collateral shall be permitted by this clause (jj); and

(jj) any Investment in a Receivable Subsidiary or other Person, pursuant to the terms and conditions of a Securitization Transaction and any right to receive distributions or payments of fees related to a Securitization Transaction and any right to purchase assets of a Receivables Subsidiary in connection with a Securitization Transaction in an aggregate amount not to exceed, together with all Investments pursuant to Section 8.02(jj) and Dispositions pursuant to clause

(kk) of the definition of “Dispositions”, the greater of (A) $75,000,000 and (B) 25.0% of Consolidated EBITDA, provided that no distributions of ABL Priority Collateral shall be permitted by this clause (kk); and

(ll) after (or concurrently with) the consummation of the Ventas Purchase Option, Investments in the Tenant Subsidiaries in an amount not to exceed the amount of Investments in such Tenant Subsidiaries immediately prior to the consummation of the Ventas Purchase Option.

8.03 Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents (including, without limitation, in connection with the Ventas Purchase Option ABL Loans in an amount not to exceed the aggregate principal amount of Converting ABL Loans immediately prior to the Ventas Purchase Option Assignment);

(b) Indebtedness of the Borrowers and their Restricted Subsidiaries set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof (not exceeding the principal amount of the Indebtedness so renewed, refinanced or extended) on terms and conditions not materially less favorable (taken as a whole) to the applicable debtor(s) or to the Lenders);

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) of the Borrowers or any Restricted Subsidiary existing or arising under any Swap Contract entered into in the ordinary course of business and not for speculative purposes;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrowers or any of their Restricted Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of the greater of (A) $190,000,000 and (B) 40% of Consolidated EBITDA at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (other than for interest, premiums, penalties and fees);

(f) Securitization Transactions (solely in respect of Collateral of a type that would not constitute ABL Priority Collateral) in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $75,000,000 and (B) 25% of Consolidated EBITDA;

(g) intercompany Indebtedness incurred under the LHP Cash Management Transfer System;

(h) Indebtedness under performance bonds, surety bonds, letter of credit obligations to provide security for workers’ compensation claims and bank overdrafts, in each case in the ordinary course of business;

(i) Indebtedness in the form of trade payables and accrued expenses incurred in the ordinary course of business;

(j) other Indebtedness in an aggregate principal amount not to exceed the greater of (A) $190,000,000 and (B) 40% of Consolidated EBITDA at any one time outstanding;

(k) Indebtedness of the Borrowers or any other Loan Party in the form of loans from the Captive Insurance Subsidiary in an aggregate principal amount at any time outstanding not to exceed twenty percent (20%) of the total assets of the Captive Insurance Subsidiary, as shown on the most recent balance sheet of the Captive Insurance Subsidiary in accordance with GAAP;

(l) Earn-Out Obligations not to exceed $10,000,000 in the aggregate at any one time outstanding;

(m) Guarantees by any Borrower or its Restricted Subsidiaries of Indebtedness permitted to be incurred by such Borrower or Restricted Subsidiary in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness, then any related Guarantee of any Loan Party shall be subordinated in right of payment to the Loans;

(n) Indebtedness of the Loan Parties incurred in the ordinary course of business under financing arrangements related to the prepayment of premiums and deductibles under the Loan Parties’ insurance policies;

(o) Indebtedness of Non-Guarantor Restricted Subsidiaries, together with any Indebtedness incurred by Non-Guarantor Restricted Subsidiaries pursuant to Section 8.03(u) and to Section 8.03(v) below not to exceed the greater of (A) $190,000,000 and (B) 40% of Consolidated EBITDA at any one time outstanding;

(p) (a) Indebtedness incurred pursuant to the Term Loan Facility by the Borrowers or any Loan Party in an aggregate principal amount of commitments, loans or letters of credit thereunder (without any duplication thereof) not to exceed the sum of (x) $900,000,000 and (y) any incremental loan facilities permitted thereunder as in effect on the Amendment No. 1 Effective Date; provided that such Indebtedness is subject to the terms of the Intercreditor Agreement in the capacity of “Term Loan Obligations” and (b) after consummation of the Ventas Purchase Option, Indebtedness assigned to the Ventas Assignees under the Term Loan Facility in an amount equal to the Ventas Purchase Option Term Loan Amount (as defined in the Term Loan Credit Agreement as in effect on the Original Closing Date) (the “Ventas Purchase Option Term Loans”) (provided that the guarantees in respect of such Indebtedness by Parent, Borrowers and Loan Parties thereunder shall be subordinated to the Non-Ventas Purchase Option ABL Loans);

(q) Indebtedness incurred in connection with Permitted IRB Transactions;

(r) Indebtedness of the BSA Entities in an amount not to exceed at any one time outstanding $30,000,000; provided that such Indebtedness shall not be guaranteed in any respect by Parent, Borrowers or any Guarantor (other than any BSA Entity) except to the extent permitted by Section 8.02;

(s) [reserved];

(t) Unsecured Indebtedness incurred pursuant to the 2029 Notes Indenture by the Company or any Loan Party in an aggregate principal amount thereunder not to exceed $300,000,000 and refinancings and replacements thereof so long as (i) such unsecured refinancing or replacement Indebtedness shall mature no earlier than the maturity date of the 2029 Notes, (ii) such unsecured refinancing or replacement Indebtedness shall not contain any amortization or mandatory prepayment provisions (other than customary offer to purchase provisions consistent with the offer to purchase provisions contained in the 2029 Notes Indenture) and (iii) the other terms and provisions of such unsecured refinancing or replacement Indebtedness shall not be more restrictive to the Borrowers and their respective Restricted Subsidiaries, taken as a whole, than the 2029 Notes Indenture as in effect on the Effective Date;

(u) (i) Indebtedness secured by Liens that are pari passu with or junior to the Liens securing the Term Loan Facility so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Senior Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 3.75:1.00; provided that for purposes of this clause (i), net cash proceeds of Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Indebtedness for purposes of such calculation of the Senior Secured Net Leverage Ratio and (ii) unsecured Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, either (A) the Consolidated Net Leverage Ratio on a Pro Forma Basis is not greater than 5.25:1.00 (provided that for purposes of this clause (ii)(A), net cash proceeds of Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Indebtedness for purposes of such calculation of the Consolidated Net Leverage Ratio) or (B) the Payment Conditions are satisfied; provided, that the aggregate principal amount of such Indebtedness incurred by Non-Guarantor Restricted Subsidiaries, together with any Indebtedness incurred by Non-Guarantor Restricted Subsidiaries pursuant to Section 8.03(o) and Section 8.03(v) shall not exceed at any time outstanding, the greater of (A) $190,000,000 or (B) 40% of Consolidated EBITDA; provided, further, that (I) such Indebtedness shall not mature earlier than the date that is 91 days after the Maturity Date; provided that up to $75,000,000 of Indebtedness in the aggregate in respect of all Indebtedness incurred under this Section 8.03(u) and Section 8.03(v) may mature after the Maturity Date but prior to the date that is 91 days after the Maturity Date, (II) such Indebtedness shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of any outstanding Term Loans (as defined in the Term Loan Credit Agreement) at such time; provided that this clause (II) shall not apply to up to $75,000,000 of Indebtedness in the aggregate in respect of all Indebtedness incurred under this Section 8.03(u) and Section 8.03(v), (III) if secured, such Indebtedness shall be secured only by Collateral either on a pari passu or junior Lien on the Collateral to the Liens securing the Term Loan Facility and (IV) such Indebtedness shall be on terms and pursuant to documentation (including an Acceptable Intercreditor Agreement if applicable) reasonably satisfactory to the Borrowers and the lenders proving such Indebtedness (provided that to the extent such terms and documentation are not consistent with this Agreement (except as they relate to maturity, Weighted Average Life to Maturity or interest rates), they shall not be more favorable, taken as a whole (as reasonably determined by the Borrower), to the lenders providing such Indebtedness than the terms of the Loans (other than with respect to terms and conditions applicable after the maturity of the Loans) unless such more favorable terms are added for the benefit of the Loans, which shall not require the consent of the Lenders and any such Indebtedness may contain any financial maintenance covenants, so long as such covenants are also added for the benefit of the Lenders, which shall not require consent of the Lenders);

(v) assumed Indebtedness of a Restricted Subsidiary acquired after the Original Closing Date or a person merged or consolidated with any Borrower or any Restricted Subsidiary after the Original Closing Date and Indebtedness otherwise incurred by any Borrower or any Restricted Subsidiary in connection with the acquisition of assets or equity interests (including a Permitted Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided that in the case of assumed Indebtedness, such Indebtedness is not incurred in contemplation of such acquisition or merger; provided, further, that, (x) such Indebtedness is secured by Liens that are pari passu with or junior to the Liens securing the Term Loans and immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof, the Senior Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 3.75:1.00 (provided that for purposes of this clause (x), net cash proceeds of Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Indebtedness for purposes of such calculation of the Senior Secured Net Leverage Ratio) or (y) such Indebtedness is unsecured and immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof, the Consolidated Net Leverage Ratio on a Pro Forma Basis is (A) not greater than 5.25:1.00 (provided that for purposes of this clause (y), net cash proceeds of Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Indebtedness for purposes of such calculation of the Consolidated Net Leverage Ratio) or (ii) the Payment Conditions are satisfied; provided, further, that the aggregate amount of such Indebtedness incurred Non-Guarantor Restricted Subsidiaries, together with any Indebtedness incurred by Non-Guarantor Restricted Subsidiaries pursuant to Section 8.03(o) and Section 8.03(u) shall not exceed at any time outstanding, the greater of (A) $190,000,000 or (B) 40% of Consolidated EBITDA; provided, further, that (I) such Indebtedness shall not mature earlier than the date that is 91 days after the Maturity Date; provided that up to $75,000,000 of Indebtedness in the aggregate in respect of all Indebtedness incurred under this Section 8.03(v) and Section 8.03(u) may mature after the Maturity Date but prior to the date that is 91 days after the Maturity Date, (II) such Indebtedness shall have a Weighted Average Life to Maturity no shorter than the remaining Weighted Average Life to Maturity of any outstanding Term Loans (as defined in the Term Loan Credit Agreement) at such time; provided that this clause (II) shall not apply to up to $75,000,000 of Indebtedness in the aggregate in respect of all Indebtedness incurred under this Section 8.03(v) and Section 8.03(u), (III) secured, such Indebtedness shall be secured only by Collateral either on a pari passu or junior Lien on the Collateral to the Liens securing the Term Loan Facility and (IV) such incurred Indebtedness shall be on terms and pursuant to documentation (including an applicable Intercreditor Agreement if applicable) reasonably satisfactory to the Borrowers and the lenders proving such Indebtedness (provided that to the extent such terms and documentation are not consistent with this Agreement (except as they relate to maturity, Weighted Average Life to Maturity or interest rates), they shall not be more favorable, taken as a whole (as reasonably determined by the Borrower), to the lenders providing such Indebtedness than the terms of the Loans (other than with respect to terms and conditions applicable after the maturity of the Loans) unless such more favorable terms are added for the benefit of the Loans, which shall not require the consent of the Lenders and any such Indebtedness may contain any financial maintenance covenants, so long as such covenants are also added for the benefit of the Lenders, which shall not require consent of the Lenders);

(w) Attributable Indebtedness of any Borrower or any Restricted Subsidiary arising from a Permitted Sale Leaseback;

(x) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Joint Ventures of any Borrower or any Restricted Subsidiary not in excess of the greater of (A) $190,000,000 and (B) 40% of Consolidated EBITDA at any one time outstanding; and

(y) Indebtedness in connection with property assessed clean energy financing or similar financing in connection with energy efficiency, renewable energy and other eligible improvements, including, without limitation, PACE Financings.

Notwithstanding the foregoing, in no event shall any Borrower or any of its Restricted Subsidiaries (excluding the ETMC JV) create, incur, assume or suffer to exist any Indebtedness or any Guarantee in violation of the Relative Rights Agreement and/or the Master Lease, as applicable.

Notwithstanding the foregoing, any Indebtedness incurred pursuant to this Section 8.03 that is subordinated in right of payment to the Loans shall comply with the definition of “Subordinated Indebtedness”.

8.04 Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) any Loan Party (other than any ETMC Loan Party) may merge, dissolve into or consolidate with any other Loan Party (other than any ETMC Loan Party); provided that if any Borrower is a party thereto, a Borrower shall be the continuing or surviving corporation, (b) any Foreign Subsidiary may be merged, dissolved into or consolidated with or into any Loan Party; provided that such Loan Party shall be the continuing or surviving corporation, (c) any Foreign Subsidiary may be merged, dissolved into or consolidated with or into any other Foreign Subsidiary, (d) any non-Loan Party (other than an ETMC Subsidiary) may be merged, dissolved into or consolidated with or into any Loan Party; provided that such Loan Party shall be the continuing or surviving corporation, (e) any non-Loan Party (other than an ETMC Subsidiary) may be merged, dissolved into or consolidated with or into any other non-Loan Party, (f) any Restricted Subsidiary may merge with any Person that is not a Loan Party in connection with an Acquisition permitted hereunder; provided that a Loan Party shall be the continuing or surviving corporation, (g) any ETMC Subsidiary that is not an ETMC Loan Party may be merged, dissolved into or consolidated with or into any other ETMC Subsidiary; provided that if such ETMC Subsidiary is an ETMC Loan Party, such Loan Party shall be the continuing or surviving corporation, (h) any ETMC Loan Party (other than AHS East Texas) may merge, dissolve into, or consolidate with any other ETMC Loan Party, (i) any Restricted Subsidiary of a Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding-up, as applicable, could not reasonably be expected to have a Material Adverse Effect or otherwise result in a Default or Event of Default hereunder, (j)

nothing in this Section 8.04 shall prohibit any transaction of the type excluded from the definition of “Disposition” by virtue of clauses (i) through (xvii) of the definition of “Disposition” or any Disposition otherwise permitted under Section 8.05 and (k) any Borrower may be merged or consolidated with or into any other Borrower. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, (x) the Parent may convert into a “C” corporation” and/or (y) so long as no Event of Default exists or would result therefrom, the Company may merge (the “Permitted Merger”) with and into the Parent in connection with an initial public offering of the common stock or common equity interests of the Company or any direct or indirect parent entity of the Company; provided that (A) the Parent shall continue to be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Parent shall expressly assume all the obligations of the Company under this Agreement and the other Loan Documents to which the Company is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to this Agreement confirmed that its Guarantee shall apply to the Parent’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to each Security Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Parent’s obligations under this Agreement and (E) the Company shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any other Loan Document comply with this Agreement and (y) and an opinion of counsel stating that this Agreement and certain other Loan Documents reasonably requested by the Administrative Agent, as modified by the applicable supplements set forth above, are enforceable against the Company and the other applicable Loan Parties, in each case after giving effect to the Permitted Merger; provided, further, that if the foregoing are satisfied, the Parent will succeed to, and be substituted for, the Company under this Agreement and the other Loan Documents; provided, further, that such Company agrees to provide any documentation and other information about the Parent as shall have been reasonably requested in writing by any Lender through an Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act.

8.05 Dispositions

Make any Disposition (other than any Approved Hospital Swap) unless (i) (a) at least 75% of the total consideration received by the Borrowers or such Restricted Subsidiary in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and the total consideration paid shall be in an amount not less than the fair market value of the Property disposed of, (b) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (c) the aggregate net book value of all of the assets (excluding assets subject to a Permitted Sale Leaseback) sold or otherwise Disposed of by the Borrowers and their Restricted Subsidiaries (excluding any Dispositions of any ETMC Subsidiaries that are Excluded Subsidiaries) in all such transactions in any fiscal year of the Borrowers shall not exceed $100,000,000; and (d) in the case of any Disposition (excluding any Dispositions of any ETMC Subsidiaries that are Excluded Subsidiaries) where the aggregate net book value of all of the assets sold or otherwise disposed of exceeds $20,000,000, no later than five (5) Business Days prior to such Disposition, the Administrative Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Administrative Borrower specifying the anticipated date of such Disposition, briefly describing the assets to be sold or otherwise disposed of; provided that in the case of a Disposition (or series of related Dispositions) of ABL Priority Collateral (or Subsidiaries owning ABL Priority Collateral) pursuant to this clause (i) with a Value included in the Borrowing Base of greater than $10,000,000 in the aggregate as of the most recent Borrowing Base Certificate delivered pursuant to Section 7.02, such Disposition (or series of related Dispositions) shall only be permitted to the extent that the Administrative Borrower shall have delivered an updated Borrowing Base Certificate to the Administrative Agent prior to the consummation of such Disposition (calculated to exclude the assets being Disposed from the Borrowing Base), which shall reflect that at such time, or concurrently with such Disposition, (x) the aggregate outstanding amount of all Total Outstandings does not exceed the Line Cap, (y) the aggregate outstanding amount of all Total Legacy Outstandings does not exceed the Legacy Line Cap and (z) the aggregate outstanding amount of all Total ETMC Outstandings does not exceed the ETMC Line Cap; (ii) such Disposition is pursuant to the Relative Rights Agreement or (iii) such Disposition is of one or more medical office buildings and related Real Property (whether or not arising from Sale and Leaseback Transactions, the “MOB Disposition”); provided that no Default or Event of Default shall have occurred or be continuing or would result therefrom.

8.06 Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) each Restricted Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party (other than an ETMC Loan Party) and each ETMC Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party; (ii) any non-Loan Party may make cash dividends on a pro rata basis to the holders of its Capital Stock, (iii) any BSA Entity may make Restricted Payments on a pro rata basis to the holders of any equity interests therein and (iv) subject to Section 8.16, each ETMC Subsidiary may make Restricted Payments (directly or indirectly) using cash generated from its operations to the ETMC JV to the extent required by the ETMC JV Agreement;

(b) Parent and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of such Person;

(c) any Borrower or any Restricted Subsidiary may make Restricted Payments to the Parent (or any parent entity thereof that controls the Borrowers) so that the Parent (or any parent entity thereof that controls the Borrowers) may consummate the repurchase of Capital Stock held by employees, former employees, directors, former directors, officers, former officers, consultants or former consultants of the Parent or any of its Subsidiaries in an amount not to exceed $15,000,000 in the aggregate during any fiscal year of the Company (which will increase to $30,000,000 following the consummation of an initial Public Equity Offering by the Company or any direct or indirect parent entity of the Company) (with unused amounts in any fiscal year being carried over to the next succeeding fiscal years), subject to a maximum payment in any fiscal year of $30,000,000 (which will increase to $60,000,000 following the consummation of an initial Public Equity Offering by the Company or any direct or indirect parent entity of the Company); provided, however, that no Event of Default shall have occurred and be continuing at the time of any such distribution or payment or result therefrom;

(d) with respect to any taxable period for which the Company and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group (a “Tax Group”) of which any parent entity of the Company is the common parent, the portion of any federal, state and/or local income taxes, as applicable, of such Tax Group that is attributable to the taxable income of the Company and its applicable Subsidiaries (reduced by any dividends or distributions made by the Company prior to the Effective Date with respect to such Taxes for such taxable period); provided that the amount of such payments made in respect of any taxable period in the aggregate shall not exceed the amount that the Company and/or its applicable Subsidiaries would have been required to pay if the Company and such Subsidiaries had been a stand-alone Tax Group for all relevant taxable periods; provided, further, that the amount of such payments attributable to the taxable income of any Unrestricted Subsidiary shall be limited to the amount actually paid by such Unrestricted Subsidiary to the Company or any other Loan Party for the purposes of paying such consolidated, combined or similar taxes;

(e) any Borrower or any Restricted Subsidiary may make distributions to the Parent (or any parent entity thereof that controls the Borrowers) in any fiscal year so that the Parent (or any parent entity thereof that controls the Borrowers) may pay (A)(i) any Sponsor Fees in an amount not to exceed $5,000,000 in any fiscal year and (ii) any customary transaction fees; provided, however, that (x) no Default or Event of Default shall have occurred and be continuing at the time of any such distribution or payment or result therefrom and (y) such distribution or payment is permitted under Section 8.06(e) of the Term Loan Credit Agreement as in effect on the Amendment No. 1 Effective Date; provided that, if at any time any such Sponsor Fees and transaction fees are not permitted to be paid as a result of the failure to satisfy the foregoing clauses (x) and/or (y) or otherwise elected to be deferred, then (1) such amounts shall continue to accrue, and (2) any such amounts that have accrued but which were not permitted to, or were elected not to, be paid may be paid in any subsequent period so long as the conditions set forth in clauses (x) and (y) above are satisfied at the time of the making of such payments, (B) reasonable out-of-pocket expenses of the Sponsor and (C) indemnity payments to the Sponsor;

(f) [reserved];

(g) Restricted Payments to the extent made solely with the net proceeds of any substantially concurrent Equity Issuance of Qualified Capital Stock of the Company (or Parent, to the extent such cash proceeds are contributed to the Company (other than in connection with an exercise of the Cure Right) after the Effective Date that are not used for any other purpose;

(h) the declaration and payment by the Company of dividends on the common stock or common equity interests of the Company or any direct or indirect parent entity of the Company following the consummation of an initial Public Equity Offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to the Company or any direct or indirect parent entity of the Company in or from any public offering in any fiscal year, other than public offerings with respect to the Company’s or such parent’s common stock registered on Form S-4 or Form S-8 and other than any public sale the proceeds of which were used to finance a Restricted Payment pursuant to Section 8.06(g) or Investments pursuant to Section 8.02(v);

(i) any Borrower and any Restricted Subsidiary may make distributions to (A) the Parent (or any parent entity thereof that controls the Borrowers) in connection with expenses required to maintain the Parent’s or such parent entity’s corporate existence and provided that no Event of Default has occurred and is continuing, reasonable general corporate overhead expenses to the extent such expenses are attributable to the ownership or operation of the Parent and its Subsidiaries, which such expenses in the aggregate do not exceed $2,000,000 in any fiscal year and (B) the Parent (or any parent entity thereof that controls the Borrowers) for the payment of insurance premiums, costs, expenses and deductibles as part of a common arrangement for purchasing insurance by Parent (or such other parent entity) for the benefit of itself and its Restricted Subsidiaries to the extent the proceeds thereof are promptly used by Parent (or such other parent entity) to promptly pay premiums, costs, expenses and deductibles of insurance obtained by Parent (or such other parent entity) for the benefit of the Borrowers and their Restricted Subsidiaries; provided that such Restricted Payments shall not exceed the aggregate amount of premiums, costs, expenses and deductibles that are attributable solely to the Borrowers and their Restricted Subsidiaries; provided, further, that such Restricted Payments shall not in any event exceed the aggregate amount that the Borrowers and their Restricted Subsidiaries would have been required to pay as a stand-alone insured entity;

(j) any Loan Party and any Restricted Subsidiary may make cashless repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(k) Parent, any Borrower and any Restricted Subsidiary may make additional Restricted Payments so long as the Payment Conditions are met;

(l) payments made to cash-out Class C Units of Parent pursuant to their terms in connection with an initial public offering of common stock or other common equity interests of the Company or any direct or indirect parent entity thereof;

(m) (i) following a public offering of the common stock or common equity interests of the Company or any direct or indirect parent entity of the Company, make Restricted Payment to pay listing fees and other costs and expenses attributable to being a public company, of any direct or indirect parent entity of the Company, and (ii) fees and expenses, other than to Affiliates of Parent or the Company, related to any unsuccessful public offering of the common Stock or common equity interests of the Company or any direct or indirect parent entity of the Borrower;

(n) other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this Section 8.06(n) shall not to exceed $75,000,000; provided, however, that no Event of Default shall have occurred and be continuing at the time of any such distribution or payment or result therefrom; and

(o) other Restricted Payments made using solely proceeds of any Disposition permitted pursuant to Section 8.05(iii) so long as the Payment Conditions are met.

8.07 [Reserved]

8.08 Transactions with Affiliates

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) transactions expressly permitted by Section 7.07, 8.01, 8.02, 8.03, 8.04, 8.05, 8.06, 8.13, 8.16 and 8.17, (d) normal and reasonable compensation, reimbursement of expenses and indemnification of officers, directors, employees and consultants, (e) any Equity Issuance, (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable (taken as a whole) to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate, (g) Equity Issuances of the Capital Stock of the Parent to a member of the Sponsor Group or Ventas pursuant to Sections 8.02(v) and 8.06(g), (h) the consummation of the Transaction, (i) performance under any employment contracts, collective bargaining agreements, stock option plans, employee benefit plans, related trust agreements or similar arrangement of the Loan Parties and the Restricted Subsidiaries in the ordinary course of business, (j) any transaction solely among Loan Parties and their Restricted Subsidiaries expressly permitted hereunder, (k) any assignment of the Term Loans to any Non-Debt Fund Affiliate (as defined in the Term Loan Credit Agreement) or Purchasing Borrower Party (as defined in the Term Loan Credit Agreement), (l) reimbursement of expenses and indemnification of the Sponsor Group; (m) cash management transactions between any Loan Party and the BSA Entities; (n) management agreements (including, without limitation, with respect to the ETMC Subsidiaries and AHS Management Company, Inc., the JV Management Agreement, the JV Clinical Management Agreement, and the JV Sub-Management Agreement) to be entered into among any Affiliate of Parent and officers and employees of the Borrowers or any Restricted Subsidiary; provided that such management agreements shall (i) include compensation to be paid by such Affiliate to the Borrowers or their Restricted Subsidiaries for services received on arms-length terms, (ii) relate only to any provision of services by officers and employees of the Borrowers and their Restricted Subsidiaries to such Affiliate, (iii) not in the good faith judgment of the Borrowers interfere in any material respect with the management, business or operations of the Borrowers and their Restricted Subsidiaries and (iv) not permit the allocation of more than 25% of the time of any officers and employees in the aggregate to all such Affiliates, (o) pursuant to the Master Lease (and any guaranty thereof) and the Relative Rights Agreement including the exercise of the Ventas Purchase Option, and (p) with respect to the ETMC Subsidiaries and AHS Management Company, Inc., pursuant to the ETMC JV Agreement.

8.09 Burdensome Agreements

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party,

(iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party, (v) pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement, the other Loan Documents and the Ventas Purchase Option Amendment (only as it applies to Tenant Subsidiaries), (2) the Term Loan Credit Agreement and the Loan Documents (as defined in the Term Loan Credit Agreement) and the Ventas Purchase Option Amendment (as defined in the Term Loan Credit Agreement (only as it applies to Tenant Subsidiaries), (3) the Subordinated Indebtedness Documents, the 2029 Notes Indenture (and/or any other Indebtedness incurred pursuant to Section 8.03(t)) and the ETMC JV Agreement (provided the terms of Section 8.16(b) are complied with), (4) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), (u) and (v); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (5) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (6) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale, (7) Contractual Obligations of any Person that becomes a Restricted Subsidiary after the Original Closing Date; provided that such Contractual Obligations existed at the time such Person becomes a Restricted Subsidiary and was not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (8) with respect to any non-Wholly Owned Subsidiary, customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in Joint Venture Agreements, (9) any document or instrument governing Indebtedness permitted to be incurred pursuant to Section 8.03(r) or 8.03(j), so long as, for purposes of this clause (9), neither the Parent, the Borrowers nor any other Loan Party has obligations in respect of such Indebtedness, or (10) pursuant to the Master Lease (and any guaranty thereof) and the Relative Rights Agreement. The foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Securitization Transaction.

(b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of the Collateral Agent (for the benefit of the holders of the Obligations) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale, (iv) Contractual Obligations of any Person that becomes a Restricted Subsidiary after the Original Closing Date; provided that such Contractual Obligations existed at the time such Person becomes a Restricted Subsidiary and was not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (v) with respect to any non-Wholly Owned Subsidiary, customary supermajority voting provisions and customary provisions with respect to the pledge, disposition or distribution of assets or property, in each case contained in Joint Venture Agreements, (vi) any document or instrument governing Indebtedness permitted to be incurred pursuant to Section 8.03(r) or 8.03(j), so long as, for purposes of this clause (vi), neither the Parent, the Borrowers nor any other Loan Party has obligations in respect of such Indebtedness and (vii) any agreement with LeaseCo, including the Relative Rights Agreement or the Ventas Assignee. The foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Securitization Transaction.

8.10 [Reserved]

8.11 Fixed Charge Coverage Ratio

During a Fixed Charge Trigger Period, permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00, determined (a) immediately upon the commencement of such Fixed Charge Trigger Period based on the most recently ended trailing 12-month period for which the relevant financial statements have been delivered to the Administrative Agent and (b) at each fiscal quarter end thereafter for the 12-month period then ended until the Fixed Charge Trigger Period has ended.

8.12 [Reserved]

8.13 Prepayment of Subordinated Indebtedness, Etc.

(a) (i) Amend or modify any of the terms of any Subordinated Indebtedness in a manner materially adverse to the Lenders without the consent of the Administrative Agent, or (ii) amend or modify any terms of the Term Loan Facility, except in accordance with the terms of the Intercreditor Agreement.

(b) Make payments with respect to any Subordinated Indebtedness other than regularly scheduled principal and interest payments, (i) unless the Payment Conditions are met or (ii) other than payments with respect to Subordinated Indebtedness in an aggregate amount, which, when taken together with all other payments of Subordinated Indebtedness pursuant to this Section 8.13(b)(ii), shall not to exceed the greater of (x) $140,000,000 and (y) 30% of Consolidated EBITDA; provided that that no Default or Event of Default shall have occurred and be continuing at the time of any such payment or result therefrom.

(c) Notwithstanding the foregoing, none of Borrowers or any of their Restricted Subsidiaries shall make any payment (other than any payment-in-kind) in respect of any Subordinated Indebtedness while any Event of Default has occurred and is continuing.

8.14 Organization Documents; Fiscal Year; Amendments to Master Lease

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders, without the prior written consent of the Administrative Agent.

(b) Change its fiscal year without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Amend, modify or change the Master Lease in a manner that would require consent of the Administrative Agent pursuant to Section 3.1(b) of the Relative Rights Agreement without the prior written consent of the Administrative Agent or the Required Lenders.

8.15 Limitations on Parent

Notwithstanding any other provisions of this Agreement or any other Loan Document to the contrary, Parent agrees not to engage in any material business activities other than (i) owning the Capital Stock of (x) the Borrowers and (y) its other Subsidiaries that are not Subsidiaries of the Borrowers and, in each case, activities incidental or related thereto, (ii) granting Liens on all of the Capital Stock of the Borrowers owned by Parent to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents and pursuant to the Term Loan Documents and secured Indebtedness permitted pursuant to Section 8.03(u) and (v), (iii) in connection with any public offering of its common stock or any other issuance of its Capital Stock not otherwise prohibited by this Article VIII, (iv) incurring liabilities under the Loan Documents, the Term Loan Documents, the 2029 Notes Indenture, the Master Lease, Indebtedness permitted under Section 8.03(t), (u) and (v) and the Subordinated Indebtedness Documents and performing its obligations thereunder (including with respect to any indemnity obligations), (v) paying taxes in the ordinary course of business, (vi) paying corporate, administrative and operating expenses in the ordinary course of business, (vii) making Restricted Payments permitted hereunder, (viii) taking actions required by applicable law or otherwise necessary or advisable to maintain its corporate existence and perform its obligations under its Capital Stock and Organization Documents, (ix) owning any deposit accounts in connection with any of the foregoing, (x) any activities incidental to any of the foregoing, (xi) guaranteeing the Indebtedness or obligations of its Subsidiaries pursuant to transactions otherwise permitted under this Agreement (other than with respect to Indebtedness for borrowed money); provided that the Parent shall use commercially reasonable efforts to have such guarantee provided by a Subsidiary in lieu of the Parent providing such guarantee, (xii) making an Equity Issuance, and (xiii) the consummation an initial Public Equity Offering. Notwithstanding the foregoing or anything the contrary set forth in any Loan Document, in the event that the Company merges with and into the Parent pursuant to the Permitted Merger, this Section 8.15 and any other similar provision in any Loan Document that restricts the actions of the Parent solely with respect to it being a holding company shall automatically have no force and effect immediately after giving effect to such merger.

8.16 Limitations on the ETMC JV

Notwithstanding any other provisions of this Agreement or any other Loan Document to the contrary, the Loan Parties agree:

(a) to cause the ETMC JV not to engage in any business activities (including, without limitation, having any operations, making Investments, incurring Indebtedness or Liens, entering into agreements, making Dispositions or making any Restricted Payments) other than (i) receiving cash distributions from its equity holders the proceeds of which (less amounts permitted to make payments pursuant to clauses (ii) and (iii) hereof) are promptly used to make distributions to its equity holders in accordance with this Section 8.16, (ii) paying taxes in the ordinary course of business and paying corporate, administrative and operating expenses in the ordinary course of business, (iii) taking actions required by applicable law or otherwise necessary or advisable to maintain its corporate existence and perform its obligations under the ETMC JV Agreement in respect of managing and governing the business of the ETMC Subsidiaries and the UT Tyler Properties (and not for the avoidance of doubt, any of its own independent business or operations) (including, without limitation, entering into and performing its obligations under each of (x) the contracts, documents, transactions and agreements expressly contemplated under the ETMC JV Agreement as in effect on the Original Closing Date which are necessary for the ETMC JV to maintain its existence and to manage and govern the business of the ETMC Subsidiaries and UT Tyler Properties, and (y) any other contracts, documents, transactions or agreements between or among the ETMC JV and (A) any Loan Party, Subsidiary and/or Affiliate thereof, (B) UT Tyler and/or any Affiliate thereof or (C) any Governmental Authority, in each case, which are necessary for the ETMC JV to maintain its existence and to manage and govern the business of the ETMC Subsidiaries and UT Tyler Properties); and (iv) owning any deposit accounts in connection with any of the foregoing;

(b) not to (i) amend, supplement or modify the ETMC JV Agreement in a manner that is materially adverse to the Lenders, or (ii) cause the Loan Parties and their Subsidiaries to consent to any action or otherwise cause or require the ETMC JV to take any action (or refrain from taking any action) that is materially adverse to the Lenders, in each case of clauses (i) and (ii), without the consent of the Required Lenders;

(c) to cause the ETMC JV (i) to distribute all cash and other property held by or owned by the ETMC JV to its equity holders on a quarterly basis (other than cash or property to be used by the ETMC JV for a purpose permitted by clause (ii) or (iii) of Section 8.16(a)), (ii) to distribute all cash or other property (other than cash or property to be used by the ETMC JV for a purpose permitted by clause (ii) or (iii) of Section 8.16(a)) received from the Borrowers or any of their Subsidiaries within 5 business days of the receipt of such cash to its equity holders, and (iii) to make the cash distributions required by clauses (i) and (ii) above in accordance with the terms of the ETMC JV Agreement;

(d) that the sole manager of the ETMC JV shall at all times be a Loan Party;

(e) to cause the ETMC JV to pay and discharge as the same shall become due and payable, all material Taxes imposed or levied upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the ETMC JV;

(f) to cause the ETMC JV to (i) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (ii) preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; and (iii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(g) to cause AHS East Texas and its successors and assigns (and/or any other Subsidiary (other than the ETMC JV) that directly owns any equity interests of or directly receives any distributions from the ETMC JV) to maintain a separate account which holds all cash or other property received from the ETMC JV (a “Pledged ETMC Distribution Account”) free of any Liens (other than Liens permitted by Section 8.01(a), (c), (d), (e), (f), (m), (n), (s) and (bb));

(h) to prohibit (notwithstanding anything to the contrary set forth herein) each ETMC Subsidiary from making any Investment, Disposition, dividend or other distribution to the ETMC JV other than Investments, Dispositions, dividends or other distributions from the Adjusted Earnings for the Ardent Facilities; and

(i) except to the extent the failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect, to (a) comply with all requirements of Law, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property; (b) conform with and duly observe in all material respects all applicable laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business; (c) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently contemplated.

8.17 Required Payment Intercompany Note

The Loan Parties further agree not to cancel, or forgive or reduce any required payment of interest or principal under, the Required Payment Intercompany Note or to otherwise amend, refinance or replace the Required Payment Intercompany Note in a manner materially adverse to the Lenders without the consent of the Required Lenders.

8.18 HMO Entities

None of the Loan Parties, nor any of their respective Subsidiaries, shall at any time be an HMO Entity.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default

Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Sections 7.02(g) (during a Reporting Trigger Period only), 7.03(a), 7.05(a), 7.11, 7.15 or Article VIII (or Parent fails to perform or observe Section 8.15) or (ii) the Borrowers fail to perform or observe any term, covenant or agreement contained in Section 7.01, 7.02(a), 7.02(b), 7.02(c), 7.03(b), 7.03(c) or 7.10 and, in the case of this clause (ii), such default shall continue for five (5) or more Business Days; provided that a Default as a result of a breach of Section 8.11 is subject to cure pursuant to Section 9.04; or

(c) Other Defaults. Any Loan Party fails to perform or observe (d) any covenant or agreement contained in Section 7.02(g) of this Agreement (other than during a Reporting Trigger Period) and such default shall continue unremedied for a period of at least five (5) Business Days or (e) any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of a Responsible Officer of a Loan Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading in any material respect when made; or

(e) Cross-Default. (i) The Borrowers or any Restricted Subsidiary (other than the ETMC JV) (A) fails to make any payment when due (whether at scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than any Guarantee of the Master Lease, which shall be subject to clause (l) below) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that an event of default under the Term Loan Credit Agreement shall not constitute an Event of Default unless and until earlier of (i) 5 days after such event of default (during which period the event of default is not waived or cured) and (ii) the date on which the lenders under the Term Loan Credit Agreement have actually declared all such obligations under the Term Loan Credit Agreement to be immediately due and payable in accordance with the terms of the Term Loan Credit Agreement and such declaration has not been rescinded by the lenders under the Term Loan Credit Agreement on or before such date); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrowers or any Restricted Subsidiary (other than the ETMC JV) is the

Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined in such Swap Contract) under such Swap Contract as to which the Borrowers or any Restricted Subsidiary (other than the ETMC JV) is an Affected Party (as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Borrower or such Restricted Subsidiary (other than the ETMC JV) as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding or a Loan Party takes any action indicating its consent to, approval of or acquiescence in any of the foregoing; or

(g) Inability to Pay Debts; Attachment. (i) The Borrowers or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against the Borrowers or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Governmental Authority contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Master Lease. (o) There shall occur an “Event of Default” (or any comparable term) under, and as defined in the Master Lease the effect of which is to cause, or permit the parties thereto, to cause the Master Lease to be terminated and a party to the Master Lease has declared a termination of the Master Lease prior to its scheduled term or (ii) LeaseCo shall exercise its right to dispossess any Tenant Subsidiary from any portion of the Premises (as defined in the Master Lease as in effect on the Original Closing Date) pursuant to the Master Lease and such dispossession is in respect of a Premises or a group of Premises that have (x) assets that constitute 25% or more of all consolidated assets of the Company and its Restricted Subsidiaries as of the last day of the most recently ended four fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.01(b), (y) generate 25% or more of the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.01(b) or (z) generate 25% or more of the gross revenue of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.01(b); or

(m) [Reserved]

(n) Exclusion Event. There shall occur an Exclusion Event that would result in a Material Adverse Effect; or

(o) Collateral Documents. Any Collateral Document or financing statement after delivery thereof pursuant to Sections 5.01, 7.12, 7.14 or 7.18 of the Existing Credit Agreement, Section 7.12, Section 7.14 or Section 7.18 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in, subject only to Permitted Liens, any Collateral with a fair market value in excess of $20,000,000 or any such Loan Party shall so state in writing; or

(p) Licensure. Any Governmental Authority shall have revoked any license, permit, certificate or qualification that is necessary under applicable law for each Loan Party and its Restricted Subsidiaries to own their respective properties and to conduct their respective business, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of a Loan Party, a tenant or any other Person and such revocation has, or could reasonably be expected to have, a Material Adverse Effect; or

(q) Triggering Event. A Triggering Event shall have occurred; or

(r) Ventas Purchase Option Term Loans and Ventas Purchase Option ABL Loans. Parent or any of its Subsidiaries (A) fails to make any payment when due (whether at scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Ventas Purchase Option Term Loans or the Ventas Purchase Option ABL Loans, in each case, after the expiration of any applicable grace period, or (B) fails to observe or perform any other agreement or condition relating to the Ventas Purchase Option Term Loans or the Ventas Purchase Option ABL Loans or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, after the expiration of any applicable grace period, the effect of which default or other event is to cause, or to permit the holder or holders of the Ventas Purchase Option Term Loans or the Ventas Purchase Option ABL Loans to cause, with the giving of notice if required, the Ventas Purchase Option Term Loans or the Ventas Purchase Option ABL Loans, as applicable, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem the Ventas Purchase Option Term Loans or the Ventas Purchase Option ABL Loans, as applicable, to be made, prior to its stated maturity.

9.02 Remedies upon Event of Default

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions and will provide written notice thereof to the Borrowers:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) declare any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(d) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof);

(e) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and

(f) obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Administrative Agent, and in accordance with 42 C.F.R. §424.73(b)(2) and 42 C.F.R. §424.90, file a certified copy of the court order and of the executed assignment (if necessary) with the contractor responsible for processing the claim. Such assignment shall apply to all Government Accounts payable to any Loan Party at any time. In the event the Administrative Agent chooses to exercise the remedy described in this Section 9.02(f), each Loan Party hereby expressly authorizes the Administrative Agent to obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to the Administrative Agent, and further expressly waives, to the extent permitted under applicable law, any right to contest or challenge the validity of such court order for any reason whatsoever. Each Loan Party agrees to execute any documents and provide any information necessary for the Administrative Agent to obtain such court order and assignment of Government Accounts (if necessary).

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically become required to be Cash Collateralized as set forth in the proviso to Section 9.02):

(a) any amounts received on account of the Obligations from any Loan Party (other than AHS East Texas and its Subsidiaries) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable with respect to the Legacy Credit Facility (including Attorney Costs and amounts payable under Article III), ratably among the Legacy Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal and interest in respect of Protective Advances made to Legacy Borrowers;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the other Legacy Revolving Loans and Swing Line Loans made to Legacy Borrowers, and fees, premiums and scheduled periodic payments with respect thereto, and any interest accrued thereon, ratably among the Legacy Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Legacy Revolving Loans and Swing Line Loans made to Legacy Borrowers, Unreimbursed Amounts and L/C Borrowings, and breakage, termination or other payment and any interest accrued thereon, and Obligations under Noticed Hedges between Secured Parties and any Loan Party or its Subsidiaries (other than AHS East Texas and its Subsidiaries), in each case, ratably among the Legacy Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.03(f) or Section 2.17, ratably among them in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable with respect to the ETMC Credit Facility (including Attorney Costs and amounts payable under Article III), ratably among the ETMC Lenders in proportion to the amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Obligations constituting unpaid principal and interest in respect of Protective Advances made to ETMC Borrowers;

Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the other ETMC Revolving Loans and Swing Line Loans made to ETMC Borrowers and fees, premiums and scheduled periodic payments with respect thereto, and any interest accrued thereon, ratably among the ETMC Lenders in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of that portion of the Obligations constituting unpaid principal of the ETMC Loans, and breakage, termination or other payment and any interest accrued thereon, and Obligations under Noticed Hedges between Secured Parties and AHS East Texas or its Subsidiaries, in each case, ratably among the ETMC Lenders in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to all other remaining Obligations, including under other Bank Product Debt, ratably among the Secured Parties entitled thereto; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Administrative Borrower.

(b) any amounts received on account of the Obligations from AHS East Texas and its Subsidiaries shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable with respect to the ETMC Credit Facility (including Attorney Costs and amounts payable under Article III), ratably among the ETMC Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal and interest in respect of Protective Advances made to ETMC Borrowers;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the other ETMC Revolving Loans and Swing Line Loans made to ETMC Borrowers and fees, premiums and scheduled periodic payments with respect thereto, and any interest accrued thereon, ratably among the ETMC Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the ETMC Loans, and breakage, termination or other payment and any interest accrued thereon, and Obligations under Noticed Hedges between Secured Parties and AHS East Texas or its Subsidiaries, in each case, ratably among the ETMC Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable with respect to the Legacy Credit Facility (including Attorney Costs and amounts payable under Article III), ratably among the Legacy Lenders in proportion to the amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal and interest in respect of Protective Advances made to Legacy Borrowers;

Eighth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the other Legacy Revolving Loans and Swing Line Loans made to Legacy Borrowers, and fees, premiums and scheduled periodic payments with respect thereto, and any interest accrued thereon, ratably among the Legacy Lenders in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations constituting unpaid principal of the Legacy Revolving Loans and Swing Line Loans made to Legacy Borrowers, Unreimbursed Amounts and L/C Borrowings, and breakage, termination or other payment and any interest accrued thereon, and Obligations under Noticed Hedges between Secured Parties and any Loan Party or its Subsidiaries (other than AHS East Texas and its Subsidiaries), in each case, ratably among the Legacy Lenders in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.03(f) or Section 2.17, ratably among them in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to all other remaining Obligations, including under other Bank Product Debt, ratably among the Secured Parties entitled thereto; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Ninth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Administrative Borrower.

(c) Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

9.04 Borrowers’ Right to Cure

(a) Notwithstanding anything to the contrary contained in Section 9.01, in the event of any Event of Default under any covenant set forth in Section 8.11 and until the date that is ten (10) Business Days following the date on which financial statements are required to be delivered at the end of the applicable fiscal quarter hereunder, the Parent or any parent thereof has the right to issue shares of common Capital Stock (or such other equity to be on terms reasonably acceptable to the Administrative Agent) to any member of the Sponsor Group and/or Ventas (including through a contribution to the capital of the Parent), and apply the amount of the cash proceeds thereof (which shall be contributed to any Borrower as common Capital Stock and thereafter applied to prepay the Loans) (the “Cure Right”); provided that such cash proceeds (the “Cure Amount”) do not exceed the aggregate amount necessary to cure such Event of Default under Section 8.11 for such period (without giving effect to any prepayment of the Loans with such cash proceeds); provided further that the Consolidated EBITDA shall be increased, solely for the purpose of determining compliance with any covenant set forth in Section 8.11 with respect to any four fiscal quarter period that includes the fiscal quarter for which the Cure Right was exercised. If, after the covenant in Section 8.11 has been recalculated to give effect to the Cure Amount (without giving effect to any prepayment of the Loans with such cash proceeds), the Borrowers shall then be in compliance with the requirements of such financial covenant, the Borrowers shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant that had occurred shall be deemed cured for all purposes under this Agreement. The parties hereby acknowledge that the Cure Right may not be relied upon for purposes of calculating any financial ratios other than as applicable to Section 8.11 and shall not result in any adjustment to any amounts or baskets other than the amount of Consolidated EBITDA referred to in the second immediately preceding sentence. Upon Administrative Agent’s receipt of a notice from any Loan Party that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the tenth Business Day following the date on which financial statements are required to be delivered at the end of the applicable fiscal quarter hereunder to which such Notice of Intent to Cure relates, (x) none of Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments, (y) none of Administrative Agent, any other Lender or other Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing as a result of a breach of any covenant set forth in Section 8.11 in such fiscal quarter (including as a result of any breach of a representation or warranty that the Loan Parties were in compliance with any covenant set forth in Section 8.11 during such fiscal quarter) and (z) no Borrower shall be permitted to deliver a Loan Notice unless the Cure Amount has been received by any Borrower.

(b) In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised. During the term of this Agreement, the Cure Right shall not be exercised with respect to more than five (5) fiscal quarters.

ARTICLE X

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

All provisions of this Article X applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, any action or determination of the Collateral Agent shall also be deemed to be made by the Collateral Agent if such a claim or determination shall have been made by the Administrative Agent at the direction of the Collateral Agent.

10.01 Appointment and Authorization of Administrative Agent and Collateral Agent

Each Lender hereby irrevocably appoints, designates and authorizes Bank of America to act as the Administrative Agent and the Collateral Agent and authorizes the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such actions and powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article X, are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, and neither the Borrowers nor any Loan Party shall have rights as a third party beneficiary of any such provisions.

Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

The Administrative Agent alone shall be authorized by each Lender to determine whether any Accounts constitute Eligible Accounts, or whether to impose or release any Borrowing Base Reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

10.02 Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys-in-fact, in each case appointed by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such agent, sub-agent, employee or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article X shall apply to any such agent, sub-agent, employee or attorney-in-fact and to the Agent-Related Persons of the Administrative Agent and any such agent, sub-agent, employee or attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agent, employee or attorney-in-fact, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agent, sub-agent, employee or attorney-in-fact.

10.03 Liability of Administrative Agent

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the

Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

10.04 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also shall be entitled to rely upon any statement made to it orally or by telephone and believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent, and shall not incur any liability for relying thereon. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

10.05 Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision; Disclosure of Information by Administrative Agent

Each Lender and each L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent or the Joint Book Runners hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or each L/C Issuer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Joint Book Runners that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

10.07 Indemnification of Administrative Agent

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as applicable, is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 10.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as applicable.

10.08 Administrative Agent in Its Individual Capacity

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that neither the Administrative Agent nor Bank of America shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09 Successor Administrative Agent

The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrowers. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an L/C Issuer and the Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as L/C

Issuer or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10 Administrative Agent May File Proofs of Claim; Credit Bidding

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 11.01 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.11 Collateral and Guaranty Matters

(a) The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, each at its option and in its discretion,

(i) to release or subordinate any Lien on any Collateral granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Commitments, payment in full of all Obligations (other than contingent indemnification obligations and termination or cash collateralization on terms acceptable to the applicable L/C Issuer of all Letters of Credit), (ii) that is transferred or to be transferred to a Person that is not a Loan Party as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, any Involuntary Disposition or any sale, transfer or other disposition described in the definition of “Disposition,” (iii) pursuant to the Intercreditor Agreement or the Relative Rights Agreement or (iv) as approved in accordance with Section 11.01;

(ii) (A) to subordinate any Lien on any Property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01 or (B) enter into any subordination agreement expressly permitted by Section 8.01(bb);

(iii) to release any Guarantor or any Borrower (other than the Company) from its obligations under this Agreement, as permitted hereunder or if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, subject in all cases to the definition of “Change of Control”; provided that in the case of the release of a Borrower (such Borrower, the “Released Borrower”) pursuant to this Section 10.11(a)(iii), each other ETMC Borrower or Legacy Borrower, as applicable, shall continue to be jointly and severally liable for the Obligations of the Released Borrower and the Guarantors shall continue to guarantee the Obligations of the Released Borrower;

(iv) to assign the Liens on (i) the Capital Stock of the Tenant Subsidiaries and (ii) any assets or property of the Tenant Subsidiaries under Loan Documents to the Ventas Assignee upon the consummation of the Ventas Purchase Option and the Ventas Purchase Option Assignment; and

(v) to assign the guarantees provided by the Tenant Subsidiaries to the Ventas Assignee upon consummation of the Ventas Purchase Option and the Ventas Purchase Option Assignment and release the Liens on the assets and properties of the Tenant Subsidiaries subject to the Ventas Asset Purchase upon consummation of the Ventas Asset Purchase.

(b) The Administrative Agent and the Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Collateral Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(c) The Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, Field Exam or appraisal report prepared by or for Administrative Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (i) that neither Bank of America nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Loan Parties’ books and records as well as upon representations of Loan Parties’ officers and employees; and (iii) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any claims arising as a direct or indirect result of Administrative Agent furnishing a Report to such Lender.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11.

Notwithstanding anything to the contrary herein, each ETMC Lender acknowledges and agrees that upon the consummation of the Ventas Purchase Option and the Ventas Purchase Option Assignment, the Non-Ventas Purchase Option ABL Loans held by such ETMC Lenders shall no longer receive the benefit of any Collateral from the Tenant Subsidiaries.

10.12 Other Agents; Joint Book Runners and Managers

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “joint lead arranger,” “joint book runner,” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.13 No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Book Runners are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Book Runners, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Joint Book Runner is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Book Runner has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Book Runners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Joint Book Runner has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by applicable law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Book Runners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14 Exculpatory Provisions

The Administrative Agent or the Joint Book Runners, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and their respective duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Joint Book Runners, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.15 Rights as Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.16 Withholding Taxes

To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Sections 3.01 and 3.04 and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 10.16. The agreements in this Section 10.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.16, include any L/C Issuer or any Swing Line Lender.

10.17 Intercreditor Agreement; Relative Rights Agreement

(a) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AND THE RELATIVE RIGHTS AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE RELATIVE RIGHTS AGREEMENT.

(b) THE PROVISIONS OF THIS SECTION 10.17 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THE RELATIVE RIGHTS AGREEMENT, THE FORM OF EACH OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT AND THE RELATIVE RIGHTS AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW

OF THE INTERCREDITOR AGREEMENT AND THE RELATIVE RIGHTS AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT AND THE RELATIVE RIGHTS AGREEMENT.

(c) EACH LENDER ACKNOWLEDGES THAT IT WILL BE AUTOMATICALLY BOUND BY THE TERMS AND CONDITIONS OF THE RELATIVE RIGHTS AGREEMENT AS A CONDITION OF BECOMING A HOLDER OF CERTAIN OBLIGATIONS THEREUNDER AND ACKNOWLEDGES AND AGREES THAT THE RIGHTS AND REMEDIES OF THE ADMINISTRATIVE AGENT AND LENDERS (AS DESCRIBED IN THE RELATIVE RIGHTS AGREEMENT) ARE SUBJECT TO THE RELATIVE RIGHTS AGREEMENT AND, WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO AND CONSENTS TO THE PURCHASE RIGHT SET FORTH IN SECTION 2.6 THEREOF AND AGREES TO EXECUTE ANY DOCUMENTS DEEMED APPROPRIATE BY THE ADMINISTRATIVE AGENT IN CONNECTION THEREWITH.

(d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO BANK OF AMERICA, AS COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT HEREUNDER, ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE TERMS OF THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

10.18 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Book Runners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.19 Recovery of Erroneous Payments

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

Subject to the terms of the Intercreditor Agreement and Sections 2.14 and 2.17, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees, premiums or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Credit Extension or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change Section 2.06(c), Section 2.13 or Section 9.03, in each case, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section 11.01 or the definitions of “Required Lenders,” “Required ETMC Lenders,” “Required Legacy Lenders,” “Supermajority ETMC Lenders” or “Supermajority Legacy Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected thereby;

(f) except in connection with a Disposition permitted under Section 8.05 or as required by the Intercreditor Agreement or the Relative Rights Agreement, release or subordinate all or substantially all of the Collateral without the written consent of each Lender;

(g) release the Borrowers or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors, from its or their obligations under the Loan Documents without the written consent of each Lender;

(h) change Section 11.07 in any manner that would impose any additional restriction on the ability of the Lenders to assign their respective rights and obligations without the written consent of each Lender directly affected thereby;

(i) without the prior written consent of the Administrative Agent, the Supermajority ETMC Lenders and the Supermajority Legacy Lenders, change the definition of the term “Availability” or any component definition used therein if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that (x) any such change that would affect the ETMC Lenders but not directly affect the Legacy Lenders shall require solely the consent of the Administrative Agent and the Supermajority ETMC Lenders, and (y) any such change that would affect the Legacy Lenders but not directly affect the ETMC Lenders shall require solely the consent of the Administrative Agent and the Supermajority Legacy Lenders;

(j) without the prior written consent of the Administrative Agent and the Supermajority ETMC Lenders, change the definition of the term “ETMC Borrowing Base” or any component definition used therein (including, without limitation, the definition of “Eligible Account”) if, as a result thereof, the amounts available to be borrowed by the ETMC Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Borrowing Base Reserves or to add Accounts acquired in a Permitted Acquisition to the ETMC Borrowing Base as provided herein;

(k) without the prior written consent of the Administrative Agent and the Supermajority Legacy Lenders, change the definition of the term “Legacy Borrowing Base” or any component definition used therein (including, without limitation, the definition of “Eligible Account”) if, as a result thereof, the amounts available to be borrowed by the Legacy Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Borrowing Base Reserves or to add Accounts acquired in a Permitted Acquisition to the Legacy Borrowing Base as provided herein;

(l) amend, waive or otherwise modify any term or provision which directly affects the ETMC Lenders and does not directly affect the Legacy Lenders without the written consent of the Required ETMC Lenders; provided that the amendments, waivers and modifications described in this clause (l) shall not require the consent of any Legacy Lenders;

(m) amend, waive or otherwise modify any term or provision which directly affects the Legacy Lenders and does not directly affect the ETMC Lenders without the written consent of the Required Legacy Lenders; provided that the amendments, waivers and modifications described in this clause (m) shall not require the consent of any ETMC Lenders; or

(n) amend, waive or otherwise modify Section 2.6 of the Relative Rights Agreement or Section 2.17 hereof, in each case, without the written consent of each Legacy Lender.

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no amendment, waiver or consent shall without the consent of the Lenders holding more than 50% of the outstanding Loans, extend the time for, or reduce the amount, or otherwise alter the manner of application of proceeds in respect of the Loans on account of the mandatory prepayment provisions of clauses (ii) and (iii), inclusive, of Section 2.05(b) or the application provisions of Section 2.05(b)(ii) and (vi) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary herein, after the occurrence of the Ventas Purchase Option Assignment, no amendment, waiver or consent shall, unless signed by the Required ETMC Lenders in addition to the other Lenders required above, affect the rights or duties of the ETMC Lenders.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) this Agreement and the other Loan Documents may be amended to give effect to any Revolving Commitment Increase without the consent of the Lenders to the extent set forth in Section 2.14.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document. The Collateral Documents and related documents executed in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Security Agreement or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary in this Section 11.01, the Relative Rights Agreement may be amended in the manner set forth therein.

Notwithstanding anything to the contrary in this Section 11.01, this Agreement and the other Loan Documents may be amended on the date the Ventas Purchase Option Assignment is consummated to affect the amendments contemplated by Section 2.17 with the consent of the Borrowers, the Administrative Agent and the Ventas Assignee; provided that no such amendments may directly affect the ETMC Lenders.

No real property shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender. At any time that any real property constitutes Collateral, no modification of a Loan Document shall add, increase, renew or extend any loan, commitment or credit line hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders.

11.02 Notices and Other Communications; Facsimile Copies

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications shall be made to the applicable address, facsimile number or electronic mail address set forth for the applicable party on Schedule 11.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(c) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies

No failure by any Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Attorney Costs, Expenses and Taxes

The Borrowers agree to pay or reimburse (a) the Administrative Agent, the Collateral Agent and the Joint Book Runners for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and reasonable and documented out-of-pocket costs and expenses in connection with the use of SyndTrak or other similar information transmission systems in connection with this Agreement and (b) the Administrative Agent, the Collateral Agent, the Joint Book Runners and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes (other than income or franchise taxes) related thereto, and other reasonable and out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 11.04 shall be payable within thirty days after written demand therefor with reasonably detailed supporting backup documentation. The agreements in this Section 11.04 shall survive the termination of the Commitments and repayment of all other Obligations.

11.05 Indemnification by the Borrowers

Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer and their respective Affiliates, directors, partners, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not any such claim, litigation, investigation or proceeding is brought by any Borrower, its equity holders, its Affiliates, its creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) such Indemnitee’s material breach of its obligations under any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby or (b) arises from any disputes solely among Indemnitees (other than any claims against an Agent-Related Person, each in its capacity as the Administrative Agent or the Collateral Agent, respectively, or arranger or in a similar role under the Loans) not involving any act or omission of any Loan Party. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that the foregoing shall not in any way limit the Borrowers’ indemnification obligations pursuant to this Section. All amounts due under this Section 11.05 shall be payable within thirty days after written demand therefor with reasonably detailed supporting backup documentation; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 11.05. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the resignation of the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.06 Payments Set Aside

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07 Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Administrative Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 11.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and participations in L/C Obligations and Swing Line Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section 11.07) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent, solely in the case of an assignment of Legacy Commitments and/or Legacy Revolving Loans, each L/C Issuer and the Swing Line Lender and, so long as no Event of Default pursuant to Sections 9.01(a) and (f) has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and no such consent being required in the case of an assignment to a Lender, an Affiliate of the Lender or an Approved Fund); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans by such assigning Lender and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment to an Affiliate or an Approved Fund) a processing and recordation fee of $3,500, which fee may be waived by the Administrative Agent in its sole discretion; provided that notwithstanding the foregoing, no Assignment and Assumption shall be required in connection with the Ventas Purchase Option Assignment pursuant to Section 2.17 (provided that the assigning Lenders shall have deemed to have made all of the representations and warranties required to be made by an assigning Lender pursuant to an Assignment and Assumption to the Ventas Assignees in connection with and simultaneously with such Ventas Purchase Option Assignment pursuant to Section 2.17)and the Ventas Purchase Option ABL Loans shall have been deemed to have been automatically assigned from the Legacy Lenders on a pro rata basis to the Ventas Assignee; provided further that payment of such processing and recordation fee shall not be the obligation of the Administrative Borrower or any Loan Party. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Administrative Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.07.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Administrative Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amount) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Credit Extensions and amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Administrative Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Administrative Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Administrative Borrower, or the Administrative Agent, sell participations to any Person (other than a natural person or the Administrative Borrower or any of the Administrative Borrower’s Affiliates or Subsidiaries or a Disqualified Institution to the extent the Administrative Borrower has made the list of Disqualified Institutions available to the Lenders on the Platform or another similar electronic system) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Administrative Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Administrative Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans and/or Commitment held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan, Commitment, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Commitment, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Commitment, or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Subject to subsection (e) of this Section 11.07, the Administrative Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Section and Section 11.16, and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.07. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person or a Disqualified Institution to the extent the Administrative Borrower has made (or has caused to be made) the list of Disqualified Institutions available to the Lenders on the Platform or another similar electronic system) approved by the Administrative Agent, the Swing Line Lender, solely in the case of an assignment of Legacy Commitments and/or Legacy Revolving Loans, each L/C Issuer, and so long as no Event of Default pursuant to Section 9.01(a) or (f) has occurred and is continuing, the Administrative Borrower; provided that the Administrative Borrower and its Affiliates shall not be Eligible Assignees.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding anything to the contrary contained herein, with respect to the Administrative Borrower’s consent that is required in connection with this Section 11.07, the Administrative Borrower shall be deemed to have consented to any assignment of Loans pursuant to this Section 11.07 unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Administrative Borrower has received notice thereof.

(h) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Administrative Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, with the written consent of the Administrative Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Administrative Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Administrative Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

11.08 Confidentiality

Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or self-regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, except in the case of routine regulatory examinations or audits, the Administrative Agent, the Collateral Agent and the Lenders agree to inform the Borrowers promptly thereof prior to such disclosure to the extent practicable and not prohibited by law or regulation); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, or their respective officers, employees, managers advisors (financial and legal) and investors, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 11.07(f) or (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrowers; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.08 or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Loan Parties; or (i) to the NAIC or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration, management and assignment of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, nothing in this Section 11.08 shall prohibit the Administrative Agent from posting the list of Disqualified Institutions on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access.

11.09 Setoff

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, each L/C Issuer and any Affiliate of any Lender or L/C Issuer is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or such L/C Issuer shall have made demand under this Agreement or any other Loan Document, irrespective of whether the Loan Parties are otherwise fully secured and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender or such L/C Issuer; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

11.10 Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, any Loan Document and each Communication, including Communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below). Each of the Loan Parties and each of the Secured Parties agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the L/C Issuers nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent, the L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Secured Party without further verification and (ii) upon the request of the Administrative Agent or any Secured Party, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

11.12 Integration

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14 Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 [Reserved]

11.16 Replacement of Lenders

Under any circumstances set forth in the second paragraph of this Section 11.16 or elsewhere in this Agreement providing that the Borrowers shall have the right to replace a Lender as a party to this Agreement, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment and outstanding Loans an participations in L/C Obligations and Swing Line Loans, as applicable (with the assignment fee to be paid by the Borrowers in such instance), pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrowers (each such Lender or Eligible Assignee, a “Replacement Lender”). The Borrowers shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans; provided that the failure by such replaced Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such replaced Lender and the mandatory assignment of a replaced Lender’s Commitments and outstanding Loans pursuant to this Section 11.16 shall nevertheless be effective without the execution by such replaced Lender of an Assignment and Assumption.

If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (b) through (g), inclusive, of the first proviso in Section 11.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to this Section 11.16 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination.

Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

11.17 Governing Law

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.18 Waiver of Right to Trial by Jury

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 Joint and Several Liability of the Borrowers

(a) Each ETMC Borrower agrees that it is jointly and severally liable for the obligations of each other ETMC Borrower hereunder, including with respect to the payment of principal of and interest on all Loans made to ETMC Borrowers and the payment of fees and indemnities and reimbursement of costs and expenses. Each ETMC Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the ETMC Borrowers and in consideration of the undertakings of each of the ETMC Borrowers to accept joint and several liability for the obligations of each of them. Each ETMC Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other ETMC Borrower, with respect to the payment and performance of all of the Obligations of each ETMC Borrower, it being the intention of the parties hereto that all Obligations of each ETMC Borrower shall be the joint and several obligations of all of the ETMC Borrowers without preferences or distinction among them. If and to the extent that any of the ETMC Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other ETMC Borrower will make such payment with respect to, or perform, such Obligations. A breach hereof or Default or Event of Default hereunder as to any ETMC Borrower shall constitute a breach, Default or Event of Default as to all the ETMC Borrowers. Each ETMC Borrower hereby waives, to the extent permitted under applicable law, notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each ETMC Borrower hereby assents to, and waives to the extent permitted under applicable law notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by any ETMC Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of any ETMC Borrower. Without limiting the generality of the foregoing, each ETMC Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 11.19, afford grounds for terminating, discharging or relieving such ETMC Borrower, in whole or in part, from any of its Obligations under this Section 11.19, it being the intention of each ETMC Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such ETMC Borrower under this Section 11.19 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the ETMC Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any ETMC Borrower. With respect to any ETMC Borrower’s Obligations arising as a result of the joint and several liability of the ETMC Borrowers hereunder with respect to Loans or other extensions of credit made to each other ETMC Borrower hereunder, such ETMC Borrower waives to the extent permitted under applicable law, until the Obligations shall have been paid in full in cash (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender now has or may hereafter have against any other ETMC Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of any ETMC Borrower to the Administrative Agent and/or any Lender.

(b) This Section is intended only to define the relative rights of ETMC Borrowers, and nothing set forth in this paragraph is intended or shall impair the obligations of each ETMC Borrower, jointly and severally, to pay to the Administrative Agent and Lenders the Obligations of the ETMC Borrowers as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this paragraph or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each ETMC Borrower in respect of the Obligations of the other ETMC Borrowers (and any Lien granted by each ETMC Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each ETMC Borrower, the Administrative Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any ETMC Borrower in respect of the Obligations of each other ETMC Borrower (or any Liens granted by such ETMC Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(c) Each ETMC Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to each other ETMC Borrower, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of each other ETMC Borrower, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other ETMC Borrower, any other Loan Party, or any of their Subsidiaries or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 11.19, constitute a legal or equitable discharge of, or provide a right of setoff against, any ETMC Borrower’s obligations hereunder, in each case other than any payment in full of the Obligations (other than contingent indemnification obligations not yet due or owing). Each of the ETMC Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any Debtor Relief Laws to, each other ETMC Borrower, all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives to the extent permitted under applicable law any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the ETMC Borrowers under the Loan Documents, whether existing now or in the future.

(d) Each Legacy Borrower agrees that it is jointly and severally liable for the obligations of each other Legacy Borrower hereunder, including with respect to the payment of principal of and interest on all Loans made to Legacy Borrowers and the payment of fees and indemnities and reimbursement of costs and expenses. Each Legacy Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Legacy Borrowers and in consideration of the undertakings of each of the Legacy Borrowers to accept joint and several liability for the obligations of each of them. Each Legacy Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Legacy Borrower, with respect to the payment and performance of all of the Obligations of each Legacy Borrower, it being the intention of the parties hereto that all Obligations of each Legacy Borrower shall be the joint and several obligations of all of the Legacy Borrowers without preferences or distinction among them. If and to the extent that any of the Legacy Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Legacy Borrower will make such payment with respect to, or perform, such Obligations. A breach hereof or Default or Event of Default hereunder as to any Legacy Borrower shall constitute a breach, Default or Event of Default as to all the Legacy Borrowers. Each Legacy Borrower hereby waives, to the extent permitted under applicable law, notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each Legacy Borrower hereby assents to, and waives to the extent permitted under applicable law notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by any Legacy Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of any Legacy Borrower. Without limiting the generality of the foregoing, each Legacy Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 11.19, afford grounds for terminating, discharging or relieving such Legacy Borrower, in whole or in part, from any of its Obligations under this Section 11.19, it being the intention of each Legacy Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such Legacy Borrower under this Section 11.19 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the Legacy Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Legacy Borrower. With respect to any Legacy Borrower’s Obligations arising as a result of the joint and several liability of the Legacy Borrowers hereunder with respect to Loans or other extensions of credit made to each other Legacy Borrower hereunder, such Legacy Borrower waives to the extent permitted under applicable law, until the Obligations shall have been paid in full in cash (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender now has or may hereafter have against any other Legacy Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of any Legacy Borrower to the Administrative Agent and/or any Lender.

(e) This Section is intended only to define the relative rights of Legacy Borrowers, and nothing set forth in this paragraph is intended or shall impair the obligations of each Legacy Borrower, jointly and severally, to pay to the Administrative Agent and Lenders the Obligations of the Legacy Borrowers as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this paragraph or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Legacy Borrower in respect of the Obligations of the other Legacy Borrowers (and any Lien granted by each Legacy Borrower to secure such Obligations), not constitute a Fraudulent Conveyance. Consequently, each Legacy Borrower, the Administrative Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Legacy Borrower in respect of the Obligations of each other Legacy Borrower (or any Liens granted by such Legacy Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(f) Each Legacy Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to each other Legacy Borrower, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of each other Legacy Borrower, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Legacy Borrower, any other Loan Party, or any of their Subsidiaries or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 11.19, constitute a legal or equitable discharge of, or provide a right of setoff against, any Legacy Borrower’s obligations hereunder, in each case other than any payment in full of the Obligations (other than contingent indemnification obligations not yet due or owing). Each of the Legacy Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any Debtor Relief Laws to, each other Legacy Borrower, all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives to the extent permitted under applicable law any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Legacy Borrowers under the Loan Documents, whether existing now or in the future.

11.20 Publicity

The Borrowers will not and will not permit its Affiliates to, in the future, issue any press release or other public disclosure using the name of the Administrative Agent, any Lender or any of their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior written notice to the Administrative Agent and each affected Lender and without the prior written consent of the Administrative Agent and each affected Lender unless (and only to the extent that) the Borrowers or such Affiliate of such Borrower is required to so disclose under law and then, in any event, the Borrowers or such Affiliate will consult with the Administrative Agent and each affected Lender before issuing such press release or other public disclosure. The Borrowers consent to the publication by the Administrative Agent and each Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Borrowers may disclose to third parties that the Borrowers have a borrowing relationship with the Administrative Agent and the Lenders. Nothing contained in this Agreement is intended to permit or authorize the Borrowers to make any contract on behalf of the Administrative Agent or any Lender.

11.21 USA PATRIOT Act Notice

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.23 Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.23, the following terms have the following meanings: “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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Exhibit B

FORM OF LOAN NOTICE

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